Exhibit 99.1

This is the report to Albertans on Budget 2016 – The Alberta Jobs Plan

It is a permanent public record of the revenue, expense and results achieved by the Government of Alberta for the 2016–17 fiscal year.

The Government of Alberta 2016–17 Annual Report consists of three parts:

●      Executive Summary, which provide a description and variance analysis of government’s revenue, spending, assets and liabilities.

●      Consolidated Financial Statements, which provide an overall accounting of the government’s revenue and spending, and assets and liabilities.

●      Measuring Up, which reports on the progress that has been made towards achieving the government’s goals.

Annual reports for each ministry have also been published, providing additional detailed information on performance and financial results.

Copyright © 2017

Government of Alberta 2016–17 Annual Report

Executive Summary, Consolidated Financial Statements and

Measuring Up

ISBN 978-1-4601-3472-6 (print)	ISBN 978-1-4601-3473-3 (online PDF)
ISSN 2291-6423 (print)	ISSN 2291-6431 (online PDF)

www.alberta.ca

A MESSAGE FROM THE PRESIDENT OF TREASURY BOARD AND MINISTER OF FINANCE

Alberta continued to face significant fiscal and economic challenges in 2016-17 as the impact of the oil price shock reverberated through the province. Thousands of Albertans lost their jobs and the economy went into recession.

On top of that, Alberta endured the costliest natural disaster in the history of Canada. The Wood Buffalo wildfire threatened the well-being of thousands of families and the economy. The human costs were—and continue to be—very high.

The temporary disruption to the province’s most important oil-producing area shaved 0.6 per cent off Alberta’s real GDP and had a fiscal impact to government estimated at $500 million. For many Albertans, the personal impact remains incalculable.

In times like these, it’s the government’s job to help people weather the storm and make their lives better. Rather than making drastic cuts that would only hurt Alberta families during a very difficult time and prolong the recession, we chose to support them and invest in Alberta.

THE ALBERTA JOBS PLAN

Budget 2016 – The Alberta Jobs Plan was our government’s commitment to make lives better for Alberta families and businesses through a tough economy, promote job creation and economic diversification, and carefully control government spending. During the 2016-17 fiscal year, our government marked many achievements in support of these priorities.

Investing in Jobs, Businesses, Economic Diversification and Infrastructure

Our government’s continued investment in infrastructure kept many Albertans working—building and maintaining badly needed roads, highways, bridges, schools and health facilities. We will continue to sustain this momentum going forward.

By keeping Albertans working on important projects across the province, we were able to keep shovels in the ground on critical infrastructure like the Red Deer Hospital obstetrics expansion, the Medicine Hat Regional Hospital expansion, twinning of Highway 63 between Grassland and Fort McMurray, and completion of the Anthony Henday Drive in Edmonton. We completed 83 new school and modernization projects, and got work underway on 11 courthouse projects. The Alberta Jobs Plan is not only keeping Albertans working and supporting our economy through tough times—it’s also building schools, transportation and green infrastructure that make Albertans lives better.

In addition to lowering Alberta’s small business tax from three per cent to two per cent, making Alberta’s small business tax rate the second lowest among the provinces, government introduced two new tax credits to encourage investment that spurs economic diversification and job growth. We also supported businesses by making hundreds of millions of dollars available for investment into businesses, expansion of the knowledge economy, and regional economic development.

I was pleased to deliver on our government’s commitment to support small Alberta brewers to invest and grow through the Alberta Small Brewers Development Program. The Alberta Small Brewers Development program was established to support local and smaller brewers. This program introduced a grant that has helped the brewing industry in Alberta to grow from 19 breweries three years ago to nearly 60 today.

GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT	1

A MESSAGE FROM THE PRESIDENT OF TREASURY BOARD AND MINISTER OF FINANCE, continued

Supporting Families

In a tough economy, Albertans should be confident the programs and services they count on will be there when they need them most, and so government protected funding for critical programs and services, such as health care, education and social services.

We introduced the new Alberta Child Benefit and expanded the Alberta Family Employment Tax Credit to make life better for lower-income families by helping to pay for everyday essentials and enrol their children in soccer, dance classes, swimming lessons or other programs that improve their quality of life. Together, these two benefits provide 380,000 children in 199,000 eligible Alberta families with up to $5,000 a year.

In addition to helping the most vulnerable through tough times, Budget 2016 supported Alberta families by investing in education and skills training. Altogether, we were able to introduce two new initiatives to help apprentices complete their training and work experience and to provide training to underrepresented Albertans to secure and maintain employment in good, high-demand jobs. We also froze tuition to make training more affordable for Albertans who want to upgrade their skills.

Diversifying our Energy Industry and our Energy Markets

Under the Climate Leadership Plan, our government implemented an economy-wide price on carbon as a cost-effective way to reduce the greenhouse gas emissions causing climate change. The carbon levy is a key tool to reduce Alberta’s carbon footprint and encourage a greener economy.

Not only is the plan making our economy greener, Alberta’s climate leadership is being recognized outside the province by demonstrating that protecting the environment and energy development need not be mutually exclusive. This led to the approval of two pipelines that will allow producers to get more of Alberta’s product to international markets. These projects will make life better for Albertans by supporting good jobs and attracting more investment to the province.

Cost Saving Measures

Our government has a plan to return to balance by gradually reducing the deficit over time and finding ways to control costs without cutting services and programs for Albertans. In 2016-17, we kept costs down by finding in-year savings across government, reaching a new agreement with physicians on compensation, cutting the high salaries, perks and benefits for CEOs for 23 public agencies and continuing the salary freeze for political staff and managers in government departments and agencies.

From 2009-10 to 2014-15, government’s overall operating expense grew 4.6 per cent a year. Since then, our government has limited overall operating expense growth to an average of 3 per cent, below the rate of population and inflation. We have also worked hard to limit health spending. From 2009-10 to 2014-15, health expense grew 6 per cent a year. We have limited growth to 3.3 per cent, nearly half the average of the previous five years, by working collaboratively with doctors and front-line workers and without sacrificing services.

2	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

A MESSAGE FROM THE PRESIDENT OF TREASURY BOARD AND MINISTER OF FINANCE, continued

STAYING THE COURSE

The Alberta Jobs Plan helped Albertans through one of the most difficult periods in recent history. We protected the essential public services all Albertans count on while taking positive steps towards diversifying our economy and encouraging economic growth over the longer term.

Looking ahead, there is much to give us hope. After hitting a low point during the summer last year, Alberta’s economy began turning a corner. Exports, manufacturing and drilling activity all began returning to growth and we saw 20,000 jobs come back in this past March alone.

Alberta is getting back on its feet. Our province is now projected to lead the country in economic growth during the next year. These are the green shoots of ecsonomic recovery, but we recognize this is not yet being felt by all Alberta families. That’s why we will continue our commitment to the Alberta Jobs Plan.

We continue to have the lowest overall tax burden among the provinces—and with high levels of private sector investment and a young, skilled, and educated workforce, Alberta is poised for brighter days ahead.

Going forward, we are sticking to our plan of supporting good jobs, diversifying our economy and making life better for Albertans. Full economic recovery will take time, but our commitment to stable public services and returning the province to economic growth is unwavering. The early signs of recovery we are now seeing shows that our plan is working.

We aren’t out of the woods yet, but my promise to you is that your government will be there to support you when you need it. This is a government that has your back.

Original signed by

Joe Ceci

President of Treasury Board, Minister of Finance

GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT	3

A Message From the President of Treasury Board and Minister of Finance		1

Table of Contents		4

Preface		6

EXECUTIVE SUMMARY		7

Table of Contents		8

Budget 2016 – The Alberta Jobs Plan		9

Fiscal Plan Highlights		11

Expense Highlights		13

Capital Plan		18

Revenue Highlights		21

Economic and Tax Highlights		23

Net Financial and Capital Assets		24

Historical Fiscal Summary, 2008-09 to 2016-17		26

CONSOLIDATED FINANCIAL STATEMENTS OF THE PROVINCE OF ALBERTA		27

Table of Contents		29

Management’s Responsibility for the Consolidated Financial Statements		30

Independent Auditor’s Report		31

Consolidated Statement of Operations		32

Consolidated Statement of Financial Position		33

Consolidated Statement of Change in (Net Debt) Net Financial Assets		34

Consolidated Statement of Cash Flows		35

Notes to the Consolidated Financial Statements		36

Schedules to the Consolidated Financial Statements		51

1	Revenues	51

2	Expenses by Ministry	52

3	Expenses by Object	53

4	Cash and Cash Equivalents	53

5	Portfolio Investments	54

6	Equity in Government Business Enterprises	55

7	Loans and Advances	60

8	Debt	61

9	Pension Plans and Other Defined Benefit Plans	62

10	Deferred Contributions	69

11	Liabilities Under Public Private Partnerships	70

12	Tangible Capital Assets	72

13	Listing of Organizations	73

Glossary		78

4	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

          TABLE OF CONTENTS, continued

MEASURING UP	81

Management’s Responsibility for Reporting	84

Readers’ Guide	85

Strategic Priority 1:

A diversified economy that creates jobs and opportunities for all Albertans	87

Strategic Priority 2:

Demonstrated leadership on climate change	97

Strategic Priority 3:

Education and training to enable Albertans to succeed in the global economy	106

Strategic Priority 4:

Safe and inclusive communities that embrace fairness and equality of opportunity	114

Strategic Priority 5:

Sustainable and accessible health care services and social supports	123

Performance Measures and Indicators – Sources and Notes	131

GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT	5

PREFACE

The Public Accounts of Alberta are prepared in accordance with the Financial Administration Act and the Fiscal Planning and Transparency Act. The Public Accounts consist of the Annual Report of the Government of Alberta and the annual reports of each of the 20 ministries.

This Annual Report of the Government of Alberta contains an Executive Summary, the audited Consolidated Financial Statements of the Province and the Measuring Up report, which compares actual performance results to desired results set out in the government’s strategic plan.

The annual reports of ministries are released concurrently with the Annual Report of the Government of Alberta. The ministry annual reports contain the audited consolidated financial statements of the ministries and a comparison of actual performance results to desired results set out in the ministries’ business plans. Each ministry annual report also includes:

∎	Financial statements of entities making up the ministry including departments (all departments combined form the General Revenue Fund), regulated funds, provincial agencies and Crown-controlled corporations;

∎	Other financial information as required by the Financial Administration Act and the Fiscal Planning and Transparency Act, either as separate reports or as a part of financial statements, to the extent that the ministry has anything to report;

∎	Financial information relating to accountable organizations and trust funds.

6	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

                ∎  EXECUTIVE SUMMARY

7

EXECUTIVE SUMMARY

Budget 2016 – The Alberta Jobs Plan	9

Fiscal Plan Highlights	11

Expense Highlights	13

Capital Plan	18

Revenue Highlights	21

Economic and Tax Highlights	23

Net Financial and Capital Assets	24

Historical Fiscal Summary, 2008-09 to 2016-17	26

        NOTE: 2015–16 ACTUALS AND 2016–17 BUDGET NUMBER RESTATEMENTS

◆	2015-16 Actual revenue and expense have been increased by $119 million to correct for a consolidation adjustment eliminating those amounts at year-end. There is no impact on the 2015-16 deficit.

◆	2016-17 budget expense has been increased by $159 million from the original Budget 2016 estimate due to the same consolidation adjustment which eliminated that amount from expense. This increases the estimated deficit and estimated Fiscal Plan borrowing in Budget 2016 by $159 million.

◆	2016-17 budget revenue has been increased by $59 million due to an accounting policy change made in the 2015-16 Government of Alberta Annual Report to report SUCH sector endowment donations as revenue instead of as adjustments to net assets. This decreases the Budget 2016 estimated deficit by $59 million.

◆	2015-16 Actual and 2016-17 budget expense has been restated to reflect two re-organizations that became effective during the 2016-17 year, with no impact on total expense: first, the Ministry of Justice and Solicitor General was made responsible for Public Guardian and Trustee Services, formerly the responsibility of the Ministry of Human Services, increasing the former’s, and decreasing the latter’s expense by $30 million; second, the former Ministry of Human Services was split into the Ministries of Children’s Services and Community and Social Services.

NOTE: AMOUNTS PRESENTED IN TABLES AND TEXT MAY NOT ADD TO TOTALS DUE TO ROUNDING.

8	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Executive Summary

BUDGET 2016: THE ALBERTA JOBS PLAN

The significant decline in global oil prices that began in summer 2014 continues to have a substantial effect on Alberta’s economy and government’s fiscal situation. The economy contracted by 3.6% in 2015 and is estimated to have contracted by 3.5% in 2016. Tens of thousands of Albertans lost jobs and business activity and investment declined. The government introduced initiatives to support jobs and Alberta families, by funding volume growth in health, education and social programs, introducing the Alberta Child Benefit, improving access to education and skills training, lowering small business taxes, and continuing substantial spending on infrastructure.

The Climate Leadership Plan was also introduced, with an economy-wide price on carbon intended to encourage reductions in greenhouse gas emissions, incent energy and economic diversification, and gain approvals of pipelines for Alberta’s land-locked and price-discounted resources. The Plan also phases out coal-fired power production, provides rebates to most Alberta households, and invests in greening public infrastructure and energy efficiency initiatives.

The excess global supply that caused the oil price crash, and unpredictability of the array of economic and geopolitical variables that impact energy markets, have continued. Severe volatility resulting in difficulty in forecasting Alberta’s near term prospects remains. The government continues to control expense, while protecting programs Albertans value.

The deficit in 2016-17 was $10.8 billion, $0.3 billion higher than estimated in Budget 2016.

REVENUE

Total revenue in 2016-17 was $42.4 billion, a decrease of $0.2 billion from 2015-16, but an increase of $1 billion from budget: an unexpected spike in investment income and improved resource revenue were partly offset by lower tax revenue and a negative $2 billion impact from consolidating the Balancing Pool into government reporting.

Revenue included $20.2 billion from income and other taxes, $3.1 billion in non-renewable resource revenue, $8 billion in transfers from the federal government, $3.7 billion in investment income and $7.4 billion from other sources.

EXPENSE

Total 2016-17 expense was $53.2 billion, an increase of $4.1 billion from 2015-16 and $1.9 billion from Budget 2016: significant assistance was required for the massive Wood Buffalo and other wildfires, and accounting standards required reporting a $1.1 billion liability and expense for future-year coal phase-out transition payments.

Expense included $44.8 billion in operating expense, $1.4 billion in Climate Leadership Plan expense, $2.2 billion in capital grants, $1.2 billion in disaster assistance, $3.2 billion for amortization and inventory consumption, $1 billion in debt servicing costs and a negative $0.5 billion reduction in pension liabilities.

CAPITAL PLAN

Significant infrastructure support of $6.6 billion was provided in 2016-17, $1.9 billion lower than budget but essentially the same as in 2015-16. Funding was targeted to school construction, highways, post-secondary and health facilities and municipal support.

NET ASSETS ON MARCH 31, 2017

Government of Alberta financial and capital assets exceeded liabilities by $37.7 billion. This included financial assets of $66.3 billion, capital / non-financial assets of $49.4 billion and liabilities of $75.2 billion. After excluding the capital / non-financial assets, net debt was $8.9 billion on March 31, 2017.

In 2016-17, $4.7 billion was borrowed for the Capital Plan, and $8.6 billion for the Fiscal Plan. Debt incurred for government capital and operational spending (i.e. excluding borrowing for self-supporting lending organizations and on-lending to government business enterprises, and pension and other liabilities) amounted to $33.3 billion at year end. The government issues debt in domestic and international markets, providing diverse sources of funding, and enhanced flexibility.

The Contingency Account assets were $2.3 billion on March 31, 2017, with another $2.4 billion to be deposited during 2017-18.

EXECUTIVE SUMMARY	9

Fiscal Summary

(millions of dollars)					Change from

		2016-17		2015-16		2015-16

INCOME STATEMENT		Budget	Actual	Actual	Budget	Actual

	Revenue
1	Personal income tax	11,405	10,763	11,357	(642)	(594)
2	Corporate income tax	4,325	3,769	4,195	(556)	(426)
3	Other taxes	6,037	5,649	5,168	(388)	481
4	Bitumen royalties	656	1,483	1,223	827	260
5	Other non-renewable resource revenue	708	1,614	1,566	906	48
6	Transfers from Government of Canada	7,278	7,979	7,142	701	837
7	Investment income	2,115	3,701	2,544	1,586	1,157
8	Net income from government business enterprises	2,416	543	2,570	(1,873)	(2,027)
9	Premiums, fees and licences	3,649	3,701	3,574	52	127
10	Other revenue	2,846	3,202	3,280	356	(78)

11	Total Revenue	41,435	42,404	42,619	969	(215)

	Expense
12	Operating expense	44,253	44,772	43,308	519	1,464
13	Climate Leadership Plan operating expense	325	1,379	-	1,054	1,379
14	Capital grants	2,293	2,161	1,911	(132)	250
15	Disaster assistance (including 2016 Wood Buffalo wildfire support)	246	1,191	563	945	628
16	Capital amortization / loss on asset disposals	2,387	2,315	2,249	(72)	66
17	Inventory consumption	821	895	882	74	13
18	Debt servicing costs - general	367	438	330	71	108
19	Debt servicing costs - Capital Plan	629	580	446	(49)	134
20	Pension provisions / (recovery)	(65)	(543)	(630)	(478)	87

21	Total Expense	51,256	53,188	49,061	1,932	4,127

22	Risk Adjustment	(700)	-	-	700	-

23	Surplus / (Deficit)	(10,521)	(10,784)	(6,442)	(263)	(4,342)

CAPITAL PLAN

24	Capital grants	2,293	2,161	1,911	(132)	250
25	Capital investment	6,188	4,417	4,647	(1,771)	(230)

26	Total Capital Plan	8,481	6,578	6,558	(1,903)	20

Contingency Account (at March 31, 2017)

(millions of dollars)					Change from

		2016-17		2015-16		2015-16

		Budget	Actual	Actual	Budget	Actual

1 Balance at Start of Year (April 1)		3,793	3,625	6,529	(168)	(2,904)

2 Surplus / (Deficit)		(10,521)	(10,784)	(6,442)	(263)	(4,342)
Cash Adjustments – Sources / (Requirements)
3	SUCH / Alberta Innovates own-source revenue / expense	156	524	563	368	(39)
4	Income retained by funds and agencies / Heritage Fund	(718)	1,946	(1,000)	2,664	2,946

5	Pension provisions (non-cash expense)	(65)	(543)	(630)	(478)	87
6	Amort. / invent. cons. (ex. SUCH; non-cash exp.) / book value disp.	1,070	1,030	974	(40)	56

7	Student loans / inventory acquisition (excluding SUCH)	(468)	(554)	(489)	(86)	(65)
8	2016 Wood Buffalo fire / 2013 flood assistance revenue / expense	(121)	58	(86)	179	144

9	Energy royalties / personal income tax / other cash adjustments	(495)	(107)	369	388	(476)
10	Net deferred capital contribution adjustment (excluding SUCH)	186	104	73	(82)	31

11	Capital investment (excluding SUCH; cash requirement not in expense)	(5,237)	(3,714)	(3,888)	1,523	174
12	Withdrawal / (deposit) from / (to) Capital Plan account	1,763	498	(1,892)	(1,265)	2,390
13	Direct borrowing for Capital Plan	5,035	4,686	7,016	(349)	(2,330)
14	Alternative financing for Capital Plan (P3s – public-private partnerships)	145	83	143	(62)	(60)
15	Current principal repayments (P3s)	(51)	(51)	(41)	-	(10)

16 Surplus / (deficit) plus net cash adjustments		(9,321)	(6,824)	(5,330)	2,497	(1,494)

17	Cash transferred from / (due to) prior-year final results	-	(695)	1,731	(695)	(2,426)
18	Cash from final results to be withdrawn / (deposited) next year	-	(2,392)	695	(2,392)	(3,087)
19	Direct borrowing for Fiscal Plan	5,527	8,585	-	3,058	8,585

20 Balance at End of Year (March 31)		-	2,299	3,625	2,300	(1,326)

10	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

FISCAL PLAN HIGHLIGHTS

The deficit in 2016-17 was $10.8 billion, an increase of $4.3 billion from 2015-16, and $0.3 billion higher than estimated in Budget 2016 (restated).

Total Revenue was $42.4 billion in 2016-17, a decrease $0.2 billion from 2015-16 (restated), but an increase of $1 billion from budget.

∎	Change from 2015-16. Increases of $1.2 billion in investment income, $0.8 billion in federal transfers and $0.8 billion in other tax revenue and resource revenue, were more than offset by decreases of $1 billion in corporate and personal income tax revenue and $2 billion in government business enterprise net income (primarily from consolidating the Balancing Pool).
∎	Change from Budget. Increases of $1.7 billion in resource revenue, $1.6 billion in investment income and $1.1 billion in federal transfers and other revenue were partly offset by decreases of $1.9 billion in government business enterprise net income and $1.6 billion in tax revenue.

Total Expense was $53.2 billion, a $4.1 billion increase from 2015-16 (restated) and a $1.9 billion increase from budget (restated).

∎	Change from 2015-16. Comprises increases of $1.5 billion in operating expense, $1.4 billion in Climate Leadership Plan (CLP) operating expense, $0.6 billion in disaster assistance, and $0.7 billion in other expense.
∎	Change from Budget. Increases of $0.5 billion in operating expense, $1.1 billion in CLP operating expense (primarily due to reporting commitments for future coal phase-out transition payments in 2016-17) and $0.9 billion in disaster assistance, were partly offset by $0.1 billion in lower capital grants and a $0.5 billion higher decrease in pension liabilities.

Net Assets. At March 31, 2017, net assets were $37.7 billion, including capital / non-financial assets of $49.4 billion. More details on assets and liabilities are provided on pages 24-25.

Contingency Account. Balance of $2.3 billion on March 31, 2017, a decrease of $1.3 billion from the prior year, comprising: a net $6.8 billion reduction due to the deficit plus various net cash adjustments; $0.7 billion for final 2015-16 results withdrawn during 2016-17; the addition of $8.6 billion in borrowing; less $2.4 billion in final 2016-17 results that will be deposited in 2017-18. The balance after final 2016-17 results are deposited is $4,691 million.

Cash adjustments such as differences between accrued revenue and cash receipts, non-cash revenue or expense, SUCH sector entity results, and transfers not reported on the income statement, are necessary to determine balance of the Contingency Account under the Fiscal Planning and Transparency Act.

∎	Net income of, or retained by, other entities.

◆ Positive adjustments include: $0.5 billion of the $10.8 billion deficit was due to SUCH sector / Alberta Innovates net results; $1.1 billion was due to reporting the liabilities for future coal phase-out payments in 2016-17 expense (in Carbon Levy account); $2 billion was due to consolidating the net deficiency of the Balancing Pool.

◆Negative adjustments include: $0.9 billion in surpluses of entities like Alberta Treasury Branches or Agriculture Financial Services Corporation are retained by the entities; $0.2 billion is retained by the Heritage Fund for inflation-proofing.

∎	Non-cash expense. $1 billion of amortization and inventory consumption expense requires no cash; a $543 million decrease in pension liabilities is reported as non-cash negative expense.
∎	Cash requirements not in expense. $432 million for student loans, net of repayments; $122 million for short-term inventory assets; a net $182 million for 2013 flood assistance; $710 million is included in expense for the Wood Buffalo wildfire, but only $311 million was spent, while $495 million is in revenue, but only $309 million was received.
∎	Revenue and other cash adjustments. Reported royalties exceeded cash receipts by $397 million, while personal income tax cash received exceeded reported revenue by $427 million; various other differences between revenue / expense and cash amounted to a net negative $137 million. Cash transfers for capital, reported in revenue over the related asset’s life, exceeded non-cash reported revenue by $104 million.
∎	Capital Plan cash. Cash for capital investment and P3 principal repayments of $3,714 million was offset by $4,769 million in cash from borrowing and P3 partners, and a $498 million withdrawal from the Capital Plan financing account.

EXECUTIVE SUMMARY	11

Total Expense

(millions of dollars)

				Change from

	2016-17		2015-16		2015-16

Operating Expense by Ministry	Budget	Actual	Actual	Budget	Actual

Advanced Education	5,392	5,380	5,213	(12)	167
Agriculture and Forestry	1,036	1,082	989	46	93
Children’s Services	1,136	1,182	1,122	46	60
Community and Social Services	3,222	3,354	3,004	132	350
Culture and Tourism	285	290	289	5	1
Economic Development and Trade	337	266	243	(71)	23
Education	7,544	7,794	7,553	250	241
Energy	549	448	549	(101)	(101)
Environment and Parks	403	409	388	6	21
Executive Council	27	26	25	(1)	1
Health	19,118	19,299	18,626	181	673
Indigenous Relations	183	176	175	(7)	1
Infrastructure	496	487	491	(9)	(4)
Justice and Solicitor General	1,367	1,417	1,377	50	40
Labour	210	192	188	(18)	4
Municipal Affairs	262	240	246	(22)	(6)
Seniors and Housing	576	586	559	10	27
Service Alberta	251	235	240	(16)	(5)
Status of Women	8	7	1	(1)	6
Transportation	471	464	462	(7)	2
Treasury Board and Finance	1,505	1,320	1,432	(185)	(112)
Legislative Assembly	125	118	132	(7)	(14)
In-year savings	(250)	-	-	250	-
Climate Leadership Plan: Energy (coal transition)	-	1,119	-	1,119	1,119
Treasury Board and Finance (rebates)	95	154	-	59	154
Other (mainly Envt. / Agric. / Indig. Rel.)	230	106	-	(124)	106

Total Operating Expense	44,578	46,151	43,308	1,573	2,843

Capital Grants
Energy	200	29	159	(171)	(130)
Municipal Affairs	1,513	1,498	1,156	(15)	342
Transportation	276	279	303	3	(24)
Other	304	355	295	51	60

Total Capital Grants	2,293	2,161	1,911	(132)	250

Disaster / Emergency Assistance
Agriculture and Forestry (agriculture support / wildfire fighting)	-	457	528	457	(71)
Municipal Affairs (Wood Buffalo wildfire assistance / flood support)	-	710	3	710	707
2013 Alberta flood operating support	46	23	33	(23)	(10)
Unallocated	200	-	-	(200)	-

Total Disaster / Emergency Assistance	246	1,191	563	945	628

Amortization / Inventory Consumption / Loss on Asset Disposals
Advanced Education amortization	503	507	486	4	21
Education amortization	362	339	331	(23)	8
Health amortization / inventory consumption	1,359	1,418	1,455	59	(37)
Infrastructure amortization / inventory consumption	133	108	106	(25)	2
Transportation amortization / inventory consumption	564	560	517	(4)	43
Other amortization / inventory consumption / loss on disposals	287	278	236	(9)	42

Total Amortization / Invent. Consump . / Loss on Disposals	3,208	3,210	3,131	2	79

General Debt Servicing Costs
Agriculture and Forestry (Ag. Financial Services Corp.)	72	69	68	(3)	1
Seniors and Housing (Alberta Social Housing Corporation)	6	6	8	-	(2)
Treasury Board and Finance (Ab. Capital Finance Auth. / other)	219	293	188	74	105
SUCH sector (post-second. instit. / Ab. Health Serv. / school bds)	70	69	66	(1)	3

Total General Debt Servicing Costs	367	438	330	71	108

Capital Plan Debt Servicing Costs
Education – Alberta Schools Alternative Procurement P3s	29	30	30	1	-
Transportation – ring road P3s	83	83	71	-	12
Treasury Board and Finance – direct borrowing	517	467	345	(50)	122

Total Capital Plan Debt Servicing Costs	629	580	446	(49)	134

Pension Provisions / (Recovery)	(65)	(543)	(630)	(478)	87

Total Expense	51,256	53,188	49,061	1,931	4,126

12	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

EXPENSE HIGHLIGHTS

Total expense in 2016-17 was $53.2 billion. This comprised $46.2 billion in operating expense, capital grants of $2.2 billion, $1.2 billion in disaster assistance, $3.2 billion in amortization, inventory consumption and losses on asset disposals, general and capital debt servicing costs of $1 billion and negative $0.5 billion in reduced pension liabilities.

Year-over-year comparison. Total 2016-17 expense was $4.1 billion higher than 2015-16:

∎	Operating expense. $2.8 billion increase:

◆$1.4 billion for the Climate Leadership Plan (CLP), primarily for reporting liabilities for future-year coal phase-out transition payments;

◆ $1.4 billion mainly for physician compensation, drug costs and community-based services, enrolment growth in schools and post-secondary institutions, and increased caseloads and costs in income support, AISH and children’s programs.

∎	Capital grants. $250 million increase due mainly to increased municipal funding, partly offset by lower carbon capture and storage grants.
∎	Disaster assistance. $628 million increase due primarily to the Wood Buffalo wildfire.
∎	Other expense. $408 million increase due primarily to higher debt servicing costs and amortization, and a smaller decline in pension liabilities.

Budget-to-actual changes. Total expense was $1.9 billion higher than budgeted:

∎	Operating expense. $1.5 billion increase, with $1.1 billion mainly for CLP future-year coal phase-out transition payments, and increases for school enrolment, physician compensation and drug costs, income support and child intervention programs, partly offset by lower oil marketing costs, a negative corporate income tax doubtful account provision and various in-year savings.
∎	Disaster assistance. $945 million increase due to Wood Buffalo wildfire assistance, other wildfire fighting costs, and agriculture support.
∎	Other expense. $586 million net decrease, due primarily to a $478 million higher-than-expected decline in pension liabilities and a $132 million decrease in capital grants.

HEALTH

Total expense (excluding debt servicing costs and pension provisions) was $20.8 billion, comprising $19.3 billion in operating expense, $1.4 billion in amortization and inventory consumption and capital grants of $0.1 billion. Expense was $646 million or 3.2% higher than it was in 2015-16, and $257 million, or 1.3% above budget (after restatements).

∎	Expense changes from 2015-16:

◆ $225 million increase for physician services, reflecting more service demand and higher compensation rates.

◆ $115 million increase for Drugs and Supplemental Health Benefits, from increasing volume and costs of existing and new drugs.

◆ $108 million increase for Administrative and Support Services, from collective agreements, amortization and facility maintenance.

◆$89 million increase for Care-based Services under the Community Capacity Plan, Supportive Living Initiative and home care.

◆$109 million net increase in other programs.

∎	Expense changes from budget:

◆ $233 million increase for physician services.

◆ $69 million increase for drug costs and volume.

◆ $197 million increase for Administrative and Support Services amortization and maintenance.

◆ $242 million net decrease in other programs.

∎	Policy and other initiatives included:

◆ Continued the shift in the focus of the health care system from hospital care to community-based care, by increasing home care funding, supporting primary health care service delivery and expanding the scope of practice of paramedics.

◆ Implemented tools as recommended by the Valuing Mental Health report to strengthen supports for addictions, including actions to address fatalities from fentanyl and other opioids such as expanding access to overdose-reversing naloxone, establishing supervised consumption sites and refining opioid prescribing.

◆Amended the Alberta Medical Association memorandum of agreement to better collaborate on cost management and system improvement.

EXECUTIVE SUMMARY	13

EDUCATION

Total expense (excluding debt servicing costs and pension recovery) was $8.1 billion, an increase of $248 million from 2015-16 and $227 million from Budget 2016. The increases are due mainly to higher-than-expected enrolment growth and added school operations and maintenance funding.

∎	$7.8 billion for public and separate school boards, an increase of $220 million from 2015-16. Enrolment growth for the 2016-17 school year increased by more than expected, requiring 660 more classroom staff. The $7.8 billion comprised:

◆ $6 billion for direct instruction, a $194 million or 3.3% increase from 2015-16, and $162 million higher than budget. Included in this was:

•	$413 million for current-year pension expense (post-1992 Teachers’ Pension Plan);

•	$290 million for smaller class sizes;

•	$76 million for First Nations, Metis and Inuit education initiatives;

•	$431 million was provided for inclusive education, and $69 million for 17 Regional Collaborative Service Delivery regions.

◆ $756 million for school operations and maintenance, $130 million more than budgeted.

◆ $348 million for student transportation services, $341 million for program support, governance and administration, and $334 million for amortization.

∎	$261 million was provided to accredited private schools and early childhood service operators.

ADVANCED EDUCATION

Total expense (excluding debt servicing costs and pension recovery) was $5.9 billion in 2016-17, an increase of $200 million or 3.5% from 2015-16.

∎	$5.4 billion for post-secondary institution operations, with base operating funding increased by $40 million, or 2% from 2015-16, supporting approximately 268,000 full and part-time students and apprentices.

∎	Provided $16 million to institutions to offset the freezing of tuition fees for the second year.

∎	Funded over 81,600 students and apprentices by providing $655 million in Alberta student loans, a $118 million or 22% increase, and $51 million in provincial grants, a $7 million or 16% increase.

∎	Awarded $96 million in scholarships to over 54,000 Alberta students.
∎	$79 million in foundational learning tuition and income support to 9,000 clients.

∎	Created a $1,000 Apprentice Training Award to assist unemployed apprentices continue their education, with 2,600 applicants benefitting.

COMMUNITY AND SOCIAL SERVICES

Total expense (almost all operating) was $3.4 billion in 2016-17, $347 million, or 11.5% higher than 2015-16, and $132 million or 4.1% above budget. The increase from 2015-16 was primarily for higher caseloads and the new Alberta Child Benefit.

∎	Assured Income for the Severely Handicapped expense was $1 billion, $51 million higher than 2015-16. Average caseloads increased by 5.1%, with over 55,000 clients. Alberta’s program for clients with severe and permanent disabilities is one of the most comprehensive in Canada.

∎	Persons with Disabilities Supports expense was $1.1 billion, $58 million higher than 2015-16, due to increasing caseloads and complexity of cases, with approximately 11,400 clients.

∎	Employment program expense of $813 million was $143 million higher than in 2015-16 primarily due to the impact of the economic downturn.

∎	Alberta Child Benefit expense was $106 million, supporting over 205,000 children.

CHILDREN’S SERVICES

Total expense (almost all operating) was $1.2 billion in 2016-17, $61 million or 5.4% higher than it was in 2015-16, primarily for higher caseloads, complexity of cases and additional child supports.

∎	Child Intervention expense was $767 million, an increase of $32 million from 2015-16. The Ministerial Panel on Child Intervention, formed in January 2017, will make recommendations to improve the death review process and strengthen the child intervention system.

∎	Child care expense was $308 million, $23 million higher than 2015-16. Funding provided to 22 Early Learning and Child Care Centres starts implementation of $25 per day childcare.

AGRICULTURE AND FORESTRY

Total 2016-17 expense (excluding debt servicing costs and Climate Leadership Plan) was $1.6 billion, $17 million higher than 2015-16, and $501 million higher than budget, due to the Wood Buffalo wildfire and agriculture support from hail and early-season snow fall.

14	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

∎	Indemnity payments of $606 million for crop, hail, livestock insurance and wildlife compensation were incurred, $73 million more than in 2015-16. This included disaster assistance of $199 million.

∎	Wildfire disaster assistance of $243 million, including $69 million for Wood Buffalo, to fight 1,340 wildfires over 611,464 hectares. This was $144 million less than was spent in 2015-16.

∎	$29 million to combat mountain pine beetles.

∎	$18 million in the new Small Brewer grants.

∎	$70 million agri-food innovation, product, technology and market development.

∎	$25 million in capital grants for irrigation rehabilitation and rural gas and electrical infrastructure; $23 million for rural agricultural services boards, societies and regional exhibitions.

∎	$24 million for Flat Top Complex Wildfire review.

∎	Approved $444 million in agriculture sector loans.

MUNICIPAL AFFAIRS

Total expense was $2.5 billion, $1 billion higher than 2015-16, due to $710 million in Wood Buffalo wildfire assistance expense and $342 million increased municipal capital grants. Expense was $669 million higher than budget due to the wildfire assistance.

∎	Provided $28 million in Municipal Sustainability Initiative operating grants, $52 million in grants in place of municipal property taxes which the Crown is exempt from paying, and $20 million for Alberta Community Partnership.

∎	Support to public libraries was $35 million.

∎	Spent $142 million in cash on 2013 flood support, which was reported in 2013-14 expense. Estimated total expense for the 2013 flood has been reduced by $23 million in 2016-17. This change is reported as “Refunds of expense” revenue.

SENIORS AND HOUSING

Total expense (excluding debt servicing costs) was $724 million, $111 million higher than 2015-16 and $80 million higher than budget, due mainly to re-classifying budgeted seniors and community housing projects from capital investment to grants, and to the new Canada-Alberta Social Housing Agreement.

∎	Provided $373 million to seniors through the Alberta Seniors Benefit and other programs.

∎	$13 million in low-interest loans were accessed through the Property Tax Deferral and Home Adaptation and Repair programs.

∎	Grants of $230 million were delivered to housing providers for seniors and community housing, and $67 million in rent supplements helped low-income households with accommodation costs.

ENERGY

Total 2016-17 expense (excluding pension recovery) was $1.6 billion, $887 million higher than 2015-16 and $849 million higher than budget.

∎	The increases were due to reporting a liability and expense in 2016-17 of $1.1 billion related to agreements reached in November 2016 requiring three coal-fired generators to phase-out coal use by 2030. The $1.1 billion represents the net present value of annual transition payments of $97 million to be made over the next 14 years to assist the generators in continuing as active Alberta electricity suppliers. The coal phase-out is part of the Climate Leadership Plan and the transition payments will be funded from the Carbon Levy.

∎	Crude oil marketing costs were down $99 million from budget and $19 million from 2015-16 due to lower volumes from lower oil prices.

∎	Carbon capture and storage capital grants were $172 million lower than budget due to Alberta Carbon Trunk Line construction delays. 2016-17 was the Quest project’s first full year of injections.

CLIMATE LEADERSHIP PLAN

The Climate Leadership Plan (CLP) is a strategy to reduce carbon emissions, support energy exports and diversify Alberta’s economy. Key components include: phasing-out coal-fired electricity generation; adding more renewable energy; capping oil sands emissions; reducing methane gas emissions; providing rebates to households and tax breaks to small businesses; and encouraging emissions reductions through an economy-wide price on carbon emissions.

The price has two elements: a Carbon Levy on heating and transport fuels; and through compliance options for large industrial emitters subject to emissions-intensity reduction requirements, which include purchasing carbon credits or making compliance payments to the Climate Change and Emissions Management Fund (CCEMF). The government has committed to reinvesting Carbon Levy and CCEMF revenue in Alberta’s economy.

EXECUTIVE SUMMARY	15

∎	2016-17 CLP revenue of $413 million comprised $250 million from the Carbon Levy, $160 million in compliance payments from large industrial emitters and $3 million in CCEMF interest.
∎	Allocation of $205 million of the Carbon Levy:

◆ $40 million financed the small business tax rate reduction to revenue;

◆ $152 million funded rebates to Albertans;

◆$7 million in operating programs, about half in grants to Indigenous communities, and $6 million for Capital Plan projects, including LED lighting in health facilities and for highways, and solar panels on Indigenous community buildings.

∎	Allocation of $115 million in CCEMF revenue:

◆ $10 million to Energy Efficiency Alberta (EEA), which spent $1 million in 2016-17;

◆ $33 million to Emissions Reduction Alberta;

◆ $72 million for other programs: $40 million for bioenergy, $6 million for farms, $3 million for methane reduction, $23 million for education and implementation costs, Indigenous support and Capital Plan projects.

∎	The year-end Carbon Levy account balance was $45 million ($250 million revenue less allocation of $205 million). The payments, and reduction to the liability reported for future-year coal phase-out transition payments in 2016-17, will be made from Carbon Levy revenue over the next 14 years.
∎	The year-end CCEMF balance was $417 million. The CCEMF began the year with $369 million in assets from prior-year compliance payments, and $48 million was added in 2016-17 ($163 million in revenue less $115 million allocation).
∎	EEA’s year-end balance was $9 million (CCEMF $10 million grant less $1 million expense).

OTHER MINISTRIES

Total expense in 2016-17 of other ministries (excluding debt servicing costs, pension recovery and the Climate Leadership Plan) was $6.7 billion, a decrease of $23 million from 2015-16 and a decrease of $360 million from Budget 2016.

The $6.7 billion consists of $5.4 billion in operating expense, $0.4 billion in capital grants and $0.9 billion for amortization, inventory consumption, 2013 flood operating assistance and losses on asset disposals.

∎	The $23 million reduction from 2015-16 reflects:

◆ $38 million lower operating expense, mainly from a $149 million reduction in the corporate income tax (CIT) doubtful accounts provision, partly offset by increases for Legal Aid, staffing needs for Correctional Services, Jobs Plan and Land Trust grants, and parks operations.

◆ $58 million decrease in capital grants due mainly to timing of various municipal transportation and

2013 flood assistance projects.

◆ $73 million increase mainly for amortization.

∎	The $360 million reduction from budget reflects:

◆ $263 million lower operating expense, mainly from the CIT provision, lower take-up of the Scientific Research and Experimental Development and the Alberta Investor tax credits, decreases in Alberta Innovates, Jobs Plan and economic development programs, partly offset by in-year increases for Legal Aid and Correctional Services.

◆ $30 million decrease in capital grants mainly due to slower-than-anticipated progress on health facility planning and 2013 flood projects.

◆ A net $67 million reduction in amortization, inventory consumption and 2013 flood assistance.

∎	Several spending highlights included:

◆ $372 million allocated to provincial highway maintenance and preservation.

◆ $150 million in Alberta Innovates Corporation support for research, innovation and technology commercialization. The four previous corporations were amalgamated, saving $3 million a year.

◆$3 million for the new Alberta Export Expansion Package, supporting small and medium-sized enterprises enter new foreign markets, broadening Alberta’s presence and attracting investment here.

◆ $120 million in casino revenue was provided through the First Nations Development Fund.

◆ $14 million for Aboriginal economic and employment partnership projects and the Business Investment Fund.

◆ $62 million in Alberta tourism promotion.

◆ $24 million in grants from the Community Initiatives program, $15 million through Major Fairs and $2 million in Other Initiatives programs.

16	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

◆ $23 million for 980 Alberta Foundation for the Arts grants supporting artists and arts promotion.

◆ $21 million for sports development and athletic excellence; $3 million supported 24 recreation associations and 16 physical-living organizations.

◆ $105 million for workforce strategies, including

$18 million in Canada-Alberta Job Grants supporting 10,600 Albertans, $21 million skills training for 4,500 Albertans and $8 million for 2,700 students’ summer temporary employment.

◆ $45 million for Occupational Health and Safety, with 8,600 inspections and 7,300 orders issued;

$14 million for Employment Standards, with 5,600 complaints completed and $5 million in unpaid earnings recovered.

∎	Policy and other initiatives included:

◆ Passed the Agencies, Boards and Commissions Review Statutes Amendment Act amalgamating or dissolving 26 ABCs, saving $33 million over three years from the first of the three-phase ABC review.

◆ Implemented co-ordination of, and developed bargaining mandates for public sector employers.

◆ In 2016, the Alberta First Responders Radio Communications System started operations. Total project costs are estimated at $430 million.

◆ Efforts to improve justice system efficiency continued, including for Legal Aid, court case management and traffic ticket processing, and to respond to recent decisions on bail hearings and deadlines for bringing criminal charges to trial.

◆ Adjusted the general minimum wage by $1 to $12.20 on October 1, 2016, and scheduled further increases, to $13.60 on October 1, 2017, and to $15.00 on October 1, 2018.

◆ Passed An Act to Implement a Supreme Court Ruling Governing Essential Services, regarding public sector bargaining rights and protecting access to vital public services.

◆Provided funding to support Indigenous organizations’ participation in implementing the principles articulated in the United Nations Declaration on the Rights of Indigenous Peoples.

GENERAL DEBT SERVICING COSTS

∎	General debt servicing costs primarily represent interest paid on: the lending operations of Alberta Capital Finance Authority (ACFA) and Agriculture Financial Services Corporation (AFSC), borrowing undertaken to repay the Teachers’ Pension Plan debt and for the Fiscal Plan, and unmatured debt.

∎	2016-17 general debt servicing costs were $438 million, an increase of $71 million from budget and $108 million from 2015-16, primarily due to increased Fiscal Plan borrowing. Approximately one third of the increase from budget was due to less favourable results from ACFA debt interest rate swaps (ACFA interest income revenue is also higher, due to a similar swing in loan interest rate swaps).

CAPITAL PLAN DEBT SERVICING COSTS

∎	Capital Plan debt servicing costs represent interest paid on direct borrowing, set by markets at time of issuance, and alternatively-financed public-private partnerships, set out in contracts.
∎	2016-17 debt servicing costs were $580 million, an increase of $134 million from 2015-16, due to more direct debt, but were $49 million less than budget due to lower-than-forecast borrowing.

PENSION PROVISIONS / RECOVERY

∎	Public sector pension plan liabilities decreased by $543 million, to $10 billion at March 31, 2017.
∎	The improvement mainly reflected the impact on the larger, active plans of healthy financial markets returns in 2016 and early 2017, and the maturing of the pre-1992 Teachers’ Pension Plan (TPP).
∎	Liabilities for pre-1992 and other closed plan obligations account for 88% of the government obligation, with the pre-1992 TPP unfunded liability accounting for 79%.

Pension Liabilities (at March 31)

Government obligations for pension plan liabilities (millions of dollars)

	2017	2016
Teachers’ Pension Plans
– Pre-1992 unfunded liability	7,884	8,082
– Post-1992 unfunded liability	517	614
Public Service Mgmt. (closed, pre-1992)	530	553
Local Authorities	187	373
Universities Academic (pre-1992)	294	280
Universities Academic	230	244
Public Service	117	200
Special Forces (pre-1992)	90	90
Supplementary Executive Retirement Plans	59	57
Members of the Leg. Assembly (Closed)	42	42
Public Service Mgmt. (Supplementary)	50	16
Management Employees	-	-
Provincial Judges and Masters in Chambers	23	15
Total Pension Liabilities	10,023	10,566

EXECUTIVE SUMMARY	17

CAPITAL PLAN

The Capital Plan supported $6.6 billion in projects in 2016-17, $20 million higher than in 2015-16, but a $1.9 billion decrease from the Budget 2016 estimate.

∎	The increase from 2015-16 was mainly due to progress on school projects, municipal grants, and the federal social housing agreement, partly offset by decreases in transportation and carbon capture and storage (CCS) and other projects.
∎	The decrease from budget was due to re-profiling of health, school, post-secondary, transportation, CCS, flood recovery and other projects to future years, from slower progress, and to reduced costs.

∎	Factors impacting project progress include: adverse weather, the Wood Buffalo wildfire, pace of meeting federal eligibility criteria, private sector and municipal partner delays, land conditions and timing related to planning and permitting.

Capital Plan

(millions of dollars)				Change from

	2016-17		2015-16		2015-16

BY MINISTRY	Budget	Actual	Actual	Budget	Actual

Advanced Education	966	731	767	(235)	(36)
Agriculture and Forestry	51	51	50	-	1
Children’s Services	1	1	3	-	(2)
Community and Social Services	4	4	3	-	1
Culture and Tourism	48	47	40	(1)	7
Economic Development and Trade	9	11	5	2	6
Education	1,900	1,390	1,060	(510)	330
Energy	215	48	176	(167)	(128)
Environment and Parks	51	44	40	(7)	4
Health	958	667	712	(291)	(45)
Indigenous Relations	3	8	18	5	(10)
Infrastructure	372	199	232	(173)	(33)
Justice and Solicitor General	39	24	54	(15)	(30)
Labour	1	2	3	1	(1)
Municipal Affairs	1,503	1,483	1,142	(20)	341
Seniors and Housing	289	328	93	39	235
Service Alberta	105	73	41	(32)	32
Transportation	1,670	1,267	1,906	(403)	(639)
Treasury Board and Finance	21	15	22	(6)	(7)
Legislative Assembly	1	1	1	-	-
Climate Leadership Plan	5	7	-	2	7

Total excluding 2013 Alberta flood assistance	8,211	6,399	6,367	(1,812)	32

2013 Alberta flood assistance
Environment and Parks	204	116	110	(88)	6
Infrastructure	11	12	5	1	7
Municipal Affairs	14	17	17	3	-
Transportation	42	33	59	(9)	(26)
Other (Education / Health)	-	1	-	1	1

Total 2013 Alberta flood assistance	271	179	191	(92)	(12)

Total Capital Plan	8,481	6,578	6,558	(1,903)	20

Capital Plan Financing
Cash received / donations for capital purposes	554	535	405	(19)	130
Retained income of funds and agencies for capital purposes	121	56	95	(65)	(39)
Climate Leadership Plan	5	7	-	2	7
Book value of capital asset disposals	-	10	32	10	(22)
Alternative financing (P3s – public-private partnerships)	145	83	143	(62)	(60)
Direct borrowing	5,035	4,686	7,016	(349)	(2,330)
SUCH sector self-financed	858	703	759	(155)	(56)
Transfers from / (to) Capital Plan financing account	1,763	498	(1,892)	(1,265)	2,390

Total Capital Plan Financing	8,481	6,578	6,558	(1,903)	20

18	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

∎	$1 billion for the highway network, including:

◆$188 million for Edmonton’s Anthony Henday Drive, completed in October 2016.

◆$103 million for Calgary’s ring road, which is about 80% complete. A contract was signed to commence building the final, southwest portion.

◆$17 million to complete twinning the 240 kilometers of Highway 63 between Grassland and Fort McMurray in May 2016.

◆$240 million for interchanges and other projects, $382 million for rehabilitation of 1,240 kilometers of roads, and $50 million for bridge projects.

∎	$1.7 billion in municipal support:

◆$848 million Municipal Sustainability Initiative grants and $74 million in federal Small Communities Fund grants.

◆$341 million in Basic Municipal Transportation Grants, $219 million under the federal Gas Tax Fund and $91 million in GreenTRIP grants for transit systems.

◆$152 million for water supply and treatment, and wastewater treatment and disposal systems.

∎	$1.2 billion for school construction, including $1.1 billion for various ongoing projects and $43 million for modular classrooms to accelerate meeting demand for educational spaces. Of the 234 projects announced, 116 have been finished and 66 are expected to be built by the end of 2017.
∎	$727 million for post-secondary facilities and equipment. This includes funding of $344 million for expansion and upgrading and $101 million for maintenance and renewal, and $282 million in other projects self-funded by institutions and donations. Major projects included the University of Lethbridge Destination Project, Norquest expansion and retrofit, University of Calgary Shulich School of Engineering, Mount Royal University Library and Learning Centre.
∎	$667 million for health facilities and equipment:

◆Completed the Edson Health Care Centre continuing care building, High Prairie Health Complex, Medicine Hat Regional Hospital addition, the Royal Alexandra concurrent disorders, Child, Adolescent and Family Mental Health facility and other projects in Edmonton, and projects at the Lethbridge Chinook and Red Deer regional hospitals.

◆Continued work on projects in Grande Prairie, Medicine Hat, Fort McMurray, Edson, Lloydminster, Edmonton and Calgary.

◆Work continues on the Calgary Cancer Centre, and planning for the Edmonton Clinical Laboratory.

◆$59 million for continuing care, part of the goal to add 2000 long term care and dementia beds.

∎	$179 million for 2013 flood recovery projects.
∎	$28 million in carbon capture and storage grants, $172 million lower than budget and $131 million lower than 2015-16, due to construction progress. Total support so far has been $490 million.
∎	$141 million for seniors and family housing preservation and renewal.
∎	Lottery funding of $38 million was provided for 463 Community Facility Enhancement projects.
∎	$26 million for maintenance and renewal of parks.
∎	$11 million for land conservation and $7 million for Climate Leadership Plan projects.

CAPITAL PLAN FINANCING

∎	$535 million received for capital projects comprised $462 million in federal funding and donations, and $73 million from donations, the Lottery Fund and other sources.
∎	$56 million of retained income of entities like Alberta Social Housing Corporation, regulatory and other agencies funded their capital spending.
∎	The Climate Leadership Plan funded $7 million.
∎	Capital assets of departments with a net book value of $10 million on the balance sheet were disposed of, resulting in a cash source of $10 million for the Capital Plan.
∎	Public-private partnerships for the ring roads provided $83 million.
∎	School boards, universities and colleges and the health authority self-funded $703 million of capital spending.
∎	$4.7 billion in direct borrowing was undertaken.
∎	These funding sources totaled $498 million less than final actual cash requirements, resulting in a withdrawal from the Capital Plan financing account. The account’s remaining balance of $1,394 million will be used to finance future Capital Plan requirements.

EXECUTIVE SUMMARY	19

Revenue				Change from
(millions of dollars)	2016-17		2015-16		2015-16
	Budget	Actual	Actual	Budget	Actual
Income Taxes
Personal income tax	11,405	10,763	11,357	(642)	(594)
Corporate income tax	4,325	3,769	4,195	(556)	(426)
	15,730	14,532	15,552	(1,198)	(1,020)
Other Taxes
Education property tax	2,414	2,412	2,255	(2)	157
Fuel tax	1,469	1,343	1,370	(126)	(27)
Tobacco tax	1,139	953	980	(186)	(27)
Insurance taxes	590	555	403	(35)	152
Carbon levy	274	250	-	(24)	250
Tourism levy	80	78	81	(2)	(3)
Freehold mineral rights tax	71	57	79	(14)	(22)
	6,037	5,649	5,168	(388)	481
Non-Renewable Resource Revenue
Bitumen royalty	656	1,483	1,223	827	260
Crude oil royalty	333	716	689	383	27
Natural gas and by-products royalty	151	520	493	369	27
Bonuses and sales of Crown leases	95	203	203	108	-
Rentals and fees / coal royalty	129	174	181	45	(7)
	1,364	3,097	2,789	1,733	308
Transfers from Government of Canada
Canada Health Transfer	4,223	4,201	4,014	(22)	187
Canada Social Transfer	1,563	1,558	1,516	(5)	42
Direct transfers to SUCH sector / Ab. Innovates Corp.	500	528	404	28	124
Agriculture support programs	300	386	308	86	78
Infrastructure support	282	337	267	55	70
Labour market agreements	178	198	177	20	21
Other (includes 2016 Wood Buffalo wildfire assistance)	232	772	456	540	316
	7,278	7,979	7,142	701	837
Investment Income
Alberta Heritage Savings Trust Fund	1,185	2,467	1,388	1,282	1,079
Endowment funds	256	526	347	270	179
Alberta Capital Finance Authority	157	185	184	28	1
Agriculture Financial Services Corporation	137	130	132	(7)	(2)
Other (includes Contingency Account and SUCH sector)	380	390	493	10	(103)
	2,115	3,701	2,544	1,586	1,157
Net Income from Government Business Enterprises
AGLC – Gaming / lottery	1,451	1,430	1,553	(21)	(123)
AGLC – Liquor	868	855	856	(13)	(1)
Alberta Treasury Branches	27	151	108	124	43
The Balancing Pool	-	(1,952)	-	(1,952)	(1,952)
Other (CUDGCo / APMC / PSI entities)	70	59	53	(11)	6
	2,416	543	2,570	(1,873)	(2,027)
Premiums, Fees and Licences
Post-secondary institution tuition fees	1,157	1,169	1,158	12	11
Health Services / school board fees and charges	711	704	702	(7)	2
Motor vehicle licences	528	502	517	(26)	(15)
Crop, hail and livestock insurance premiums	301	370	299	69	71
Energy industry levies	303	300	303	(3)	(3)
Other (includes land titles revenue)	649	656	595	7	61
	3,649	3,701	3,574	52	127
Other
SUCH sector sales, rentals and services	950	1,063	971	113	92
SUCH sector fundraising, donations, gifts, contributions	627	708	738	81	(30)
AIMCo investment management charges	307	291	267	(16)	24
Fines and penalties	209	214	256	5	(42)
Refunds of expense	140	282	358	142	(76)
Climate change and emissions management	101	160	200	59	(40)
Miscellaneous	512	484	490	(28)	(6)
	2,846	3,202	3,280	356	(78)
Total Revenue	41,435	42,404	42,619	969	(215)

20	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

REVENUE HIGHLIGHTS

TOTAL REVENUE

∎	Total 2016-17 revenue was $42.4 billion, a decrease of $215 million from 2015-16 but an increase of $969 million from budget.
∎	The decrease from 2015-16 was due primarily to incorporating the Balancing Pool’s $2 billion net financial loss into the government reporting entity, and $1 billion in lower income tax revenue. These were partially offset by higher revenue from other sources, particularly investment income, federal transfers (mainly related to Wood Buffalo wildfire), other taxes and resource revenue.
∎	The increase from budget was due mainly to higher resource revenue, investment income, federal transfers and other revenue, partly offset by lower income and other tax revenue, and the Balancing Pool impact.

NON-RENEWABLE RESOURCE REVENUE

∎	Non-renewable resource revenue was $3.1 billion, an increase of $308 million from 2015-16 and $1.7 billion from the Budget 2016 estimate.
∎	The increase from 2015-16 was primarily due to the impact of higher oil prices on bitumen royalties. The West Texas Intermediate (WTI) price averaged US$47.93 in 2016-17, up $2.93 from 2015-16, while the Western Canadian Select (WCS) heavy oil price averaged Cdn$44.67, up $3.81. The average light-heavy differential in 2016- 17, US$13.93, was slightly wider (US$0.53), but the higher oil prices muted any impact.
∎	The increase from budget was mainly due to higher oil prices, a narrower differential and substantially lower industry costs, partly offset by a higher US-Canadian dollar exchange rate, lower oil and natural gas production and natural gas prices.
∎	The US-Canadian dollar exchange rate averaged US¢76.2/Cdn$ in 2016-17, 2.7 cents higher than the Budget 2016 estimate. A higher exchange rate decreases oil and natural gas royalty revenue.

∎	Bitumen royalties were $827 million higher than estimated in Budget 2016, while crude oil royalties were up $383 million. The WTI price was US$5.93 higher than forecast, the light-heavy differential was US$1.28 narrower and oil sands operating and capital costs were 17% and 31% lower than estimated.
∎	Natural gas and by-product royalties exceeded the budget estimate by $369 million. The Alberta Reference Price averaged Cdn$2.01 per gigajoule, 39 cents below the budget estimate, due mainly to high storage inventories from a warmer-than- normal 2015-16 winter. The lower price and weaker drilling and production reduced gross royalty revenue. But fewer new wells reduced various royalty program costs, and more efficient operations also lowered the cost of the Crown’s share of production, increasing royalty revenue when these are deducted from gross royalties. Finally, prior-year royalty calculation revisions resulted in positive adjustments in 2016-17.
∎	Crown land lease sales revenue was $203 million, identical to 2015-16, but a $108 million increase from budget, due to higher average prices per hectare and to more hectares being sold.

TAX REVENUE

∎	Total tax revenue was $20.2 billion, a decrease of $539 million from 2015-16 and $1.6 billion from the Budget 2016 estimate.

Energy Prices and Exchange Rates

Fiscal year averages, 2004-05 to 2016-17

	04-05	05-06	06-07	07-08	08-09	09-10	10-11	11-12	12-13	13-14	14-15	15-16	16-17
Oil Price (WTI US$/bbl)	45.03	59.94	64.89	82.25	85.94	70.71	83.38	97.33	92.07	99.05	80.48	45.00	47.93
WCS @ Hardisty (Cdn$/bbl)	-	44.35	52.84	59.30	74.36	66.08	66.70	80.72	68.48	80.11	70.78	40.86	44.67
Natural Gas Price (Cdn$/GJ)	6.05	8.29	5.94	5.92	6.97	3.58	3.28	2.98	2.28	3.28	3.51	2.21	2.01
Exchange rate (US¢/Cdn$)	78.4	83.9	87.9	97.1	89.6	91.9	98.4	100.7	99.9	95.0	88.0	76.5	76.2

EXECUTIVE SUMMARY	21

∎	Personal income tax revenue was $10.8 billion, a decrease of $594 million from 2015-16 due to reduced primary household incomes from lower wages and employment. Revenue was below budget by $642 million as primary household income was lower than estimated. Revenue would have been even lower without a positive prior years’ adjustment of $434 million (in 2015-16, it was $109 million) from higher 2015 assessments that mean reported 2014-15 and 2015-16 revenue was underestimated, requiring the adjustment.

∎	Corporate income tax revenue was $3.8 billion. This was $426 million and $556 million lower than 2015-16 and budget respectively, due primarily to the impact of continued low oil prices on corporate profits and the economy, and the impact of the Wood Buffalo wildfire.
∎	Other tax revenue was $5.6 billion, an increase of $481 million from 2015-16, but $388 million lower than budget. The increase from 2015-16 was due to the insurance tax rate increase and introduction of the Carbon Levy January 1, 2017, while the decrease from budget was due to lower consumption from economic conditions.

TRANSFERS FROM GOVERNMENT OF CANADA

∎	Total of $8 billion, $837 million higher than 2015-16 and $701 million higher than budget.

∎	The increase from 2015-16 was mainly due to annual growth in overall entitlements for Health and Social transfers, $495 million in Wood Buffalo wildfire assistance exceeding the Fiscal Stabilization payment of $251 million received in 2015-16, higher municipal and social housing infrastructure funding, the impact on agriculture insurance premiums of higher spring prices, and direct transfers to post-secondary institutions. The increase from budget was primarily from Wood Buffalo assistance and agriculture insurance.

INVESTMENT INCOME

∎	Investment income was $3.7 billion, an increase of $1.2 billion from 2015-16, and up $1.6 billion from budget, primarily due to strong global equity markets, which surged in early 2017. This is the highest investment income ever recorded for the government, and the Heritage Fund’s income of $2.5 billion is also a record.

OTHER REVENUE

∎	Other revenue was $7.4 billion.

∎	The $2 billion decrease from 2015-16 includes:

◆The $2 billion negative impact of consolidating the Balancing Pool (more information is provided on pages 24 and 55).

◆Decreases of $124 million in gaming and liquor revenue, $42 million in fines and penalties (a large fine paid in 2015-16), $76 million in refunds of expense and $40 million in Climate Change and Emissions Management (CCEMF) compliance payments, from more use of credit offsets.

◆Increases of $43 million in ATB net income, $71 million in agriculture insurance premiums, $61 million in other premiums fees and licences (ATB’s payment in lieu of taxes, timber royalties due to higher demand and prices) and $92 million in SUCH sector sales (post-secondary institutions).

∎	The $1.5 billion decrease from budget includes:

◆The $2 billion negative impact of consolidating the Balancing Pool.

◆Decreases of $35 million in gaming and liquor revenue, $26 million in motor vehicle licences and $28 million in miscellaneous revenue (lower Alberta Innovates contract revenue, impact of Wood Buffalo wildfire on land sales, and oil sands environmental monitoring activities).

◆Increases of $124 million in ATB net income, $69 million in agriculture insurance premiums, $194 million in SUCH sector sales (school boards and the health authority) and contributions revenue (post-secondary institution endowment investment income), $142 million in refunds of expense (recoveries of health costs from motor vehicle insurers, reduced estimates for previously reported disaster expense), and $59 million in CCEMF payments.

22	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

ECONOMIC AND TAX HIGHLIGHTS

ECONOMIC HIGHLIGHTS

(Calendar Year Basis)

Alberta’s economy contracted for a second straight year in 2016 as the impact of lower oil prices continued to reverberate through the economy. After declining by 3.6% in 2015, Alberta’s real GDP fell by an estimated 3.5% in 2016. The weakness was more pronounced earlier in the year, and was aggravated by the Wood Buffalo wildfire which disrupted oil production and investment in the region. The economy shifted gears in the second half of 2016, with business activity and employment improving.

The outlook for oil prices weakened at the outset of 2016 as the West Texas Intermediate (WTI) oil price hit a 12-year low of US$26 per barrel in February. This was short lived, however, as oil prices climbed to US$50 per barrel by mid-year. By the end of the year, WTI had risen to US$54/bbl, supported by falling US production along with commitments from OPEC and non-OPEC countries to cut production.

Low energy prices in the first half of 2016 caused weakness in Alberta’s energy sector to carry over from 2015. This continued weakness spread to other areas of the economy, weighing on business activity in almost all sectors. Disruptions from the massive Wood Buffalo wildfire in the spring added to Alberta’s economic challenges. Alberta exports fell by 50% during the recession and bottomed out in April 2016 at only $5.4 billion. As energy prices improved and stabilized in the second half of the year, business activity also showed signs of recovery. Exports recouped about half of the losses experienced during the downturn.

Broad-based weakness in the economy also impacted Alberta’s labour market in the first half of 2016. Employers continued to cut hours and jobs. Employment fell by 1.6% in 2016, the largest contraction since 1983. Although many people left the province to seek job opportunities elsewhere in the country, elevated levels of international immigration continued to support positive population growth of 1.8%. Steady employment gains in the second half of the year, led by the resource sector, were unable to accommodate the growth in the labour force. The unemployment rate remained stubbornly high, averaging 8.1% for 2016.

The weak labour market dragged down 2016 earnings, with average weekly earnings falling 2.4%, and Alberta primary household income an estimated 4.5%. As a result, consumers restrained spending, with broad-based declines in retail sales, even though energy, food prices and shelter costs eased, with inflation subdued at 1.1%. Residential activity remained sluggish. Weakness in both housing starts and resale activity continued into 2016: housing starts were just over half, while housing resales were about a third, of what they were prior to the recession in 2014.

TAX HIGHLIGHTS

∎	Implemented the Alberta Child Benefit and enhanced the Alberta Family Employment Tax Credit in July 2016, providing $244 million in support to Alberta families.
∎	Developed and introduced the Alberta Investor Tax Credit and the Capital Investment Tax Credit as part of the Alberta Jobs Plan to support jobs and economic diversification.
∎	Climate Leadership Plan initiatives included:

◆Introduced the carbon levy on heating and transport fuels at $20 per tonne of carbon dioxide and equivalent emissions on January 1, 2017.

◆Implemented the Alberta Climate Leadership Adjustment Rebate to help offset carbon costs for lower and middle income households.

◆Reduced the small business corporate income tax rate from 3% to 2% effective January 1, 2017 to help small businesses adjust to the carbon levy.

∎	Education property tax mill rates continued to decline in 2016.

∎	After including the full impact of the carbon levy, Albertans and Alberta businesses would have paid an estimated $7.5 billion more in taxes and carbon charges if Alberta had the same taxes and carbon charges as the next lowest-taxed Canadian province.

EXECUTIVE SUMMARY	23

NET FINANCIAL AND CAPITAL ASSETS

At March 31, 2017, Government of Alberta financial and capital assets exceeded liabilities by $37.7 billion.

This was $10.8 billion lower than March 31, 2016, due to a reduction of $12.8 billion in net financial assets, partly offset by a net $2 billion increase in capital / non-financial assets. The decrease in net financial assets was mainly due to:

∎	$2.4 billion increase in assets, mainly comprising a $4.3 billion increase in “Other financial assets” (including $2.4 billion to be transferred to the Contingency Account) less a $2 billion decrease from consolidating the Balancing Pool;
∎	$15.2 billion increase in liabilities consisting mainly of a $13.3 billion increase in borrowing for the Fiscal and Capital plans and the addition of $1.1 billion in coal phase-out liabilities.

FINANCIAL ASSETS

$66.3 billion at March 31, 2017.

∎	Heritage Fund. $15.4 billion book value, an increase of $182 million from March 31, 2016, from inflation-proofing of 1.2% (Alberta CPI).
∎	Contingency Account. $2.3 billion, a decrease of $1.3 billion from March 31, 2016. This balance is $2.4 billion less than what has been determined from 2016-17 results. This cash will be deposited during 2017-18, implying an Account balance of $4.7 billion, while “Other financial assets” should be $2.4 billion lower on March 31, 2017.
∎	Endowment and other funds. $4.5 billion, a $392 million increase from March 31, 2016, from net investment income. Includes the three endowment funds, Cancer Prevention Legacy Fund and Alberta Enterprise Corporation.
∎	Self-supporting lending organizations. $20.9 billion in financial assets of Alberta Capital Finance Authority (ACFA) and Agriculture Financial Services Corporation (AFSC). These assets more than offset their liabilities.
∎	Equity in commercial enterprises. $2 billion, primarily $3.1 billion in Alberta Treasury Branches equity, less the net $2 billion deficiency of the Balancing Pool.

◆Several legislative and regulatory changes and initiatives resulted in deemed government control of the Balancing Pool for reporting purposes,

effective January 1, 2017. The termination of six of seven power purchase agreements in late 2015 and early 2016 meant the Pool had to assume responsibility for their financial obligations, leaving the Pool in a net liability position. The net liability on March 31, 2017 was $1,952 million. More information is provided in Schedule 6, page 55.

∎	Student loans. $2.2 billion, a $433 million increase from March 31, 2016. $655 million in loans were provided, $159 million in loans were repaid, while loss provisions and amortization of loan subsidies amounted to a net $63 million.
∎	Capital Plan financing account. $498 million was withdrawn in 2016-17 for Capital Plan spending, leaving $1.4 billion available for future capital cash requirements. This account contains cash borrowed that exceeded cash needs in prior years.
∎	Climate Leadership Plan. Climate Leadership Plan 2016-17 revenue exceeded allocations by $102 million. The Carbon Levy balance on March 31, 2017 was $45 million, the Climate Change and Emissions Management Fund balance increased by $48 million to $417 million, while Energy Efficiency Alberta retained $9 million.
∎	Other financial assets. $17.3 billion, although this includes $2.4 billion due to the Contingency Account based on final 2016-17 results determined after March 31, 2017. These assets include financial assets of school boards, universities and colleges and the health authority, and accounts and interest receivable, natural gas royalty deposits and cash associated with future liabilities such as corporate income tax refunds.

LIABILITIES

$75.2 billion at March 31, 2017.

∎	Liabilities for capital projects. $23.8 billion, a $4.7 billion increase from March 31, 2016, due to $4.7 billion in direct borrowing and the addition of $83 million in P3 project liabilities, less $51 million in principal repayments.
∎	Debt issued to reduce the pre-1992 Teachers’ Pension Plan (TPP) liability. $944 million remains of the $1.2 billion borrowed in 2009-10 as part of the financial restructuring of the Plan.
∎	Direct borrowing for the Fiscal Plan. $8.6 billion was borrowed in 2016-17. There was no amount outstanding on March 31, 2016.

24	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Balance Sheet	at March 31
	2017	2016	Change from
(millions of dollars)	Actual	Actual	2016
Financial Assets
Alberta Heritage Savings Trust Fund	15,352	15,170	182
Endowment funds:
Alberta Heritage Foundation for Medical Research	1,653	1,499	154
Alberta Heritage Science and Engineering Research	989	892	97
Alberta Heritage Scholarship	1,205	1,108	97
Other funds (Ab. Cancer Prevention Legacy / Ab. Enterprise Corporation)	637	593	44
Contingency Account	2,299	3,625	(1,326)
Self-supporting lending organizations: Alberta
Capital Finance Authority Agriculture	15,797	15,584	213
Financial Services Corporation	5,107	4,620	487
Equity in commercial enterprises (ATB / AGLC / APMC / CUDGCo / Bal. Pool)	1,974	3,829	(1,855)
Student loans	2,156	1,723	433
Capital Plan financing account	1,394	1,892	(498)
Carbon Levy account	45	-	45
Climate Change and Emissions Management Fund	417	369	48
Energy Efficiency Alberta	9	-	9
Other financial assets (including SUCH sector)	17,253	12,973	4,280
Total Financial Assets	66,287	63,877	2,410
Liabilities
Liabilities for capital projects:
Direct borrowing	21,006	16,309	4,697
Alternative financing (P3s)	2,763	2,731	32
Debt issued to reduce pre-1992 TPP unfunded liability	944	944	-
Direct borrowing for the Fiscal Plan	8,585	-	8,585
Self-supporting lending organizations: Alberta
Capital Finance Authority Agriculture	15,797	15,584	213
Financial Services Corporation	2,588	2,357	231
Coal phase-out liabilities (Carbon Levy account)	1,115	-	1,115
Pension liabilities	10,023	10,566	(543)
Other liabilities (including SUCH sector)	12,367	11,467	900
Total Liabilities	75,188	59,958	15,230
Net Financial Assets (total financial assets less total liabilities)	(8,901)	3,919	(12,820)
Capital / Other Non-financial Assets	49,408	47,321	2,087
Deferred capital contributions	(2,786)	(2,698)	(88)
Net Assets (net financial assets + capital assets - deferred capital contributions)	37,721	48,542	(10,821)
Change in Net Assets[a]	(10,821)	(6,709)

a Change in Net Assets differ from the reported surplus / (deficit) numbers due to net assets adjustments (see Note 9, p. 50).

∎	Self-supporting lending organizations. $18.4 billion in liabilities of ACFA and AFSC are more than offset by their financial assets.
∎	Coal phase-out liabilities. $1.1 billion. This is the net present value of $97 million in annual payments to be made to generators over the next 14 years for phasing-out coal use by 2030.
∎	Pension liabilities. $10 billion, a decrease of $543 million from March 31, 2016.
∎	Other liabilities. $12.4 billion. Includes liabilities of school boards, universities and colleges and the health authority, natural gas royalty and security deposits, unearned revenue, estimated corporate income tax refunds, and trade payables.

CAPITAL / OTHER NON-FINANCIAL ASSETS

$49.4 billion at March 31, 2017.

∎	$48.8 billion in capital assets include land, land improvements, buildings, computer hardware and software, equipment, provincial highways, bridges, dams and other water management infrastructure.
∎	Capital assets increased by a net $2.1 billion in 2016-17, with $4.4 billion in capital investment, less $2.3 billion in amortization and disposals.
∎	Other non-financial assets include $361 million in inventory assets and $248 million in prepaid expenses. Inventory consumption / write-downs exceeded acquisition by $23 million.

EXECUTIVE SUMMARY	25

Historical Fiscal Summary, 2008-09 to 2016-17 a

(millions of dollars)

		2008-09	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
Income Statement										Actual
	Revenue
1	Personal income tax	8,708	7,877	7,631	8,563	9,621	10,537	11,042	11,357	10,763
2	Corporate income tax	4,252	4,754	3,334	3,678	4,756	5,488	5,796	4,195	3,769
3	Other tax revenue	3,817	3,746	3,820	4,099	4,333	4,500	4,598	5,168	5,649
4	Resource revenue	11,915	6,768	8,428	11,636	7,779	9,578	8,948	2,789	3,097
5	Investment income	(1,888)	3,541	2,486	2,168	2,595	3,423	3,113	2,544	3,701
6	Premiums, fees and licences	3,356	2,857	2,922	2,931	3,184	3,437	2,665	3,574	3,701
7	Other own-source revenue	4,587	4,627	4,903	5,128	5,234	5,412	7,337	5,850	3,745
8	Total own-source revenue	34,747	34,170	33,524	38,203	37,502	42,375	43,499	35,477	34,425
9	Federal transfers	4,578	5,342	5,452	5,192	5,042	7,059	5,982	7,142	7,979
10	Total Revenue	39,325	39,512	38,976	43,395	42,544	49,434	49,481	42,619	42,404
	Expense by Function
11	Health	13,674	14,636	15,393	16,284	17,254	17,967	19,366	20,115	20,798
12	Basic / advanced education	10,438	11,067	11,362	11,951	12,394	12,782	13,103	13,673	14,110
13	Social services	3,417	3,807	4,129	4,278	4,641	4,668	4,548	4,752	5,198
14	Other program expense	10,386	9,834	9,443	9,853	10,528	12,970	11,031	10,375	12,607
15	Total program expense	37,915	39,344	40,327	42,366	44,817	48,387	48,048	48,915	52,713
16	Debt servicing costs	208	214	472	509	530	601	722	776	1,018
17	Pension provisions	2,133	430	439	634	296	748	(404)	(630)	(543)
18	Total Expense	40,256	39,988	41,238	43,509	45,643	49,736	48,366	49,061	53,188
19	Surplus / (Deficit)	(931)	(476)	(2,262)	(114)	(3,099)	(302)	1,115	(6,442)	(10,784)
Capital Plan [b]		7,943	8,000	7,544	6,884	6,062	5,770	6,181	6,558	6,578

Balance Sheet (at March 31)
20	Heritage / endowment funds	16,900	17,077	17,500	17,936	18,176	18,562	18,860	19,262	19,836
21	Contingency Account	16,822	14,983	11,192	7,497	3,326	4,658	6,529	3,625	2,399
22	Other financial assets	28,868	30,338	30,799	32,972	34,734	40,039	40,688	40,990	44,052
23	Capital Plan liabilities	(880)	(2,888)	(3,199)	(3,442)	(4,594)	(8,724)	(11,922)	(19,040)	(23,769)
24	Fiscal Plan liabilities (direct borrowing and pre-1992 TPP debt)	0	(1,187)	(1,187)	(1,187)	(1,187)	(1,187)	(943)	(944)	(9,529)
25	Pension obligations	(10,239)	(9,483)	(9,922)	(10,556)	(10,852)	(11,600)	(11,196)	(10,566)	(10,023)
26	Other liabilities	(19,770)	(21,523)	(23,530)	(24,229)	(25,148)	(28,716)	(28,962)	(29,408)	(31,867)
27	Net Financial Assets / (Debt)	31,701	27,317	21,653	18,991	14,455	13,032	13,054	3,919	(8,901)
28	Capital / non-fin. assets - less def. contrib. beginning 2012-13	30,275	34,217	37,607	40,122	39,517	40,839	42,197	44,623	46,622
29	Net Assets [c]	61,976	61,534	59,260	59,113	53,972	53,871	55,251	48,542	37,721

[a]	Numbers are not strictly comparable due to numerous accounting policy changes over time. Examples include reporting certain items (transfers through the tax system, crude oil marketing and transportation costs, allowance for corporate income tax doubtful accounts) as expense, instead of netting the amounts from related revenue, increasing both revenue and expense, but not impacting the surplus / (deficit). 2015-16 revenue includes $84 million in donations to post-secondary and health authority endowments; in prior years donations were not included in revenue but rather were reported as “adjustments to net assets.” 2015-16 Actual revenue and expense have been increased by $119 million to correct a consolidation adjustment eliminating those amounts at year-end; there is no impact on the deficit.

[b]	Reflects capital grants and other support included in expense, and capital investment in government-owned assets not included in expense. Capital investment adds to capital assets, which are depreciated over time through amortization expense. Numbers for 2008-09 to 2013-14 are estimates as details required to consolidate SUCH sector capital spending with full accuracy are not readily available.

[c]	The change in net assets / (debt) year over year does not match the surplus / (deficit) exactly in most years, due to various balance sheet adjustments, most of which are minor. A significant adjustment reducing net assets by $2 billion was made in 2012-13, to recognize the accumulated deferred capital contribution liability when the accounting standard was adopted.

26	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

∎ CONSOLIDATED FINANCIAL STATEMENTS

27

BLANK PAGE

28

CONSOLIDATED FINANCIAL STATEMENTS

OF THE PROVINCE OF ALBERTA

Table of Contents		29

Management’s Responsibility for the Consolidated Financial Statements		30

Independent Auditor’s Report		31

Consolidated Statement of Operations		32

Consolidated Statement of Financial Position		33

Consolidated Statement of Change in (Net Debt) Net Financial Assets		34

Consolidated Statement of Cash Flows		35

Notes to the Consolidated Financial Statements		36

Schedules to the Consolidated Financial Statements		51

1	Revenues	51

2	Expenses by Ministry	52

3	Expenses by Object	53

4	Cash and Cash Equivalents	53

5	Portfolio Investments	54

6	Equity in Government Business Enterprises	55

7	Loans and Advances	60

8	Debt	61

9	Pension Plans and Other Defined Benefit Plans	62

10	Deferred Contributions	69

11	Liabilities Under Public Private Partnerships	70

12	Tangible Capital Assets	72

13	Listing of Organizations	73

Glossary		78

CONSOLIDATED FINANCIAL STATEMENTS	29

Management’s Responsibility

for the Consolidated Financial Statements

The consolidated financial statements are prepared by the Controller under the general direction of the Deputy Minister of Treasury Board and Finance as authorized by the President of Treasury Board and Minister of Finance pursuant to the Financial Administration Act. The consolidated financial statements are prepared in accordance with Canadian public sector accounting standards, and of necessity include some amounts that are based on estimates and judgments. As required by the Fiscal Planning and Transparency Act, the consolidated financial statements are included in the consolidated annual report of the Province of Alberta that forms part of the Public Accounts.

To fulfill its accounting and reporting responsibilities, management maintains systems of financial management and internal control which give consideration to costs, benefits and risks, and which are designed to:

∎	Provide reasonable assurance that transactions are properly authorized, executed in accordance with prescribed legislation and regulations, and properly recorded so as to maintain accountability for public money, and

∎	Safeguard the assets and properties of the Province of Alberta under government administration.

Under the Financial Administration Act, deputy heads are responsible for the collection of revenue payable to the Crown, and for making and controlling disbursements with respect to their departments. They are also responsible for prescribing the accounting systems to be used in their departments. In order to meet government accounting and reporting requirements, the Controller obtains information relating to departments, regulated funds, provincial agencies, Crown-controlled corporations, schools, universities, colleges, technical institutes, Alberta Health Services and other health entities from ministries as necessary.

The consolidated financial statements are reviewed by the Audit Committee established under the Auditor General Act. The Audit Committee advises the Lieutenant Governor in Council on the scope and results of the Auditor General’s audit of the consolidated financial statements of the Province.

The Auditor General of Alberta provides an independent opinion on the consolidated financial statements. The duties of the Auditor General in that respect are contained in the Auditor General Act.

Annually, the consolidated annual report is tabled in the Legislature as a part of the Public Accounts and is referred to the Standing Committee on Public Accounts of the Legislative Assembly.

Approved by:

Lorna Rosen, CPA, CMA, MBA

Deputy Minister of Treasury Board and Finance

Dan Stadlwieser, CPA, CA

Controller

Edmonton, Alberta

June 20, 2017

30	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Independent Auditor’s Report

To the Members of the Legislative Assembly

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Alberta, which comprise the consolidated statement of financial position as at March 31, 2017, and the consolidated statements of operations, change in (net debt) net financial assets and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Alberta as at March 31, 2017, and the results of its operations, its change from net financial assets to net debt and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

[Original signed by Merwan N. Saher FCPA, FCA]

Auditor General

June 20, 2017

Edmonton, Alberta

CONSOLIDATED FINANCIAL STATEMENTS	31

Consolidated Statement of Operations

Year Ended March 31
	2017		2016
	Budget	Actual	Actual
	In millions
Revenues (Schedule 1)
Income taxes	$15,730	$14,533	$15,552
Other taxes	6,037	5,648	5,168
Non-renewable resource revenue	1,364	3,096	2,789
Transfers from Government of Canada	7,278	7,980	7,142
Net income from government business enterprises (Schedule 6)	2,416	543	2,570
Net investment income	2,115	3,701	2,544
Premiums, fees and licences	3,649	3,701	3,574
Other	2,787	3,202	3,280
	41,376	42,404	42,619
Expenses by function (Schedules 2 and 3)
Health	20,414	20,798	20,129
Education	13,906	14,110	13,659
Social services	5,064	5,198	4,752
Agriculture, resource management and economic development	2,409	2,341	2,364
General government	2,018	2,078	2,161
Protection of persons and property	1,922	2,636	2,040
Transportation, communications and utilities	1,308	1,301	1,271
Regional planning and development	1,806	1,777	1,432
Recreation and culture	353	375	378
Environment	620	1,647	293
Housing	192	331	278
Debt servicing costs	996	1,017	776
Pension recovery (Schedule 9)	(65)	(543)	(630)
2013 Alberta flood	154	122	158
	51,097	53,188	49,061
Risk adjustment (Note 1c)	(700)	-	-

Annual deficit	(10,421)	(10,784)	(6,442)

Net assets at beginning of year – as previously reported	48,542	48,542	55,251
Adjustments to net assets (Note 9)	-	(37)	(267)
Net assets at end of year	$38,121	$37,721	$48,542

The accompanying notes and schedules are part of these consolidated financial statements.

32	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Consolidated Statement

of Financial Position

As at March 31
	2017	2016
	In	millions
Financial assets
Cash and cash equivalents (Schedule 4)	$10,313	$5,555
Accounts and accrued interest receivable	4,844	4,249
Portfolio investments (Schedule 5)
Operating	28,072	30,081
Endowments (Note 8)	2,241	2,091
Equity in government business enterprises (Schedule 6)	1,974	3,829
Loans and advances (Schedule 7)	18,803	18,023
Inventories for resale	40	49
	66,287	63,877
Liabilities
Accounts and accrued interest payable	11,476	10,782
Debt (Schedule 8)	49,579	34,706
Pension liabilities (Schedule 9)	10,023	10,566
Deferred contributions (Schedule 10)	1,347	1,173
Liabilities under public private partnerships (Schedule 11)	2,763	2,731
	75,188	59,958
(Net debt) net financial assets	(8,901)	3,919

Non-financial assets
Tangible capital assets (Schedule 12)	48,799	46,697
Inventories of supplies	361	382
Prepaid expenses	248	242
	49,408	47,321
Net assets before spent deferred capital contributions	40,507	51,240

Spent deferred capital contributions (Schedule 10)	2,786	2,698
Net assets	$37,721	$48,542

Contractual obligations and contingent liabilities (Notes 5 and 6)

The accompanying notes and schedules are part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	33

Consolidated Statement of

Change in (Net Debt) Net Financial Assets

Year Ended March 31
	2017		2016
	Budget	Actual	Actual
	In millions

Annual deficit	$(10,421)	$(10,784)	$(6,442)
Acquisition of tangible capital assets	(6,043)	(4,008)	(4,434)
Additions to public private partnerships, capital leases and donated capital assets	(145)	(421)	(230)
Amortization of tangible capital assets	2,379	2,283	2,215
Net loss (gain) on disposal and write-down of tangible capital assets	-	1	(4)
Proceeds on sale of tangible capital assets	-	43	43

Acquisition of inventory of supplies	(812)	(890)	(1,058)
Consumption of inventory of supplies	809	889	895
Write-down of inventory of supplies	-	22	1

(Increase) decrease in prepaid expenses	-	(6)	4
Net increase in spent deferred capital contributions	272	88	142
Change in accumulated unrealized gains or losses (Schedule 6)	-	(118)	(11)
Other (Note 9)	-	81	(256)
Decrease in net financial assets	(13,961)	(12,820)	(9,135)
Net financial assets at beginning of year	3,919	3,919	13,054
(Net debt) net financial assets at end of year	$(10,042)	$(8,901)	$3,919

The accompanying notes and schedules are part of these consolidated financial statements.

34	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Consolidated Statement

of Cash Flows

Year Ended March 31
	2017	2016
	In	millions
Operating transactions
Annual deficit	$(10,784)	$(6,442)
Non-cash items
Amortization of tangible capital assets	2,283	2,215
Consumption of inventory of supplies	889	895
Deferred contributions recognized as revenue	(1,304)	(1,079)
Pension recovery	(543)	(630)
Net income from government business enterprises	(543)	(2,570)
Other non-cash items included in annual deficit	(1,162)	(439)
	(11,164)	(8,050)
(Increase) decrease in accounts and accrued interest receivable, inventory for resale and prepaids	(448)	300
Increase (decrease) in accounts and accrued interest payable	723	(341)
Acquisition of inventory of supplies	(890)	(1,058)
Distribution from government business enterprises	2,280	2,422
Cash used by operating transactions	(9,499)	(6,727)

Capital transactions
Acquisition of tangible capital assets	(4,008)	(4,434)
Proceeds on sale of tangible capital assets	43	43
Cash used by capital transactions	(3,965)	(4,391)

Investing transactions
Purchases of portfolio investments	(13,898)	(14,697)
Disposals of portfolio investments	16,682	15,433
Loans and advances made	(2,602)	(2,567)
Repayment of loans and advances	1,740	1,721
Cash provided (used) by investing transactions	1,922	(110)

Financing transactions
Debt retirements	(25,200)	(24,270)
Debt issues	40,049	32,022
Restricted capital contributions	1,511	1,221
Repayment of liabilities under capital leases and public private partnerships	(51)	(42)
Other	(9)	(11)
Cash provided by financing transactions	16,300	8,920

Increase (decrease) in cash and cash equivalents	4,758	(2,308)

Cash and cash equivalents at beginning of year	5,555	7,863

Cash and cash equivalents at end of year	$10,313	$5,555

The accompanying notes and schedules are part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	35

Notes to the Consolidated Financial Statements

March 31, 2017

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND REPORTING PRACTICES

These consolidated financial statements are prepared in accordance with Canadian public sector accounting standards.

(a)	REPORTING ENTITY

The financial statements of the Province of Alberta are a consolidation of ministry financial statements, which includes financial statements of departments, regulated funds, government organizations and government business enterprises.

The consolidated financial statements include the accounts of all organizations that are controlled by the Province, listed in Schedule 13.

(b)	METHOD OF CONSOLIDATION

The accounts of government sector entities, except those designated as government business enterprises, are consolidated using the line-by-line method. Under this method, accounting policies of the consolidated entities are adjusted to conform to government accounting policies and the results of each line item in their financial statements (revenue, expense, assets and liabilities) are included in the government’s results. Revenue, expense, capital, investing and financing transactions, as well as related asset and liability balances between consolidated entities have been eliminated.

Schools, colleges, technical institutes, some government business enterprises and some government organizations have year ends that are other than March 31. The significant transactions of these organizations that have occurred during the period between their year ends and the Province’s year end of March 31, 2017, have been recorded in these financial statements. Organizations that the Province controls for reporting purposes through its consolidated organizations, but that do not meet the materiality threshold of $6 million in assets, liabilities, revenues or expenses after eliminating inter-entity transactions and balances, are not consolidated in these financial statements. These organizations are reviewed annually to determine if they meet the materiality threshold and after two years of exceeding the threshold will be considered for consolidation.

The accounts of provincial agencies designated as government business enterprises, such as ATB Financial (see Schedule 6), are accounted for on the modified equity basis, with the equity being computed in accordance with International Financial Reporting Standards. Under the modified equity method, the accounting policies of government business enterprises are not adjusted to conform to those of the government sector entities. Inter-sector revenue and expense transactions and related asset and liability balances are not eliminated.

(c)	BUDGET AND LEGISLATIVE AUTHORITY

Public sector accounting standards require that financial statements contain a comparison of the actual and budgeted results for the year. The government’s fiscal plan is prepared in accordance with the Fiscal Planning and Transparency Act consistent with the scope and accounting policies used in the Province’s consolidated financial statements. The Fiscal Plan documents, which describe the Province’s budget for the 2017 fiscal year, were tabled in the Legislature on April 14, 2016.

36	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 1, continued

The budget contains an annual risk adjustment of $700 million. The Province relies on revenue sources that are volatile and unpredictable, including non-renewable resources, income taxes and investment income. This revenue is linked to factors such as energy prices, equity markets, exchange rates, geopolitical events and global economic swings. The annual risk adjustment is a way to signal the possible extent of a revenue shortfall.

In 2016-17, the Province entered into agreements to pay the companies with coal-fired generation plants, which were originally slated to operate beyond 2030, to transition away from the use of coal. The Province will make equal payments over the next 14 years, with the first payment beginning in 2017-18. The Province accrued the present value of these payments totalling $1,115 million as at March 31, 2017. The increase resulted in the 1% limit over budgeted operating expense under the Fiscal Planning and Transparency Act being exceeded.

(d)	FUTURE CHANGES IN ACCOUNTING POLICY

PS 3450 Financial Instruments

Items within the scope of the financial instruments section are assigned to one of two measurement categories: fair value, or cost or amortized cost. Fair value measurement will apply to derivatives and portfolio investments in equity instruments that are quoted in an active market. Also, when groups of financial assets and financial liabilities are managed on a fair value basis they may be reported on that basis. Other financial assets and financial liabilities will generally be measured at cost or amortized cost. Until an item is derecognized, gains and losses arising due to fair value remeasurement will be reported in the Statement of Remeasurement Gains and Losses.

The Province, including all government components except for some regulated funds and government organizations that manage their investments on a fair value basis, have not yet adopted this standard. The effective date of this standard has been deferred to April 1, 2019. Adoption of this standard requires corresponding adoption of PS 2601 Foreign Currency Translation, PS 1201 Financial Statement Presentation, and PS 3041 Portfolio Investments in the same fiscal period. The Province is currently assessing the impact of these standards on the financial statements.

Other New Standards

The Province has adopted the following new standards on a prospective basis with an effective date of April 1, 2017: Assets (PS 3210), Contingent Assets (PS 3320), Contractual Rights (PS 3380) and Inter-entity Transactions (PS 3420) and is assessing the impact of Restructuring Transactions (PS 3430) which has an effective date of April 1, 2018 on the financial statements.

(e)	BASIS OF FINANCIAL REPORTING

Revenues

All revenues are reported on the accrual basis of accounting. Cash received for which goods or services have not been provided by year end is recognized as unearned revenue and recorded in accounts and accrued interest payable.

Corporate income tax revenue is recognized when installments are received from taxpayer corporations. A receivable is established for tax assessments that are outstanding. Revenue and tax receivables will be adjusted in the year in which any additional information becomes available from resulting audits, appeals, and court decisions. Corporate income tax refunds payable are accrued based primarily on the prior year’s corporate income tax refunds paid on assessments. Corporate income tax receipts from corporations in anticipation of an upward reassessment of Alberta income tax payable are described as corporate income tax receipts in abeyance and recognized as accounts and accrued interest payable.

CONSOLIDATED FINANCIAL STATEMENTS	37

NOTE 1, continued

The Province calculates an allowance for corporate income taxes based on the difference between the actual corporate income tax receivable and the estimate of the collectability. Corporate income tax receivable is presented net of this allowance. The adjustment to the allowance is recorded as an expense. The adjustment may increase or decrease the allowance as tax receivables are revalued in subsequent years based on resulting audits, appeals, and court decisions.

Personal income tax is recognized on an accrual basis based on an economic estimate of the various components of personal income tax for the fiscal year. Gross personal income tax growth for the taxation year is a key component of the estimate for the fiscal year.

The provincial tax system is predicated on self-assessment where taxpayers are expected to understand the tax laws and comply with them. This has an impact on the completeness of tax revenues when taxpayers fail to comply with tax laws, for example, if they do not report all of their income. The Province has implemented systems and controls in order to detect and correct situations where taxpayers are not complying with the various Acts it administers. These systems and controls include performing audits of taxpayer records when determined necessary. However, such procedures cannot identify all sources of unreported income or other cases of non-compliance with tax laws. The Province does not estimate the amount of unreported tax.

Non-renewable resource revenue is reported based on royalties on oil and gas produced during the year.

The provincial royalty system is predicated on self-reporting where the petroleum and natural gas industry is expected to understand the relevant energy legislation (statutes and regulations) and comply with them. This has an impact on the completeness of revenue when the petroleum and natural gas industry does not fully meet the legislative requirements, for example, by reporting inaccurate or incomplete production data. The Province has implemented systems and controls in order to detect and correct situations where the petroleum and natural gas industry has not complied with the various Acts and regulations the Province administers. These systems and controls, based on areas of highest risk, include performing audits of the petroleum and natural gas industry records when determined necessary. The Province does not estimate the effect of misreported revenue. Any impacts on revenue of refiling by industry are recognized in the year of refiling.

Transfers from the Government of Canada for capital purposes and donated assets are recognized as deferred capital contributions and recognized as revenue over the useful life of the tangible capital assets based on relevant stipulations of the transfer taken together with the actions and communications of the Province. All other transfers, without stipulations for their use, are recognized as revenue when authorized and eligibility criteria (if any) are met.

Endowment contributions, matching contributions, and associated investment income allocated for preservation of endowment capital purchasing power are recognized as other revenue in the Consolidated Statement of Operations in the period in which they are received.

Expenses

Expenses represent the cost of resources consumed during the year on government operations. Expenses include amortization of acquired tangible capital assets and expenses incurred in accordance with the terms of approved grant programs. Grants are recognized as expenses when authorized, eligibility criteria, if any, are met and a reasonable estimate of the amounts can be made.

38	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 1, continued

Pension expenses comprise the cost of pension benefits earned by employees during the year, interest on the Province’s share of the unfunded pension liabilities, and the amortization over the expected average remaining service life of employees of deferred adjustments arising from experience gains and losses and changes in actuarial assumptions. Schedule 9 provides additional information on the components of pension expenses and liabilities.

In the Consolidated Statement of Operations, pension costs of government sector entities which are funded are included in expenses by function and costs which have not been funded are recognized as pension provisions.

Costs arising from obligations under guarantees and indemnities are recognized as expenses when management determines that the Province will likely be called upon to make payment. The expense represents management’s best estimate of future payments less recoveries.

The estimated increase or decrease for the year in accrued employee vacation entitlements is recognized in the appropriate expense function.

Financial Assets

Financial assets are the Province’s financial claims on external organizations and individuals, and inventories for resale at the year end.

Cash includes deposits in banks and cash in transit. Cash equivalents include directly held interest bearing securities with terms to maturity of primarily less than three months.

Accounts receivable and accrued interest receivable are recognized at the lower of cost or net recoverable value. A valuation allowance is recognized when recovery is uncertain.

Portfolio investments authorized by legislation to provide income for the long term or for other special purposes are recognized at cost. Cost includes the amortization of a discount or premium using the straight line method over the life of the investments. Realized gains and losses on disposal of these investments are included in calculating the net operating results for the year. If an investment loses value that is other than a temporary decline, its recognized value is reduced to reflect the loss. The reduced value is deemed to be the new cost.

Endowments (Note 8) are included in financial assets in the Consolidated Statement of Financial Position. Donors have placed restrictions on their contribution to the endowment funds, for example capital preservation. The principal restriction is that the original contribution should be maintained intact in perpetuity. Other restrictions may include spending investment income earned by endowments for specific operational or capital purposes, or capitalizing a certain amount of investment income to maintain and grow the real value of endowments.

Loans are recognized at cost less any discounts and allowance for credit loss. Where there is no longer reasonable assurance of timely collection of the full amount of principal and interest of a loan, a provision for credit loss is made and the carrying amount of the loan is reduced to its estimated realizable amount.

Inventories for resale representing the Province’s share of royalty oil in feeder and trunk pipelines are recognized at the lower of cost or net realizable value. Other inventories for resale are valued at the lower of cost, determined on a first-in, first-out basis, and estimated net realizable value.

CONSOLIDATED FINANCIAL STATEMENTS	39

NOTE 1, continued

Liabilities

Liabilities represent present obligations of the Province to external organizations and individuals arising from transactions or events occurring before the year end. They are recognized when there is an appropriate basis of measurement and management can reasonably estimate the amount.

The value of pension liabilities and associated changes during the year are based on an actuarial extrapolation of the most recent actuarial valuation. This valuation technique uses the projected benefit method pro-rated on service, and management’s best estimate as at the extrapolation date of various economic and non-economic assumptions. Where the Province is a participating employer in the plan, experience gains and losses to the extent of the Province’s employer share are amortized over the estimated average remaining service life of employees. Where the Province has a liability for pre-1992 pension obligations experience gains or losses are recognized in the year incurred.

Debentures included in debt are recognized at their face amount less unamortized discount, which includes issue expenses and hedging costs.

Income or expense on interest rate swaps used to manage interest rate exposure is recognized as an adjustment to debt servicing costs.

Liabilities also include:

∎	All financial claims payable by the Province at the year end;

∎	Contingent liabilities where future liabilities are likely;

∎	Estimates of the Province’s liabilities for contaminated sites;

∎	Accrued employee vacation entitlements;

∎	Asset retirement obligations of schools, universities, colleges and hospitals (SUCH); and

∎	Spent deferred capital contributions which are excluded from (net debt) net financial assets.

Non-financial Assets

Non-financial assets are limited to tangible capital assets, inventories of supplies and prepaid expenses.

Tangible capital assets of government business enterprises are included in the Consolidated Statement of Financial Position within equity in government business enterprises. Tangible capital assets acquired by right, such as Crown lands, forests, water and mineral resources, are not included on the Consolidated Statement of Financial Position. Post-secondary institutions and certain departments have collections consisting of historical artifacts and provincial, national and international works of art. The value of these collections is not recognized in these financial statements.

Tangible capital assets are valued at cost less accumulated amortization. Amortization is provided on a straight-line basis over the periods expected to benefit from their use (see Schedule 12). The annual amortization costs are allocated to the functions of the government that employ those assets and are reported on the Consolidated Statement of Operations.

Inventories of supplies are valued at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

Prepaid expenses are recorded at cost and amortized based on the terms of the agreement.

Derivative Contracts

Income and expense from derivative contracts are recorded as investment income or debt servicing costs. Certain derivative contracts, which are primarily interest rate swaps reported as interest rate derivatives for which there is an underlying matching asset and liability, are recorded at cost plus accrued interest. Gains and losses from these derivatives are recognized in the same period as the gains and losses of the underlying assets and liabilities.

40	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 1, continued

Other derivative contracts without an underlying matching asset and liability, which are primarily bond index swaps reported as interest rate derivatives, equity index swaps and equity index futures reported as equity replication derivatives, and forward foreign exchange contracts reported as foreign currency derivatives, are recognized at fair value (see Note 4) in portfolio investments and net investment income.

The estimated amounts receivable and payable from derivative contracts are included in accrued interest receivable and payable respectively.

Foreign Currency

Assets and liabilities denominated in foreign currency are translated at the year end exchange rate.

Foreign currency transactions are translated into Canadian dollars using the average exchange rate for the day, except for hedged foreign currency transactions which are translated at exchange rates established by the terms of the hedging agreement.

Exchange gains and losses that arise on translation of fixed term foreign currency denominated monetary items are deferred and amortized over the life of the contract.

Amortization of deferred exchange gains and losses and other exchange differences on unhedged transactions are included in the determination of the net operating results for the year.

Public Private Partnerships

A public private partnership (P3) is a legally-binding contract between the Province and one or more public/private/not-for-profit partners for the provision of assets and the delivery of services that allocates responsibilities and business risks among various partners.

The Province accounts for P3 projects in accordance with the substance of the underlying agreements. These agreements are accounted for the same way as capital leases as follows:

∎	The capital asset is valued at the total of progress payments made during construction and net present value of the future payments, discounted using the Province’s estimated borrowing rate for long term debt at the time of signing the P3 agreement.

∎	The liability is valued at the net present value of the future payments, discounted using the Province’s borrowing rate for long term debt at the time of signing the P3 agreement.

∎	During construction, the capital asset (classified as work-in-progress) and the corresponding liability are recorded based on the estimated percentage complete or the term of the agreement.

∎	Amortization on a straight-line basis over the estimated useful life commences when the asset is put into service.

Measurement Uncertainty

Estimates are used in accruing revenues, expenses, assets and liabilities in circumstances where the actual results are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount, as there is whenever estimates are used.

CONSOLIDATED FINANCIAL STATEMENTS	41

NOTE 1, continued

Measurement uncertainty that is material to these financial statements exists in the accrual of personal and corporate income taxes; royalties derived from non-renewable resources; health transfers; private investments, inflation sensitive and alternative investments; pension liabilities; and estimated useful life of long lived tangible capital assets.

Personal income tax revenue of $10,763 million (2016: $11,357 million), (see Schedule 1), is subject to measurement uncertainty due primarily to the use of economic estimates of personal income growth. Personal income growth is inherently difficult to estimate due to subsequent revisions to personal income data. The estimate of personal household income growth used in determining personal income tax is negative 4.5% for 2016 calendar year (2015: 0.5%) and 1.8% for 2017 calendar year (2016: negative 1.2%). Based on historical data, there is an uncertainty of plus or minus $510 million (2016: $560 million) in the personal income tax revenue estimate.

Corporate income tax revenue of $3,692 million (2016: $4,143 million), (see Schedule 1), and corporate income tax refund payable of $626 million (2016: $973 million) is subject to measurement uncertainty due primarily to the timing differences between tax installments collected and future tax assessments, along with the estimate for allowance for doubtful accounts.

Natural gas and by-products royalty of $520 million (2016: $493 million), crude oil royalty of

$716 million (2016: $689 million) and bitumen royalty of $1,483 million (2016: $1,223 million), (see Schedule 1), are subject to measurement uncertainty. Natural gas and by-products royalty is calculated based on allowable costs incurred by the royalty payers and production volumes that are reported to the Province by royalty payers. These costs and volumes could vary significantly from that initially reported. The Province estimates what the costs, volumes and royalty rates for the fiscal year should be based on statistical analysis of industry data. Based on historical data, changes to natural gas and by-products revenues was $94 million (2016: $153 million). For projects from which bitumen royalty is paid and the project has reached payout, the royalty rate used to determine the royalties is based on the average price of West Texas Intermediate crude oil in Canadian dollars for the calendar year. Royalty rates will start at 25% of net profits when oil is priced at fifty five dollars per barrel or less, and increase to a maximum of 40% of net profits when oil is priced at one hundred and twenty dollars or more. Payout is defined at the first date at which the cumulative revenue of a project first equals the cumulative cost of the project.

The Canada Health Transfers are determined on an equal per capita cash basis. Measurement uncertainty for the Canada Health Transfer relates to the population estimate upon which entitlements are based. As the population estimate is finalized, it is used to adjust the entitlements of open prior years. Accordingly, these amounts are estimated and could change by a material amount.

The fair value of private equities, inflation sensitive and alternative investments of $8,968 million (2016: $8,932 million), (see Schedule 5), are subject to measurement uncertainty as the fair value may differ significantly from the values that would have been used had a ready market for these investments existed.

Pension liabilities of $10,023 million (2016: $10,566 million), (see Schedule 9), are subject to measurement uncertainty because a plan’s actual experience may differ significantly from assumptions used in the calculation of the plan’s accrued benefits.

Some of the government organizations have year ends that are other than March 31. The accounts of these organizations are consolidated based on the results of their latest financial year end.

42	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 1, continued

Estimation of transactions for the period between their year ends and March 31 is therefore subject to measurement uncertainty.

While best estimates have been used for reporting items subject to measurement uncertainty, management considers that it is possible, based on existing knowledge, that changes in future conditions in the near term could require a material change in the recognized amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

Segment Disclosure

Sector information is reported in Schedules 1, 2, 3 and 6 and is based on accountability, budgetary practices and governance relationships within the reporting entity. Additional information is provided in ministry and other entity annual reports.

 NOTE 2        VALUATION OF FINANCIAL ASSETS AND LIABILITIES

Fair value is the amount of consideration agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act.

Due to their short term nature, the fair values of cash and cash equivalents, accounts and accrued interest receivable and accounts and accrued interest payable are estimated to approximate their carrying value.

The methods used to determine the fair values of portfolio investments are explained in the following paragraphs:

∎	Public fixed-income securities and equities are valued at the year-end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company.

∎	Mortgages and certain non-public provincial debentures are valued at the net present value of future cash flows. These cash flows are discounted using appropriate interest rate premiums over similar Government of Canada benchmark bonds trading in the market.

∎	The fair value of alternative investments including absolute return strategy investments, investments in limited partnerships, private investment funds, private equities and securities with limited marketability is estimated using methods such as cost, discounted cash flows, earnings multiples, prevailing market values for instruments with similar characteristics and other pricing models as appropriate.

∎	Real estate investments are reported at their most recent appraised value, net of any liabilities against the real property. Real estate properties are appraised annually by qualified external real estate appraisers using methods such as replacement cost, discounted cash flows, earnings multiples, prevailing market values for properties with similar characteristics and other pricing models as appropriate.

∎	Because quoted market prices are not readily available for private and alternative investments and private real estate, estimated fair values may not reflect amounts that could be realized upon immediate sale, or amounts that may ultimately be realized. Accordingly, estimated fair values may differ significantly from the values that would have been used had a ready market existed for these investments.

CONSOLIDATED FINANCIAL STATEMENTS	43

The fair value of derivative contracts relating to portfolio investments is disclosed in Note 4. The estimated amount receivable or payable from derivative contracts at the reporting date is determined by the following methods:

∎	Equity and bond index swaps are valued based on changes in the appropriate market based index net of accrued floating rate interest. Forward foreign exchange contracts and equity index and interest rate futures contracts are valued based on quoted market prices. Interest rate swaps and cross-currency interest rate swaps are valued based on discounted cash flows using current market yields and exchange rates. Options to enter into interest rate swap contracts are valued based on discounted cash flows using current market yields and volatility parameters which measure change in the underlying swap. Credit default swaps are valued based on discounted cash flows using current market yields and calculated default probabilities. Warrants and rights are valued at the year end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company.

 NOTE 3        FINANCIAL RISK MANAGEMENT

(a)	ASSET MANAGEMENT

The investments that the Province holds are exposed to credit risk and market risk. Market risk is comprised of currency exchange risk, interest rate risk and price risk. In order to earn the best possible return at an acceptable level of risk, the Province has established policies for the asset mix of its investment portfolios.

The Province reduces its investment risk by holding many different types of assets, investing in securities from various governments and companies in different industries and countries, having quality constraints on fixed income instruments, and restricting amounts exposed to countries designated as emerging markets. The use of derivatives is controlled (see Note 4).

A large percentage of the Province’s investments are in the Alberta Heritage Savings Trust Fund (Heritage Fund), which also includes money allocated to the Heritage Fund under the Access to the Future Act. The objective is to invest in a diversified portfolio to maximize long-term returns at an acceptable level of risk.

Investments in the Alberta Heritage Foundation for Medical Research Endowment Fund, the Alberta Heritage Science and Engineering Research Endowment Fund, the Alberta Heritage Scholarship Fund and the Alberta Cancer Prevention Legacy Fund are managed to provide an annual level of income for the purpose of making grants to researchers in the fields of medicine, science and engineering, and to students.

Cash and cash equivalents are used to repay debt as it matures, to provide funding for the capital plan, and to help protect operating and capital spending from short-term declines in revenue and the costs of emergencies, disasters, and settlements with First Nations.

(b)	DEBT MANAGEMENT

The objective of the Province’s debt management activity is to raise funding for the Province and its agencies in a cost-effective manner, while ensuring that borrowed funds can be serviced and repaid as scheduled.

44	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 3, continued

The Province’s debt management goals include: ensuring sufficient liquidity to meet the Province’s financial commitments and withstand market disruptions, providing stable and low-cost funding for the Province, maintaining access to both domestic and global debt markets to provide financing and liquidity for the Province and strategically structuring the debt portfolio to allow for prudent management of maturities and refinancing.

In order to achieve this objective, the Province manages the following risks: interest rate risk, foreign currency risk, credit risk, liquidity risk, operational risk, settlement risk and refinancing risk. The Province manages these risks within approved policy guidelines. The management of these risks and the policy guidelines apply to the Province’s debt, excluding debt raised to fund requirements of provincial corporations. The debt of provincial corporations and regulated funds is managed separately in relation to their stated requirements and respective authorities.

The Province has decided that the most effective liability risk management strategy is to allow existing debt instruments to mature in accordance with their terms (see Schedule 8).

 NOTE 4         DERIVATIVE CONTRACTS AND RELATED CREDIT RISK

A derivative is a financial contract with the following three characteristics:

∎	Its value changes in response to the change in a specified interest rate, equity index price, foreign exchange rate or credit rating,

∎	It requires no initial net investment or the initial investment is smaller than required for exposure to a similar investment market, except for cross currency swaps. Cross currency swaps can have an exchange of notional amounts at the start of the contract, the end of the contract, or both, and

∎	It is settled in the future.

The Province uses various types of derivative contracts held indirectly through pooled investment funds or held directly by Alberta Capital Finance Authority to gain access to equity markets and enhance returns or to manage exposure to interest rate risk, currency risk and credit risk. The notional value of a derivative represents the amount to which a rate or price is applied in order to calculate the exchange of cash flows with a counter-party.

Interest rate derivatives allow the Province to exchange interest rate cash flows (fixed, floating and bond index) based on a notional amount. Interest rate derivatives primarily include interest rate swaps, cross currency interest rate swaps, bond index swaps, futures contracts and options.

Equity replication derivatives allow for the Province to receive or pay cash based on the performance of a specified market-based equity index, security or basket of equity securities applied to a notional amount. Equity derivatives primarily include equity index swaps, futures contracts and rights, warrants and options.

Foreign currency derivatives include contractual agreements to exchange specified currencies at an agreed upon exchange rate and on an agreed settlement date in the future.

Credit risk derivatives include credit default swaps allowing the Province to buy and sell protection on credit risk inherent in a bond. A premium is paid or received, based on a notional amount, in exchange for a contingent payment should a defined credit event occur with respect to the underlying security.

CONSOLIDATED FINANCIAL STATEMENTS	45

NOTE 4, continued

The following is a summary of the fair values of the Province’s derivative contracts by type:

	2017	2016
	Fair	Fair
	Value (a) (b) (c) (d)	Value (a) (b) (c) (d)

	In	millions

Interest rate derivatives	$(808)	$(1,046)

Equity replication derivatives	31	124

Foreign currency derivatives	(25)	254

Credit risk derivatives	8	3

Derivatives-related payables, net	(794)	(665)

Deposits in futures contracts margin accounts	20	60

Deposits as collateral for derivative contracts	5	8

Net derivative-related investments	$(769)	$(597)

(a)	Current credit exposure is represented by the current replacement cost of all outstanding contracts in a favourable position (positive fair value).The Province attempts to limit its credit exposure by dealing with counterparties believed to have good credit standing (A+ or greater).

(b)	Includes interest rate derivatives of Alberta Capital Finance Authority (ACFA) with a net fair value of $(667) million (2016: $(945) million), of which 10% will mature in under one year, 7% in one to three years and 83% in over three years.

Under the Province’s master agreement with counterparties, ACFA can, in the event of a counterparty default, net its favourable and unfavourable positions with the counterparty. In addition, under the agreement, several Credit Support Annexes have been signed with counterparties which may require ACFA or the counterparty to provide collateral based on established thresholds, which further enhances ACFA’s credit position. As at March 31, 2017, $9.9 million (2016: nil) in non-cash collateral on net unfavourable positions has been posted to one counterparty on ACFA’s behalf, and a total of $135 million (2016: $93 million) in non-cash collateral on net favourable positions from two counterparties has been posted on ACFA’s behalf.

(c)	The method of determining the fair value of derivative contracts is described in Note 2.

(d)	The derivatives of government business enterprises are disclosed in Schedule 6.

 NOTE 5         CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Contractual obligations represent a legal obligation of the Province to others and will become liabilities in the future when the terms of the contract are met.

	2017	2016
	In	millions
Obligations under operating leases, contracts and programs	$14,396	$12,339
Obligations under capital leases
Operations and maintenance payments	4,145	3,604
Capital payments	1,005	129
	$19,546	$16,072

46	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 5, continued

Estimated payment requirements for each of the next five years and thereafter are as follows:

Obligations Under Operating Leases, Contracts and Programs
In millions
2017-18	$7,678
2018-19	2,616
2019-20	1,571
2020-21	649
2021-22	421
Thereafter	1,461
$14,396

Major commitments included in the above figures are commitments for capital construction contracts for health and education facilities and highways.

Operations and Maintenance Payments
In millions
2017-18	$84
2018-19	90
2019-20	85
2020-21	93
2021-22	116
Thereafter	3,677
$4,145

Capital Payments
In millions
2017-18	-
2018-19	-
2019-20	-
2020-21	11
2021-22	27
Thereafter	967
1,005
Less net present value of interest	(385)
Total liabilities	$620

The government has various commitments relating to the devolution of services or disposition of assets to the private sector. Those commitments include the performance of duties and obligations if the private sector organization fails to meet them.

The Province has outstanding approved undisbursed loan commitments of $187 million (2016: $208 million).

CONSOLIDATED FINANCIAL STATEMENTS	47

 NOTE 6        CONTINGENT LIABILITIES

Set out below are details of contingent liabilities resulting from guarantees, indemnities and litigation, other than those reported as liabilities. Any losses arising from the settlement of contingent liabilities are treated as current year expenses.

(a)	GUARANTEES

Guarantees amounting to $76 million (2016: $82 million) are detailed below:

	2017	2016	Expiry Date
		In millions
Feeder Associations Guarantee Act	$63	$55	Ongoing
Agriculture Financial Services Act	13	27	Variable
	$76	$82

Authorized loan guarantee limits are shown below where applicable. Where authorized loan guarantee limits are not noted, the authorized limits decline as guaranteed or indemnified loans are repaid.

Guarantee programs under the following Acts are ongoing:

∎	Feeder Associations Guarantee Act (authorized guarantee limit set by Order in Council is $100 million),

∎	Agriculture Financial Services Act.

The lender takes appropriate security prior to issuing to the borrower a loan, which is guaranteed by the Province. The security taken depends on the nature of the loan. Interest rates are negotiated with the lender by the borrower.

Included in the guarantees issued under the Agriculture Financial Services Act is $8.75 million guaranteed under the Alberta Flood Recovery Loan Guarantee Program (AFRLGP), which was established to assist Alberta businesses directly impacted by the June 2013 flood in Southern Alberta. Under the AFRLGP, the Province has entered into agreements with financial institutions guaranteeing repayment of up to 75% of loans issued under this program.

Through the Public Trustee Act, the Province also unconditionally guarantees the amount outstanding on a client’s guaranteed account as administered by the Office of the Public Guardian and Trustee. As at March 31, 2017, the potential liability of the Province based on the outstanding balance of the Client Guaranteed Accounts is $432 million (2016: $432 million).

The Province has contingent liabilities with respect to various indemnities as permitted under the Financial Administration Act. The indemnified amount and corresponding liability cannot be reasonably estimated.

(b)	LEGAL ACTIONS

At March 31, 2017, the Province was involved in legal matters where damages are being sought. These matters give rise to contingent liabilities.

Accruals have been made in specific instances where it is likely that losses will be incurred based on a reasonable estimate. As at March 31, 2017, accruals totalling $191 million (2016: $182 million) have been recorded as a liability. The total amount claimed for all likely claims is $449 million (2016: $451 million, restated). Certain claims are covered by reinsurance through the Alberta Risk Management Fund. The resulting additional liability, if any, from likely claims in excess of the amounts accrued is not determinable.

48	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

NOTE 6, continued

The Province has been named in 970 (2016: 961) claims of which the outcome is not determinable. Of these claims 870 (2016: 824) have specified amounts totalling $4.7 billion (2016: $4.0 billion). The remaining 100 (2016: 137) claims have no amounts specified. Certain claims are covered by reinsurance through the Alberta Risk Management Fund. The resolution of indeterminable claims may result in a liability, if any, that may be significantly lower than the claimed amount.

In addition, the Province has been named in 27 (2016: 30) claims in matters such as aboriginal rights, Aboriginal title and treaty rights. In most cases, these claims have been filed jointly and severally against the Province of Alberta and the Government of Canada and in some cases involve third parties. Of these claims, 13 (2016: 16) have specified amounts totalling $106.0 billion (2016: $117.9 billion) plus a provision for interest and other costs that are not determinable. The remaining 14 (2016: 14) claims have no amounts specified. In addition, there are four (2016: three) claims for treaty land entitlement for which the Province may have an obligation under the Natural Resources Transfer Agreement.

(c)	TAX ASSESSMENTS

Some of the taxes assessed by the Province are under objection and some are being appealed. The resulting loss, if any, cannot be reasonably estimated.

 NOTE 7        TRUST AND OTHER FUNDS UNDER ADMINISTRATION

Trust and other funds under administration are regulated and other funds consisting of public money over which the Legislature has no power of appropriation. Because the Province has no equity in the funds and administers them for the purposes of various trusts, they are not included in the consolidated financial statements. As at March 31, 2017, trust and other funds under administration were as follows:

	2017	2016
	In	millions
Public Sector Pension Plan Funds	$62,684	$55,285
The Workers’ Compensation Board Accident Fund	393	559
Public Trustee	606	604
Special Areas Trust Account	295	292
Various Court Offices and Fines Distribution Trust	167	161
Miscellaneous trust funds	1,391	1,297
	$65,536	$58,198

In addition to the above trust and other funds under administration, the Province holds cash and bank guarantees in the form of letters of credit and promissory notes in the amount of $2.0 billion (2016: $1.9 billion).The majority of these guarantees are held to assure satisfactory reclamation of coal and oil sands operations, sand and gravel pits, landfills, hazardous waste management and hazardous recyclable facilities.

CONSOLIDATED FINANCIAL STATEMENTS	49

 NOTE 8         ENDOWMENT FUNDS

As at March 31, 2017, endowment funds are as follows:

	2017	2016
	In	millions
Balance beginning of year	$2,091	$2,004
Adjustment to opening balance	-	(11)
Endowment contributions	65	51
Reinvested income	74	33
Transfers from the accumulated surplus of related government organizations	11	14
Balance end of year (Schedule 5)	$2,241	$2,091

 NOTE 9         ADJUSTMENTS TO NET ASSETS

The reconciliation of adjustments to net assets is as follows:

	2017	2016
	In	millions
Adjustments to net assets
Change in accumulated unrealized gains and losses (Schedule 6)	$(118)	$(11)
Correction of prior year error (a)	-	(237)
Other	81	(19)
	$(37)	$(267)

(a)	In 2015-16, the Province recorded a correction to a prior year accounting error related to natural gas royalties.

 NOTE 10        COMPARATIVE FIGURES

Certain 2016 figures have been reclassified, where necessary, to conform to 2017 presentation.

50	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Schedules to the Consolidated Financial Statements

REVENUES	SCHEDULE 1

	2017	2016
	In	millions
Income taxes
Personal income tax	$10,763	$11,357
Corporate income tax	3,692	4,143
Interest and penalties on corporate income tax	78	52
	14,533	15,552
Other taxes
Education property tax	2,412	2,255
Fuel tax Tobacco	1,344	1,370
tax Insurance	953	980
taxes Carbon levy	554	403
Tourism levy	250	-
Freehold mineral rights tax	77	80
Interest and penalties on other tax	57	79
	1	1
Non-renewable resource revenue	5,648	5,168
Bitumen royalty
Crude oil royalty	1,483	1,223
Natural gas and by-products royalty	716	689
Bonuses and sales of Crown leases	520	493
Rentals and fees	203	203
Coal royalty	148	167
	26	14
Transfers from Government of Canada	3,096	2,789
Canada health transfers
Canada social transfers	4,209	4,027
Disaster financial assistance	1,558	1,516
Agriculture support programs	465	(70)
Labour market agreements	395	308
Other	198	177
	1,155	1,184
Net income from government business enterprises	7,980	7,142
Lottery operations
Liquor operations	1,430	1,553
Other	855	856
	(1,742)	161
Net investment income	543	2,570
Premiums, fees and licences	3,701	2,544
Tuition
Motor vehicle licences	1,169	1,158
Health fees and charges	502	517
Crop and hail insurance premiums	479	491
Land titles	370	299
Other	73	80
	1,108	1,029
Other	3,701	3,574
Sales, rentals and services
Fundraising, donations, gifts and contributions	1,227	1,228
Fines and penalties	599	657
Climate change and emissions management	221	256
Endowment contributions and re-invested income	160	200
Other	139	84
	856	855
	3,202	3,280
	$42,404	$42,619

CONSOLIDATED FINANCIAL STATEMENTS	51

EXPENSES BY MINISTRY	SCHEDULE 2

		2017		2016
				Adjusted
			Adjusted	Ministry
	Ministry	Consolidation	Ministry	Expense
	Expense	Adjustments	Expense (a)	Restated (b)
Program expenses		In millions
Offices of the Legislative Assembly	$119	$-	$119	$133
Ministries
Health	21,032	(255)	20,777	20,152
Education	8,179	(41)	8,138	7,891
Advanced Education	5,907	(8)	5,899	5,684
Community and Social Services	3,379	(20)	3,359	3,011
Municipal Affairs	2,452	-	2,452	1,414
Energy	1,618	(1)	1,617	730
Agriculture and Forestry	1,606	(11)	1,595	1,572
Treasury Board and Finance	1,688	(191)	1,497	1,450
Justice and Solicitor General	1,458	(2)	1,456	1,390
Transportation	1,304	(1)	1,303	1,282
Children’s Services	1,194	(9)	1,185	1,126
Seniors and Housing	731	(7)	724	613
Environment and Parks	654	(3)	651	561
Infrastructure	1,024	(406)	618	624
Culture and Tourism	346	(5)	341	332
Service Alberta	371	(81)	290	291
Economic Development and Trade	436	(164)	272	246
Indigenous Relations	196	-	196	200
Labour	197	(5)	192	186
Executive Council	26	-	26	25
Status of Women	7	-	7	2
	53,924	(1,210)	52,714	48,915
Debt servicing costs (c)	1,147	(130)	1,017	776
Pension recovery (d) (Schedule 9)	(543)	-	(543)	(630)
	$54,528	$(1,340)	$53,188	$49,061

(a)	Adjusted ministry expenses are net of consolidation adjustments.

(b)	On January 19, 2017, the government announced new ministry structures. As a result of program restructuring the responsibilities of ministries changed. Comparative figures have been restated to conform to 2017 presentation.

(c)	Debt servicing costs consist of interest paid on various forms of government debt. It excludes interest on pension liabilities. Interest on pension liabilities has been included in pension recovery and other program expense.

(d)	Pension recoveries are mainly related to the Ministry of Advanced Education, the Ministry of Education, the Ministry of Energy, the Ministry of Treasury Board and Finance and the Ministry of Health.

52	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

EXPENSES BY OBJECT	SCHEDULE 3

	2017	2016
	In	millions

Salaries, wages, employment contracts and benefits	$20,811	$20,113
Grants	15,321	12,411
Services	10,337	10,167
Materials and supplies	2,244	2,256
Amortization of tangible capital assets and consumption of inventories of supplies	3,173	3,110
Interest and amortization of exchange gains and losses	1,023	771
Pension recovery (Schedule 9)	(543)	(630)
Pension liability funding	536	540
Travel and communication	245	217
Corporate income tax allowance adjustment	(142)	7
Other	183	99
	$53,188	$49,061

The pension expense for the Province (Schedule 9) is included in salaries, wages, employment contracts and benefits, pension recovery and pension liability funding.

CASH AND CASH EQUIVALENTS	SCHEDULE 4

	2017	2016
	Book	Book
	Value	Value
	In	millions

Cash	$4,174	$3,710
Cash equivalents	6,139	1,845
	$10,313	$5,555

Cash and cash equivalents includes deposits in the Consolidated Cash Investments Trust Fund (CCITF). At March 31, 2017, deposits in CCITF had a time-weighted return of 0.9% (2016: 0.8%) per annum.

CONSOLIDATED FINANCIAL STATEMENTS	53

PORTFOLIO INVESTMENTS	SCHEDULE 5

	2017		2016
	Book	Fair	Book	Fair
	Value	Value	Value	Value
		In	millions
Interest bearing securities
Deposits and short-term securities	$1,239	$1,243	$1,223	$1,228
Bonds and mortgages	10,184	10,135	13,297	13,441
	11,423	11,378	14,520	14,669
Equities
Canadian public equities	2,564	2,942	2,604	2,776
Global developed public equities	7,435	7,954	6,986	7,462
Emerging markets public equities	751	873	588	674
Private equities	1,332	1,516	1,332	1,740
Pooled hedged funds	49	52	67	71
Pooled investment funds	821	1,025	640	782
	12,952	14,362	12,217	13,505
Inflation sensitive and alternative investments
Private real estate	3,621	4,927	3,541	5,098
Private infrastructure	1,775	1,987	1,348	1,596
Timberland	346	531	330	495
Other investments	6	7	3	3
	5,748	7,452	5,222	7,192

Strategic, tactical and currency investments	190	251	213	247
	$30,313	$33,443	$32,172	$35,613

Following is the breakdown of portfolio investments:

	2017		2016
	Book	Fair	Book	Fair
	Value	Value	Value	Value
		In	millions
Operating
Internally designated assets (a)	$20,777	$23,267	$19,603	$22,602
Other funds and agencies	7,295	7,485	10,478	10,647
	28,072	30,752	30,081	33,249

Endowments (Note 8)	2,241	2,691	2,091	2,364
Total portfolio investments	$30,313	$33,443	$32,172	$35,613

(a)	Internally designated assets are designated in legislation for a specific purpose. Some of these assets are to provide stewardship of savings from Alberta’s non-renewable resources revenues as is the case with the Alberta Heritage Savings Trust Fund assets of $16,100 million (2016: $15,302 million). They also support specific purposes such as cancer prevention initiatives, health and science research, and post-secondary scholarships.

54	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 6

	2017	2016
	In	millions
Accumulated surplus and equity

Accumulated surplus at beginning of year	$3,829	$3,692
Total revenue	5,929	6,006
Total expense (a) (b)	5,386	3,436
Net income	543	2,570

Change in accumulated unrealized gains or losses (c)	(118)	(11)
Transfers from government business enterprise	(2,285)	(2,427)
Accumulated surplus at end of year	1,969	3,824
Share capital	5	5
Total accumulated surplus and equity	$1,974	$3,829

Assets Loans
Investments	41,258	40,758
Other	5,810	4,075
	3,262	3,277
Liabilities	50,330	48,110
Accounts payable (d) (e)
Deposits (f)	3,374	2,874
Debt (g)	36,190	35,910
Reclamation and abandonment provision	7,044	5,497
Power purchase arrangements	30	-
	1,718	-
	48,356	44,281
Equity in government business enterprises at end of year as reported by the entities:	$1,974	$3,829
ATB Financial
Alberta Gaming and Liquor Commission Credit	$3,147	$3,110
Union Deposit Guarantee Corporation Alberta	382	377
Petroleum Marketing Commission (APMC) The	335	308
Balancing Pool (BP)	65	35
SUCH sector business enterprises	(1,952)	-
	(3)	(1)
	$1,974	$3,829

(a)	Included in the total expense is $59 million (2016: $51 million) of interest expense of ATB Financial and $2 million (2016: $2 million) of interest expense of APMC that was paid to the Province for amounts borrowed by the Province on behalf of ATB Financial and APMC. Also included in the total expense is $45 million (2016: $32 million) of payment in lieu of taxes of ATB Financial that was paid to the Province.

(b)	Included in the total expense is the cost of deemed assumption of the net liabilities of the BP as at January 1, 2017 amounting to $1,967 million less the results of its operations for the three-month period ended March 31, 2017 amounting to $15 million.

(c)	The change in accumulated unrealized gains or losses of $118 million (2016: $11 million) is comprised of changes in other comprehensive income in government business enterprises. At March 31, 2017, the Province has $31 million in accumulated unrealized losses (2016: $87 million unrealized gains).

(d)	Included in accounts payable of APMC are amounts borrowed by the Province on behalf of APMC totalling $330 million (2016: $328 million) payable in 2017-18.

(e)	Included in accounts payable of the BP is $126 million of payment in lieu of taxes that was payable to the Province.

(f)	The repayment of all deposits without limit, including accrued interest, is guaranteed by the Province in respect of which the Province assesses a deposit guarantee fee of $43 million (2016: $48 million) payable by ATB Financial. Included in the total deposits of ATB Financial are amounts borrowed by the Province on behalf of ATB Financial totalling $2,892 million (2016: $5,073 million) to be repaid as follows: $1,000 million in 2017-18, $499 million in 2018-19, $200 million in 2019-20, $199 million in 2020-21 and the remaining $994 million thereafter.

(g)	Included in debt is $232 million borrowed by the Province on behalf of the BP.

CONSOLIDATED FINANCIAL STATEMENTS	55

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 6 (continued)

The Balancing Pool

The Province created the Balancing Pool (BP) in 1998 to manage certain assets, liabilities, revenues and expenses arising from the transition to competition in Alberta’s electric industry. The BP was established as a separate statutory corporation on June 1, 2003.

The BP is required to respond to certain extraordinary events during the operating period of all of the Power Purchase Arrangements (PPAs) such as force majeure, unit destruction, Buyer or Owner default or termination of a PPA. When a Buyer terminates a PPA, the BP will assume all remaining rights and obligations pursuant to the PPA assuming the PPA continues. The Electric Utilities Act requires the BP to manage generation assets in a commercial manner.

During the latter part of 2015 and first quarter of 2016, the BP received notices of termination for six of the seven PPAs. The BP immediately assumed responsibility for all financial obligations associated with the terminated PPAs.

A series of legislative and regulatory changes and initiatives culminated in the Province to be deemed in control of the BP for financial reporting purposes with an effective date of January 1, 2017. These financial statements reflect the cost of assuming the net liabilities of the BP as at January 1, 2017 and the result of its operations for the three-month period ended March 31, 2017. However, these results do not include any valuation adjustments relating to PPAs to be terminated beyond December 31, 2016 since the information is not reasonably determinable. The impact may increase the BP’s financial exposure materially.

Contingent Liabilities and Contractual Obligations

ATB

At March 31, 2017, ATB Financial had a contingent liability under guarantees and letters of credit of $541 million (2016: $493 million) and outstanding commitments of $18.7 billion (2016: $18.8 billion).

The BP

The BP has the option to hold the PPAs, resell the PPAs or to terminate the PPAs when Buyers return the PPA to the BP. If the BP terminates a PPA, it will pay the Owner a termination payment equal to the net book value. Should the BP not terminate the PPAs in 2017 the financial obligations of the BP as it relates to the PPAs will be higher.

The BP is exposed to certain retroactive loss adjustments relating to complaints by generators in Alberta about transmission charges before the Alberta Utilities Commission. Approximately $62 million is under dispute in respect of payments in lieu of tax relating to a municipal entity.

Credit Union Deposit Guarantee Corporation

The Province, through the Credit Union Deposit Guarantee Corporation, which operates under the authority of the Credit Union Act, has a potential liability under guarantees relating to deposits of credit unions. At March 31, 2017 credit unions in Alberta held deposits totalling $21.6 billion (2016: $20.7 billion). Substantial assets are available from credit unions to safeguard the Province from the risk of loss from its potential obligation under the Act.

Contractual obligations belonging to government business enterprises are $412 million (2016: $471 million). These amounts include obligations under operating leases which expire on various dates.

56	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 6 (continued)

Legal Actions

At March 31, 2017, the government business enterprises were involved in various legal actions. Accruals have been made in specific instances where it is probable that losses will be incurred which can be reasonably estimated. The resulting loss, if any, from claims in excess of the amounts accrued cannot be determined.

In addition, the Province has sought a judicial review of the BP’s decision to accept the termination of certain PPAs.

Of the various legal actions, the government business enterprises are jointly or separately named as a defendant in 18 (2016: 19) legal claims of which the outcome is not determinable. Of the 18 claims, 13 (2016: 13) have specified amounts totalling approximately $144 million (2016: $150 million) and five claims (2016: six) have no specified amount. One (2016: one) claim totalling less than $1 million (2016: $1 million) is covered by the Alberta Risk Management Fund.

Measurement Uncertainty

The BP

These financial statements are primarily based on the financial statements of the BP for the year ended December 31, 2016 and do not reflect the potential outcome of ongoing settlement negotiations between the Province and other PPA buyers. While the BP continues to hold the PPAs transferred to it, it will assume responsibility for ongoing capacity payments and other PPA-related costs and is responsible for selling the output into the wholesale power market. Based on the estimated forecast average electricity market prices, the unavoidable costs of meeting the obligations under the PPAs is expected to exceed the economic benefits derived from the PPAs. As a result, onerous contract provisions have been recognized and measured at the lower of the present value of continuing the PPAs and the expected costs of terminating them.

Cost of termination includes the estimated net costs of holding the PPAs over the minimum six-month notice period preceding such termination plus a termination payment. For purposes of measuring the onerous contract provision, the minimum six-month notice period has been estimated to commence on January 1, 2017, except for PPA terminations which have not yet been settled. For PPA terminations which have not yet been settled, management has estimated that the minimum six-month notice period is estimated to commence on July 1, 2017. The termination payment represents the net book value of the units which is estimated at $1.4 billion. The estimated future costs for the PPAs were discounted at 0.6%, except one that was discounted at 1%.

Revenue is also dependent on generating capacity factors of the different PPAs, which can vary for each PPA.

A final determination of which PPAs to terminate has not yet been made.

APMC

The Province, through its agent APMC, is party to the North West Redwater Partnership and the Energy East Pipeline projects. APMC has used judgement to estimate the net present value of the processing agreement with the North West Redwater Partnership, as well as to estimate the monthly toll commitments as disclosed in Schedule 6.

CONSOLIDATED FINANCIAL STATEMENTS	57

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 6 (continued)

Derivative Contracts

ATB Financial has the following derivatives:

	2017	2016
	Fair Value	Fair Value
	In	millions

Interest rate derivatives (a)	$65	$195
Cross currency interest rate swaps	33	1
Forward commodity contracts (b)	15	13
Foreign currency derivatives	1	(17)
Embedded Derivatives	(2)	-
Net derivative-related investments	$112	$192

(a)	The exposure to credit risk on the derivatives in a favourable position with a fair value of $451 million (2016: $765 million) is reduced by $246 million resulting from entering into master netting agreements (2016: $282 million) and is reduced by $127 million in collateral agreements (2016: $408 million) with counterparties resulting in a residual credit exposure of $78 million (2016: $75 million) of the derivative assets and $57 million (2016: $252 million) of the derivative liability.

(b)	Commodity price risk arises when ATB Financial offers deposit or derivative products where the value of the derivative instrument or rate of return on the deposit is linked to changes in the price of the underlying commodity. ATB Financial uses commodity-linked derivatives to fully hedge associated commodity risk exposure on these products and does not accept any net direct commodity price risk.

Liability for Pension Obligations

The government business enterprises following International Financial Reporting Standards (IFRS) have pension obligations of $145 million (2016: $151 million) comprised of $137 million (2016: $145 million) for employees in the Public Service Pension Plan (PSPP), the Management Employees Pension Plan (MEPP), and the Supplementary Retirement Plan for Public Service Managers (MSRP) and $8 million (2016: $6 million) in other pension plans.

Alberta Petroleum Marketing Commission

North West Redwater Partnership

On November 8, 2012, the North West Redwater Partnership (Partnership) announced the sanctioning of the construction of Phase 1 of the Sturgeon Refinery, which it will build, own and operate. The Province via the Alberta Petroleum Marketing Commission (Commission), has entered into agreements whereby the Partnership will process and market Crown royalty bitumen, or equivalent volumes, collected pursuant to the Bitumen Royalty in Kind initiative in order to capture additional value within Alberta. The Partnership will market the refined products (primarily ultra low sulphur diesel and low sulphur vacuum gas oil) on behalf of the Commission. There is financial risk to the Commission under these agreements related to the difference in price between bitumen supplied as feedstock and marketed refined products, relative to the costs of the processing toll.

Under the processing agreement, the Commission is obligated to pay a monthly toll comprised of: senior debt; operating costs; class A subordinated debt; equity; and incentive fee on 37,500 barrels per day of bitumen (75% of the project’s feedstock) for 30 years. The toll includes both flow through costs as well as costs of facility construction, estimated to be $9.4 billion (2016: $8.5 billion). The Commission has very restricted rights to terminate the agreement, and if it is terminated, the Commission remains obligated to pay its share of the senior secured debt component of the toll incurred to date. The term of the commitment begins upon the commencement of commercial operations. No amounts have been paid under this agreement to date.

58	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 6 (continued)

The nominal tolls under the processing agreement: assuming $9.4 billion facility capital cost; market interest rates; and 2% operating cost inflation rate are estimated below. The total estimated tolls have been increased by $1.2 billion (2016: $1.26 billion decrease) relative to March 2016, due primarily to higher debt tolls related to higher facility capital cost. As at March 31, 2017 the Partnership has issued $6.35 billion (2016: $3.65 billion) in bonds at lower than anticipated rates and expects future bond offerings to continue this trend. No value has been ascribed to the anticipated refining profits available to the Commission over the term of the agreement.

North West Redwater Partnership Monthly Toll Commitment

The Commission has used judgement to estimate the toll commitments. The components of the toll are: senior debt; operating costs; class A subordinated debt; equity; and incentive fees. To calculate the toll, management has used estimates for factors including: future interest rates, operating costs, oil prices (West Texas Intermediate (WTI) and light/heavy differentials), refined product prices, gas prices and foreign exchange. The future toll commitments are estimated to be:

In millions
2017-18	$-
2018-19	671
2019-20	756
2020-21	904
2021-22	951
Thereafter	22,673

$25,955

Term Loan Provided to North West Redwater Partnership

As part of the Subordinated Debt Agreement with the Partnership, the Commission provided a $324 million loan. These amounts plus the accrued interest will be repaid on a straight line basis over ten years by the Partnership beginning one year after commercial start-up of the Sturgeon Refinery. Upon initiation of commercial operations the total amount of the term loan will be adjusted to reflect an agreed equity to debt ratio.

While loans to the Partnership are outstanding, the Commission is entitled to a 25% voting interest on an Executive Leadership Committee, which is charged with overseeing and making decisions on the construction and start-up of the Sturgeon Refinery. Because of the 25% voting interest, the Commission has significant influence over the Partnership. However, the Commission has no equity ownership interest in the Partnership and does not account for the Sturgeon Refinery or its operations in its financial statements.

Under the agreements related to the Facility Capital Costs for the Sturgeon Refinery, the financing structure is required to be 80% senior debt and 20% equity/subordinated debt. The Commission is committed to provide 50% of the subordinated debt required to meet this test. A final reconciliation of the amount of subordinated debt required will be done six months after Commercial Operation Date. The calculation of the 80/20 ratio allows for the deduction of cumulative debt service costs (accrued interest) at this time, while prior to this time the calculation does not allow for the deduction of accumulated debt service costs, which could result in a temporary need for additional subordinated debt lending by the Commission.

North West Redwater Partnership Processing Agreement Assessment

The Commission uses a cash flow model to determine the unavoidable costs of meeting the obligations under the Processing Agreement. The model uses a number of variables to calculate a discounted net cash flow for the commission. Those variables include technical variables that arise from the design of the project such as catalyst volumes or energy consumption; pricing related variables such as crude oil prices (WTI), heavy-light differentials, ultra-low sulphur diesel-WTI premiums, exchange rates, capital costs, operating costs, interest rates, discount rates and operating performance compared to capacity.

CONSOLIDATED FINANCIAL STATEMENTS	59

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 6 (continued)

Technical inputs may be estimated with reasonable accuracy for the operating plan; however revenues and costs that depend upon market prices are challenging to estimate, particularly over long future time periods. The Processing Agreement has a term of 30 years and may be renewed for successive five year periods at the Commission’s option. In order to perform the cash flow analysis the Commission management developed estimates for the key variables based on information from various sources including forecasts of global consultancies, reserve evaluation consultants, forward markets and the Province of Alberta.

Based on the analysis, the Commission determined the present value of future cash flows under the Processing

Agreement to be positive and has not recognized a liability.

Energy East Pipeline Project

The Commission has signed a Transportation Service Agreement with Energy East Pipeline Limited Partnership (“the Carrier”) to purchase 100,000 barrels per day of firm capacity for a term of 20 years to transport volumes of crude oil. The construction of the pipeline is dependent upon obtaining regulatory approval. The Carrier filed an updated project cost estimate with the National Energy Board in December 2015. Under the take-or-pay obligation, once required regulatory and commercial approvals are obtained the Commission has an estimated updated minimum obligation to pay $4.6 billion (2016: $4.6 billion) over the 20 year term. Additional tolls will be incurred depending on the volumes transported through the pipeline. The pipeline is expected to be in service in late 2021.

The future toll commitments are estimated to be:

In millions
2017-18	$-
2018-19	-
2019-20	-
2020-21	-
2021-22	100
Thereafter	4,500

$4,600

LOANS AND ADVANCES	SCHEDULE 7

	2017	2016
	In	millions
Loans and advances made under the authority of:
Alberta Capital Finance Authority Act (a)	$14,033	$13,719
Student Loan Act (b)	2,421	1,936
Agriculture Financial Services Act (c)	2,251	2,204
Alberta Treasury Branches Act (d)	345	371
Alberta Housing Act	21	26
Senior’s Property Tax Deferral Act	17	13
Financial Administration Act	11	9
Seniors Home Adaptation and Repair Act	7	-
	19,106	18,278
Less allowance for doubtful accounts	303	255
	$18,803	$18,023

(a)	Alberta Capital Finance Authority maintains a loan portfolio consisting of several different borrower categories, each with their own source of security to ensure repayment. Municipal loans on average yield 3.9% (2016: 4.0%) per annum.

(b)	Student loans become payable and interest is earned starting six months after students discontinue their studies or graduate. Loans are unsecured and are repayable to a maximum term of 114 months. The interest rates on student loans are a floating rate of prime plus 2%.

60	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

LOANS AND ADVANCES	SCHEDULE 7 (continued)

The allowance for repayment assistance is a provision that estimates the amount of loans receivable that will be forgiven through the repayment assistance program. The key assumptions used to determine the provision are future loan amounts approved for repayment assistance and loan forgiveness rates of 8.5% (2016: 7.4%).

(c)	The fair value of the Agriculture Financial Services loan is not disclosed. Determining fair values with sufficient reliability is not practical due to the absence of verifiable information from established financial markets for such loans. The weighted average annual interest rate of the agricultural loan portfolios is 3.9% (2016: 4.1%).

Loans have fixed interest rates for the term of the loan or renewal period. Loans have blended repayments during the term and can be repaid in full or part during the term without penalty. The loans are secured by tangible assets consisting predominantly of land followed by buildings, equipment and other assets. The estimated values of such assets are $5 billion (2016: $4 billion).

(d)	Pursuant to the Alberta Treasury Branches Act the Province assesses a charge to ATB as prescribed by the Alberta Treasury Branches Regulation. The payment in lieu of tax is settled by issuing subordinated debentures calculated as 23% of net income. The effective interest rate is 3% (2016: 1%) with maturities ranging from 2018 to 2022.

DEBT	SCHEDULE 8

Fiscal Year of Maturity Ending March 31	Debt (a)
	Effective		(in Canadian dollars)
	Interest	Canadian	US	Other	2017	2016
	Rate (b)	Dollar	Dollar	Currencies	Total	Total
				($ millions)
Floating rate debt
2017					-	950
2019	0.98%	1,500			1,500	1,500
2021	0.99%	480			480	480
Fixed rate debt
2017					-	3,097
2018	1.52%	4,864	617		5,481	2,630
2019	3.13%	799			799	807
2020	2.49%	1,823	3,003		4,826	1,822
2021	1.94%	2,981	1,656		4,637	4,632
2022	1.49%	2,917	703	1,065	4,685	795
2018 - 2022 (< 5 years)	1.90%	$15,364	$5,979	$1,065	$22,408	$16,713
2023-2027 (6-10 yrs)	2.75%	10,585	1,312	193	12,090	7,782
2028-2037 (11-20 yrs)	3.57%	5,970			5,970	5,370
2038-2047 (21-30 yrs) Total	3.28%	8,360		981	9,341	5,054
debt issued at face value	2.53%	$40,279	$7,291	$2,239	$49,809	$34,919
Unamortized premium (discount)					(230)	(213)
Total amortized cost					$49,579	$34,706

(a)	Debt includes the following foreign currency denominated debt that is fully hedged to Canadian dollars to eliminate exposure to future fluctuations in exchange rates. Fully hedged foreign currency debt is translated into Canadian dollars at the rate of exchange established by the hedging instrument.

	Debt at Par		Debt at cost (CAD$)
Fully Hedged Foreign Currency	2017	2016	2017	2016
US dollars	$5,600	$2,350	$7,275	$2,966
British pounds sterling	£650	£-	1,061	-
Euros	€637	€202	912	294
Australian dollars	$200	£-	192	-

(b)	The effective interest rate is based on the weighted average of debt issues. The effective rate is the rate that exactly discounts estimated future cash payments through the expected term of the debt to the net carrying amount and includes the effects of interest rate and currency swaps.

CONSOLIDATED FINANCIAL STATEMENTS	61

DEBT	SCHEDULE 8 (continued)

The consolidated gross debt of the Province totaling $53,033 million (2016: $40,107 million) is comprised of debt of the Province and Alberta Capital Finance Authority totaling $49,579 million (2016: $34,706 million) and debt of Government business enterprises totaling $3,454 million (2016: $5,401 million).

The consolidated gross debt servicing of the Province totaling $1,078 million (2016: $829 million) is comprised of $1,017 million (2016: $776 million) on debt of the Province and Alberta Capital Finance Authority and $61 million (2016: $53 million) on debt of Government business enterprises.

Derivative Financial Instruments

Derivative financial instruments include forward foreign exchange contracts, cross-currency swaps and interest rate swaps, which are used to hedge exposure to various risks associated with debt. The hedge effectiveness is the extent to which the hedge transaction results in offsetting changes in cash flow that the transaction was intended to provide. The effectiveness of a hedge agreement is determined on each payment settlement date, when the cash flow matches the initial expectations of the hedge agreement. Associated with these instruments are credit risks that could expose the Province to potential losses. Credit risk relates to the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The Province minimizes its credit risk associated with these contracts by dealing with only credit worthy counterparties. At March 31, 2017, the net fair value of these contracts totaled $(143) million (2016: $(91) million).

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9

Pension Plans

The Province is the trustee for the following pension plans under the Public Sector Pension Plans Act:

Local Authorities Pension Plan (LAPP), Management Employees Pension Plan (MEPP), Public Service Pension Plan (PSPP), Special Forces Pension Plan (SFPP) and the Public Service Management (Closed Membership) Pension Plan (PSMC). The Province is also the trustee for the Provincial Judges and Masters in Chambers Pension Plan (PJMCPP) under the Provincial Court Act and the Supplementary Retirement Plan for Public Service Managers (MSRP) under the Supplementary Retirement Plan – Retirement Compensation Arrangement Directive (Treasury Board Directive 01/99). All of these pension plans are open with the exception of PSMC.

Financial statements for all of these pension plans as of their December 31, 2016 year end or March 31, 2017 year end are reported as supplementary information in the Ministry of Treasury Board and Finance Annual Report. All of the plans, except the PJMCPP, are multi-employer plans.

The Teachers’ Pension Plan (Teachers’) and the Universities Academic Pension Plan (UAPP) are administered by their respective boards.

62	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9 (continued)

In addition to the aforementioned plans, there are several agencies which maintain their own plans to compensate senior staff members that do not participate in the regular government pension plans. These entities include the Alberta Energy Regulator, Alberta Utilities Commission, Alberta Securities Commission and some SUCH sector entities. Summaries of these plans are included in these financial statements as Supplementary Executive Retirement Plans (SERP). Additional information can be found in the entities’ financial statements.

The following is a summary of the plans for the year ended March 31, 2017:

				Approximate
	Approximate	Average	Approximate	Number of
	Number of	Age of	Number of Former	Retirees
Defined Benefit	Active	Active	Employees Entitled	Receiving	Employee	Employer	Benefit
Pension Plans	Employees	Employees	to Future Benefits (b)	Benefits	Contributions	Contributions	Payments
					In millions
LAPP	158,586	45	34,180	62,660	$1,303	$1,400	$1,320
PSPP	41,848	43	15,021	25,837	355	352	496
MEPP	5,418	48	1,053	5,104	77	124	213
MLAPP	-	-	1	109	-	-	4
MSRP	1,132	51	217	1,000	4	4	6
PJMCPP (a)	126	60	4	158	1	3	8
PSMC (a)	1	62	71	1,742	-	-	50
SFPP (a)	4,467	39	214	2,551	46	50	120
Teachers’ Pre-92	6,297	55	2,105	25,407	-	-	469
Teachers’ Post-92	38,802	42	6,588	22,709	439	413	408
UAPP (a)	8,034	49	1,981	5,189	127	125	242

(a)	During the year these four plans also received contributions, primarily related to pre-1992 commitments, from the Province of Alberta as follows: PJMCPP $1 million, PSMC $48 million, SFPP $6 million and UAPP Pre-92 $11 million.

(b)	Includes vested former employees in the pension plan and non-vested former employees entitled to a refund of their contributions.

The plans provide a defined benefit retirement income based on a formula for each plan that considers final average years of salary, length of service and a percentage ranging from 1.4% to 2% per year of service.

The Province accounts for the liabilities for pension obligations on a defined benefit basis as a participating employer for former and current employees in LAPP, MEPP, MSRP, PJMCPP, PSPP, Teachers’ and UAPP for the government’s consolidated reporting entity except for government business enterprises that report under IFRS and are required to account directly for participation in the public service pension plans under IFRS.

CONSOLIDATED FINANCIAL STATEMENTS	63

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9 (continued)

The Province also accounts for the specific commitments made by the Province of Alberta for pre-1992 pension obligations to the Teachers’, PSMC, UAPP and SFPP. In 1992, there was pension plan reform resulting in pre-1992 and post-1992 arrangements for several pension plans.

The Province also accounts for the obligation to the Members of the Legislative Assembly Pension Plan (MLAPP). The following table contains summary information on these specific pension plans. Complete financial reporting is available through each pension plan. Pension liabilities are as follows:

	2017		2016
	Pension Liabilities	Pension Recovery (Schedule 3)	Pension Liabilities
		In millions
Liabilities for the Province’s employer share for former and current employees
LAPP (a)	$187	$(186)	$373
MEPP (b)	-	-	-
MSRP (c)	50	34	16
PJMCPP (d)	23	8	15
PSPP (e)	117	(83)	200
Teachers’ (f)	517	(97)	614
UAPP (g)	230	(14)	244
SERP (h)	59	2	57
	1,183	(336)	1,519

Liabilities for the Province’s commitment towards pre-1992 obligations
Teachers’ (f)	7,884	(198)	8,082
PSMC (i)	530	(23)	553
UAPP (g)	294	14	280
SFPP (g)	90	-	90
	8,798	(207)	9,005
MLAPP (j)	42	-	42
	$10,023	$(543)	$10,566

Pension recovery represents the change in pension liabilities.

64	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9 (continued)

The following is a description of each pension plan:

(a)	The LAPP is a contributory defined benefit pension plan for eligible employees of local authorities and approved public bodies. These include cities, towns, villages, municipal districts, hospitals, Alberta Health Services, school divisions, school districts, colleges, technical institutes, certain commissions, foundations, agencies, libraries, corporations, associations, and societies. In accordance with the Public Sector Pension Plans Act, the actuarial deficiencies as determined by actuarial funding valuations are expected to be funded by special payments currently totalling 7.39% of pensionable earnings shared equally between employees and employers until December 31, 2028. Current service costs are funded by employers and employees.

(b)	The MEPP is a contributory defined benefit pension plan for eligible management employees of the Province and certain approved provincial agencies and public bodies. Members of the former Public Service Management Pension Plan who were active contributors at August 1, 1992, and have not withdrawn from the Plan since that date, continue as members of this Plan. In accordance with the Public Sector Pension Plans Act, the actuarial deficiencies as determined by actuarial funding valuations are expected to be funded by special payments currently totalling 10.2% of pensionable earnings shared between employees and employers until December 31, 2016. Thereafter, the special payments will decrease successively to 5.0% until December 31, 2024, and to 2.9% until December 31, 2027. Current services costs are funded by employers and employees.

(c)	The MSRP is a contributory defined benefit pension plan for certain public service managers of designated employers who participate in the MEPP and whose annual salary exceeds the maximum pensionable salary limit under the Income Tax Act. The Plan is supplementary to the MEPP. The contribution rates in effect at December 31, 2016 were at 12.8% (2015: 12.8%) of pensionable salary in excess of the maximum pensionable salary limit for eligible employees and designated employers.

(d)	The PJMCPP is a contributory defined benefit pension plan for Judges and Masters in Chambers of the Province of Alberta. Current service costs are funded by the Province and plan members at rates which are expected to provide for all benefits payable under the Plan. The rates in effect at March 31, 2017 are 7.0% of capped salary for plan members and 17.75% of capped salary for the Province. The Unregistered Plan contribution rates in effect at March 31, 2017 are unchanged at 7.0% of pensionable salary in excess of capped salary for members and 7.0% of the excess for the Province. Benefits are payable by the Province if assets are insufficient to pay for all benefits under the Plan.

(e)	The PSPP is a contributory defined benefit pension plan for eligible employees of the Province, approved provincial agencies and public bodies. In accordance with the Public Sector Pension Plans Act, the actuarial deficiencies as determined by an actuarial funding valuation are expected to be funded by special payments currently totaling 7.97% of pensionable earnings shared equally between employees and employers until December 31, 2026. Current service costs are funded by employers and employees.

(f)	The Teachers’ Pension Plans Act requires all teachers under contract with jurisdictions in Alberta to contribute to the Teachers’ Pension Plan. The Province assumed responsibility for the entire unfunded pre-1992 pension obligation of the Teachers’ Pension Plan. The costs of all benefits paid under the pre-1992 Teachers’ Pension Plan are paid by the Province. In addition, the Province is responsible for 50% of the unfunded liability, any current service costs and certain cost of living benefits for service after August 1992.

(g)	Under the Public Sector Pension Plans Act, the Province has a liability for payment of additional contributions under defined benefit pension plans for certain employees of post-secondary educational institutions and municipalities. The plans are the Universities Academic and Special Forces pension plans.

For the UAPP, the unfunded liability for service credited prior to January 1, 1992 is being financed by additional contributions of 1.25% of pensionable salaries by the Province and contributions by employees and employers to fund the remaining amount, as determined by the plan valuation, over the period ending on or before December 31, 2043. Current service costs are funded by employers and employees.

For the SFPP, the unfunded liability for service credited prior to January 1, 1992 is being financed by additional contributions in the ratio of 45.45% by the Province and 27.27% each by employers and employees, over the period ending on or before December 31, 2036. Current service costs are funded by employers and employees. The Act provides that payment of all benefits arising from pensionable service prior to 1994, excluding post-1991 cost of living adjustment benefits, is guaranteed by the Province.

(h)	Certain consolidated entities provide defined SERP for certain management staff, and other benefit plans for all or specific groups of staff, depending on the plans. The cost of these benefits are actuarially determined on an annual basis using the projected benefit method pro-rated on services, a market interest rate, and management’s best estimate of expected costs and the period of benefit coverage.

CONSOLIDATED FINANCIAL STATEMENTS	65

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9 (continued)

(i)	The PSMC provides benefits to former members of the Public Service Management Pension Plan who were retired, were entitled to receive a deferred pension or had attained 35 years of service before August 1, 1992. The costs of all benefits under the Plan are paid by the Province.

(j)	The Province has a liability for payment of pension benefits under a defined benefit pension plan for Members of the Legislative Assembly. Active participation in this plan was terminated as of June 1993, and no benefits can be earned for service after that date. The costs for all benefits under the plan are paid by the Province.

The liability for pension obligations as a participating employer is as follows:

				Teachers’
				Pension
				Plan			Total
As at March 31, 2017	LAPP	MEPP	PSPP	Post-1992	UAPP	Others (d)	2017	2016
				(In millions)
Liabilities for the Province’s share for former and current employees
Net assets available for benefits (a)	$37,723	$4,612	$11,911	$13,957	$4,419	$515	$73,137	$67,136
Pension obligation	38,360	4,210	11,608	12,938	5,183	648	72,947	67,476
Pension plan deficit (surplus) (a)	637	(402)	(303)	(1,019)	764	133	$(190)	$340
Province of Alberta share of the deficit (surplus)	$211	$(245)	$(135)	$(495)	$235	$134	$(295)	$(93)
Unamortized gains (losses) (b)	37	198	279	1,011	(5)	(1)	1,519	1,694
Timing differences between the pension plan fiscal year ends and March 31 (c)	(62)	47	(26)	-	-	-	(41)	(82)
Future Benefit Liability	$186	$-	$118	$516	$230	$133	1,183	1,519
Liabilities for the Province’s commitment towards pre-1992 obligations							8,798	9,005
MLAPP							42	42
							$10,023	$10,566

(a)	These numbers are as reported in the pension plan 2016 financial statements, except for the Teachers’ Post-92 Pension Plan and the UAPP which use numbers as reported in actuarial reports

(b)	Under Public Sector Accounting Standards, gains and losses are amortized over the employee expected average remaining service life of the employees of each plan, which ranges from eight to eleven years.

(c)	Accounting timing differences from January 1, 2017 to March 31, 2017 for payments and interest expense.

(d)	Others includes the MSRP, PJMCPP and SERP.

66	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9 (continued)

The pension expense for the Province is as follows:

				Teachers’ Pension Plan				Total	Total
	LAPP	MEPP	PSPP	Pre-92	Post-92	UAPP	Others(c)	2017	2016
				(In millions)
Pension Expense
Current period benefit cost (a)	$1,733	$134	$461	$-	$447	$87	$36	$2,898	$2,854
Amortization of actuarial
(gains) and losses (b)	222	(1)	30	-	(184)	5	32	104	73
Total	$1,955	$133	$491	$-	$263	$92	$68	$3,002	$2,927
Province of Alberta share of pension expense	$653	$81	$220	$-	$132	$92	$68	$1,246	$1,085
Interest Expense
Interest on pension liability (a)	9	(12)	-	306	(88)	19	36	270	413
Total Province of Alberta pension related expenses	$662	$69	$220	$306	$44	$111	$104	$1,516	$1,498

(a)	As reported in pension plan financial statements or actuarial reports. Numbers in UAPP are net of employees’ share.

(b)	Except for SFPP, numbers are adjusted to March 31, 2017.

(c)	Others includes the MSRP, PJMCPP, SFPP and SERP.

Pension liabilities are based upon actuarial valuations performed at least triennially using the projected benefit method prorated on services and actuarial extrapolations performed at December 31, 2016 or March 31, 2017. The assumptions used in the valuations and extrapolations were adopted after consultation between the pension plan boards, the government and the actuaries, depending on the plan, and represent best estimates of future events. The non-economic assumptions include considerations such as mortality as well as withdrawal and retirement rates. The primary economic assumptions include salary escalation rate, discount rate and inflation rate. Each plan’s future experience will inevitably vary, perhaps significantly, from the assumptions. Any differences between the actuarial assumptions and future experience will emerge as gains or losses in future valuations. Gains and losses are amortized over the expected average remaining service lives of the related employee groups.

CONSOLIDATED FINANCIAL STATEMENTS	67

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 9 (continued)

The date of actuarial extrapolation and primary economic assumptions used for accounting purposes were:

Plan	Latest Valuation Date	Latest Extrapolation Date	Salary Escalation Rate %	Inflation Rate %	Discount Rate (a) %

Teachers’ Pre-1992 Pension Plan	31-Aug-16	31-Mar-17	3.00	2.00	3.80
Teachers’ Post-1992 Pension Plan	31-Aug-16	31-Mar-17	3.00	2.00	6.40
PSMC	31-Dec-14	31-Dec-16	-	2.00	3.80
UAPP	31-Dec-14	31-Mar-17	3.00	2.00	6.00
LAPP	31-Dec-15	31-Dec-16	3.00	2.00	5.50
PSPP	31-Dec-14	31-Dec-16	3.00	2.00	6.10
MLAPP	31-Mar-17	31-Mar-17	-	2.00	3.80
MEPP	31-Dec-15	31-Dec-16	3.00	2.00	6.00
PJMCPP, Unregistered	31-Mar-14	31-Mar-17	3.00	2.00	4.60
PJMCPP, Registered	31-Mar-14	31-Mar-17	3.00	2.00	5.30
MSRP	31-Dec-15	31-Dec-16	3.00	2.00	5.90
SFPP	31-Dec-13	31-Dec-16	3.00	2.00	5.90

(a)	The discount rate is the expected rate of return for plans with assets and is also the discount rate used to measure the actuarial liability.

The actual return on major funded plans’ assets during the period ranges from 5.8% to 7.1% (2015-16: 7.6% to 10.8%). This range includes returns for LAPP, Teachers’ Post-1992 Plan, PSPP, MEPP, SFPP and UAPP.

A separate pension plan fund is maintained for each pension plan except for the Teachers’ Pre-1992 Pension Plan and the Members of the Legislative Assembly Pension Plan. Each pension plan fund reports annually through financial statements.

Long Term Disability Income Continuance Plans

The government administers two long-term disability income continuance plans. As at March 31, 2017, the Bargaining Unit Plan reported an actuarial surplus of $101.5 million (2016: surplus of $83.0 million) and the Management, Opted Out, and Excluded Plan reported an actuarial surplus of $31.4 million (2016: surplus of $29.2 million). At March 31, 2017, the government’s share of the estimated accrued benefit liability for these plans has been recognized in these financial statements.

68	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

DEFERRED CONTRIBUTIONS	SCHEDULE 10

Deferred capital contributions represent funding received from the Government of Canada or by donations with stipulations or external restrictions related to the purchase of tangible capital assets. These capital contributions are recognized as revenue over the estimated useful life of the underlying tangible capital assets once constructed or acquired.

	2017	2016
	In	millions
Unspent Deferred Capital Contributions
Opening unspent deferred capital contributions	205	203
Adjustments from prior period	(4)	-
Contributions restricted for capital	352	243
Transfers to spent deferred capital contributions	(260)	(248)
Transfers from accounts and accrued interest payable	65	7
Ending unspent deferred capital contributions	358	205
Deferred Operating Contributions	989	968
Deferred Contributions	$1,347	$1,173

Spent Deferred Capital Contributions
	2017	2016
	In	millions
Opening spent deferred capital contributions	$2,698	$2,556
Adjustments from prior period	3	38
Transfers from unspent deferred capital contributions	260	248
Transfers from accounts and accrued interest payable	50	28
Deferred capital contributions recognized as revenue	(225)	(172)
Closing spent deferred capital contributions	$2,786	$2,698

CONSOLIDATED FINANCIAL STATEMENTS	69

LIABILITIES UNDER PUBLIC PRIVATE PARTNERSHIPS	SCHEDULE 11

The Province has entered into 35 year contracts for the design, finance, build, operations and maintenance of ring road segments under the following public private partnerships: Anthony Henday - South East, North West and North East Edmonton Ring Road, and Stoney Trail - North East, South East and South West Calgary Ring Road. The Province has entered into 32 year contracts for the design, finance, build, and maintenance of schools under the Alberta Schools Alternative Procurement Phase 1, Phase 2 and Phase 3 projects. These contracts include a construction period followed by a 30 year operations period for the ring roads and a 30 year maintenance period for the schools. The Province has also entered into a 12 year contract for the design, finance, build and operation of the Evan Thomas Water & Wastewater Treatment Facilities which includes a construction period followed by a 10 year operations period.

The details of the contract under construction are as follows:

	Contractor	Date Contract Entered Into	Scheduled Completion Date	Date Capital Payments Begin
South West Calgary Ring Road	Mountain View General Partners General Partnership	September 2016	October 2021	October 2020

The details of the contracts for those projects that are already operational are as follows:

	Contractor	Date Contract Entered Into	Completion Date	Date Capital Payments Began
Anthony Henday – South East Edmonton Ring Road	Access Roads Edmonton Ltd.	January 2005	October 2007	November 2007
Stoney Trail – North East Calgary Ring Road	Stoney Trail Group	February 2007	October 2009	November 2009
Alberta Schools Alternative Procurement Phase 1	BBPP Alberta Schools Ltd.	September 2008	June 2010	July 2010
Anthony Henday – North West Edmonton Ring Road	NorthwestConnect General Partnership	July 2008	October 2011	November 2011
Alberta Schools Alternative Procurement Phase 2	B2L Partnership	April 2010	June 2012	August 2012
Stoney Trail – South East Calgary Ring Road	Chinook Roads Partnership	March 2010	November 2013	November 2013
Alberta Schools Alternative Procurement Phase 3	ABC Schools Partnership	September 2012	June 2014	July 2014
Evan Thomas Water & Wastewater Treatment Facilities	EPCOR Water Services Inc.	October 2012	August 2014	August 2014
Anthony Henday – North East Edmonton Ring Road	Capital City Link General Partnership	May 2012	September 2016	October 2016

70	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

LIABILITIES UNDER PUBLIC PRIVATE PARTNERSHIPS	SCHEDULE 11 (continued)

The calculation of the liabilities under public private partnerships is as follows:

	2017	2016
	In	millions
Liabilities beginning of year	$2,731	$2,629
Additions to liabilities during the year	83	143
Principal payments	(51)	(41)
Liabilities end of year	$2,763	$2,731

Estimated payment requirements for each of the next five years and thereafter are as follows:

Capital Payments
In millions
2017-18	$185
2018-19	185
2019-20	185
2020-21	185
2021-22	185
Thereafter	3,707
4,632
Less net present value of interest	(1,869)
Total liabilities	$2,763

The capital payments for public private partnerships are fixed, equal monthly payments for the privately financed portion of the costs of building the infrastructure. The present value of these capital payments is recorded as a liability on the Consolidated Statement of Financial Position.

CONSOLIDATED FINANCIAL STATEMENTS	71

TANGIBLE CAPITAL ASSETS	SCHEDULE 12

	General Capital Assets						Infrastructure Assets					2017	2016
												Total	Total
				Computer				Provincial		Dams and
				Hardware				Highways,		Water
				and		Sub	Land	Roads and		Management	Sub
	Land (a)	Buildings (b)	Equipment (c)	Software	Other (d)	Total	Improvements (e)	Airstrips (f)	Bridges	Structures (g)	Total
Estimated Useful Life	Indefinite	10-50 yrs	3-25 yrs	3-10 yrs	3-50 yrs		10-40 yrs	20-50 yrs	50 yrs	25-80 yrs
							In millions
Historical Cost
Beginning of year	$2,570	$35,413	$6,498	$4,359	$1,152	$49,992	$536	$21,365	$2,188	$1,432	$25,521	$75,513	$71,395
Additions	97	2,518	403	307	65	3,390	37	908	60	34	1,039	4,429	4,664
Transfers and adjustments (h)	4	(36)	2	10	1	(19)	(3)	(6)	-	-	(9)	(28)	(25)
Disposals including write-downs	(11)	(57)	(140)	(124)	(7)	(339)	-	-	-	-	-	(339)	(521)
	2,660	37,838	6,763	4,552	1,211	53,024	570	22,267	2,248	1,466	26,551	79,575	75,513
Accumulated Amortization
Beginning of year	-	13,348	4,380	3,390	801	21,919	313	5,545	601	438	6,897	28,816	27,108
Amortization expense	-	918	438	317	69	1,742	14	462	47	18	541	2,283	2,215
Transfers and adjustments (h)	-	(20)	(4)	1	(2)	(25)	-	-	-	-	-	(25)	(17)
Effect of disposals including write-downs	-	(48)	(126)	(119)	(5)	(298)	-	-	-	-	-	(298)	(490)
	-	14,198	4,688	3,589	863	23,338	327	6,007	648	456	7,438	30,776	28,816

Net Book Value at March 31, 2017	$2,660	$23,640	$2,075	$963	$348	$29,686	$243	$16,260	$1,600	$1,010	$19,113	$48,799
Net Book Value at March 31, 2016	$2,570	$22,065	$2,118	$969	$351	$28,073	$223	$15,820	$1,587	$994	$18,624		$46,697

(a)	Land includes land acquired for parks and recreation, building sites, infrastructure and other program use. It does not include land held for resale or Crown lands acquired by right.

(b)	Historical costs include $4,530 million (2016: Restated $6,145 million) in construction in progress which will not be amortized until the tangible capital assets are completed and in use. The cost of buildings under capital lease is $188 million (2016: $185 million).

(c)	Equipment includes SuperNet, vehicles, heavy equipment, fire protection equipment, office equipment and furniture, and other equipment.

(d)	Other tangible capital assets include leasehold improvements (amortized over the life of the lease).

(e)	Land improvements include parks development and grazing reserves.

(f)	Provincial highways and roads consist of original pavement, roadbed, drainage works and traffic control devices, and include secondary highways and bridges and some key arterial roadways within cities. Included in these numbers are $2,298 million in historical cost (2016: $2,215 million) and $199 million in accumulated amortization (2016: $160 million) for alternatively financed capital assets.

(g)	Dams and water management structures include dams, reservoirs, weirs, canals, dikes, ditches, channels, diversions, cut-offs, pump houses and erosion protection structures.

(h)	Transfers and adjustments relate to accounting policy alignments and reclassifications between capital asset categories.

72	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

LISTING OF ORGANIZATIONS	SCHEDULE 13

The financial statements of the following entities are included in these financial statements:

GOVERNMENT COMPONENTS

Offices of the Legislative Assembly

Support to the Legislative Assembly

Office of the Auditor General

Office of the Ombudsman

Office of the Chief Electoral Officer

Office of the Ethics Commissioner

Office of the Information and Privacy Commissioner

Office of the Child and Youth Advocate

Office of the Public Interest Commissioner

Departments

Advanced Education

Agriculture and Forestry

Children’s Services

Community and Social Services

Culture and Tourism

Economic Development and Trade

Education

Energy

Environment and Parks

Executive Council

Health

Indigenous Relations

Infrastructure

Justice and Solicitor General

Labour

Municipal Affairs

Seniors and Housing

Service Alberta

Status of Women

Transportation

Treasury Board and Finance

Regulated Funds

Access to the Future Fund

Alberta Cancer Prevention Legacy Fund

Alberta Heritage Foundation for Medical Research Endowment Fund

Alberta Heritage Savings Trust Fund

Alberta Heritage Scholarship Fund

Alberta Heritage Science and Engineering Research Endowment Fund

CONSOLIDATED FINANCIAL STATEMENTS	73

LISTING OF ORGANIZATIONS	SCHEDULE 13 (continued)

Regulated Funds (continued)

Alberta Lottery Fund

Alberta Risk Management Fund

Alberta School Foundation Fund

Climate Change and Emissions Management Fund

Environmental Protection and Enhancement Fund

Historic Resources Fund

Human Rights Education and Multiculturalism Fund

Land Stewardship Fund

Post-closure Stewardship Fund

Provincial Judges and Masters in Chambers Reserve Fund

Supplementary Retirement Plan Reserve Fund

Victims of Crime Fund

GOVERNMENT ORGANIZATIONS(a)

Agriculture Financial Services Corporation

Alberta Capital Finance Authority

Alberta Energy Regulator

Alberta Enterprise Corporation

Alberta Foundation for the Arts

Alberta Historical Resources Foundation

Alberta Innovates Corporation

Alberta Insurance Council

Alberta Investment Management Corporation

Alberta Local Authorities Pension Plan Corporation

Alberta Pensions Services Corporation

Alberta Securities Commission

Alberta Social Housing Corporation

Alberta Sport Connection

Alberta Transportation Safety Board

Alberta Utilities Commission

Energy Efficiency Alberta

Gainers Inc.

Natural Resources Conservation Board

N. A. Properties (1994) Ltd.

Safety Codes Council

Travel Alberta Corporation

School Jurisdictions and Charter Schools

Almadina School Society

Aspen View Public School Division No. 78

Aurora School Ltd.

74	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

LISTING OF ORGANIZATIONS	SCHEDULE 13 (continued)

School Jurisdictions and Charter Schools (continued)

Battle River Regional Division No. 31

Black Gold Regional Division No. 18

Boyle Street Education Centre

Buffalo Trail Public Schools Regional Division No. 28

Calgary Arts Academy Society

Calgary Girls’ School Society

Calgary Roman Catholic Separate School District No. 1

Calgary School District No. 19

Canadian Rockies Regional Division No. 12

CAPE-Centre for Academic and Personal Excellence Institute

Chinook’s Edge School Division No. 73

Christ the Redeemer Catholic Separate Regional Division No. 3

Clearview School Division No. 71

Connect Charter School Society

East Central Alberta Catholic Separate Schools Regional Division No. 16

East Central Francophone Education Region No. 3

Edmonton Catholic Separate School District No. 7

Edmonton School District No. 7

Elk Island Catholic Separate Regional Division No. 41

Elk Island Public Schools Regional Division No. 14

Evergreen Catholic Separate Regional Division No. 2

Foothills School Division No. 38

Fort McMurray Public School District No. 2833

Fort McMurray Roman Catholic Separate School District No. 32

Fort Vermilion School Division No. 52

Foundations for the Future Charter Academy Charter School Society

Golden Hills School Division No. 75

Grande Prairie Roman Catholic Separate School District No. 28

Grande Prairie School District No. 2357

Grande Yellowhead Public School Division No. 77

Grasslands Regional Division No. 6

Greater North Central Francophone Education Region No. 2

Greater St. Albert Roman Catholic Separate School District No. 734

High Prairie School Division No. 48

Holy Family Catholic Regional Division No. 37

Holy Spirit Roman Catholic Separate Regional Division No. 4

Horizon School Division No. 67

Lakeland Roman Catholic Separate School District No. 150

Lethbridge School District No. 51

Living Waters Catholic Regional Division No. 42

Livingstone Range School Division No. 68

Medicine Hat Catholic Separate Regional Division No. 20

CONSOLIDATED FINANCIAL STATEMENTS	75

LISTING OF ORGANIZATIONS	SCHEDULE 13 (continued)

School Jurisdictions and Charter Schools (continued)

Medicine Hat School District No. 76

Mother Earth’s Children’s Charter School Society

New Horizons Charter School Society

Northern Gateway Regional Division No. 10

Northern Lights School Division No. 69

Northland School Division No. 61

Northwest Francophone Education Region No. 1

Palliser Regional Division No. 26

Parkland School Division No. 70

Peace River School Division No. 10

Peace Wapiti School Division No. 76

Pembina Hills Regional Division No. 7 (including Alberta Distance Learning Centre)

Prairie Land Regional Division No. 25

Prairie Rose School Division No. 8

Red Deer Catholic Regional Division No. 39

Red Deer Public School District No. 104

Rocky View School Division No. 41

St. Albert Public School District No. 5565

St. Paul Education Regional Division No. 1

St. Thomas Aquinas Roman Catholic Separate Regional Division No. 38

Sturgeon School Division No. 24

Southern Francophone Education No. 4

Suzuki Charter School Society

Valhalla School Foundation

Westmount Charter School Society

Westwind School Division No. 74

Wetaskiwin Regional Division No. 11

Wild Rose School Division No. 66

Wolf Creek School Division No. 72

Post-secondary Institutions

Alberta College of Art and Design

Athabasca University

Banff Centre

Bow Valley College

Grande Prairie Regional College

Keyano College

Lakeland College

Lethbridge College

76	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

LISTING OF ORGANIZATIONS	SCHEDULE 13 (continued)

Post-secondary Institutions (continued)

MacEwan University

Medicine Hat College

Mount Royal University

NorQuest College

Northern Alberta Institute of Technology

Northern Lakes College

Olds College

Portage College

Red Deer College

Southern Alberta Institute of Technology

University of Alberta

University of Calgary

University of Lethbridge

Alberta Health Services and Other Health Entities

Alberta Health Services

Health Quality Council of Alberta

The following organizations are accounted for on the modified equity basis in these financial statements:

GOVERNMENT BUSINESS ENTERPRISES(a)

Alberta Gaming and Liquor Commission

Alberta Petroleum Marketing Commission

ATB Financial

Credit Union Deposit Guarantee Corporation

The Balancing Pool(b)

__________________________________________________________________________________

(a)	Subsidiaries of government organizations and government business enterprises are not included in the list.

(b)	Effective January 1, 2017, a series of legislative and regulatory changes and initiatives culminated in the Province to be deemed in control of the BP for financial reporting purposes.

CONSOLIDATED FINANCIAL STATEMENTS	77

Glossary

Absolute return strategies: Absolute return strategies (hedge funds) encompass a wide variety of investments with the objective of realizing positive returns regardless of the overall market direction.

A common feature of many of these strategies

is buying undervalued securities and selling short overvalued securities. Some of the major types of strategies include long/short equity, merger arbitrage, fixed income arbitrage, macroeconomic strategies, convertible arbitrage, distressed securities and short selling.

Accrued interest: Interest income that has been earned but not paid in cash at the financial statement date.

Alternative investments: Investments considered outside of the traditional asset class of stocks, bonds and cash. Examples include hedge funds, private equities, private income, timberland and asset-backed commercial paper.

Amortized cost: Amortized cost is the amount at which a financial asset or a financial liability is measured at initial recognition minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, and minus any reduction (directly or through the use of an allowance account) for impairment or uncollectability.

Ask price: The price a seller is willing to accept for a security, also known as the offer price.

Asset mix: The percentage of an investment fund’s assets allocated to major asset classes (for example 50% equities, 30% interest-bearing securities and 20%

inflation sensitive and alternative investments).

Bid price: The price a buyer is willing to pay for a security.

Cash equivalents: Cash equivalents are short term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short term cash commitments rather than for investing or other purposes.

Credit risk: The risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

Currency risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Debenture: A financial instrument showing a debt where the issuer promises to pay interest and repay the principal by the maturity date. It is usually unsecured, meaning there are no liens or pledges on specific assets.

Debt servicing cost: Debt servicing costs consists of interest paid on various forms of government debt.

Deferred capital contribution: The unamortized portion of tangible capital assets or liabilities to construct or acquire tangible capital assets from specific purpose funding received from the Government of Canada or by donation. Deferred capital contributions are recorded in revenue over the estimated useful life of the underlying tangible capital assets once constructed or acquired by the Province.

Defined benefit pension plan: A pension plan that specifies either the benefits to be received by an employee, or the method of determining those benefits, such as a pension benefit equal to two percent of the average of the five highest consecutive years’ salary times the total years of service.

Derecognition: The removal of previously recognized financial assets or financial liabilities from a government’s statement of financial position.

Derivative contract: Financial contracts, the value of which is derived from the value of underlying assets, indices, interest rates, or currency rates. They usually give rise to a financial asset of one party and a financial liability or equity instrument of another party, require no initial net investment, and are settled at a future date.

Discount: The difference between the price paid for a security and the security’s par or face value. Because price fluctuates with interest rates, price will differ from the face value. For example, if interest rates are higher than the coupon rate, then the security is sold at a discount.

78	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

Glossary (continued)

Emerging market: An economy in the early stages of development, with markets of sufficient size and liquidity, and receptive to foreign investment.

Endowment funds: Endowment funds generally are established by donor gifts and bequests to provide a permanent endowment, which is to provide a permanent source of income, or a term endowment, which is to provide income for a specified period. The principal restriction is that the original contribution should be maintained intact in perpetuity. The income generated from the endowments may or may not be restricted in how they are used.

Fair value: The amount of consideration agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act. Fair value is similar to market value.

Financial asset: An asset that could provide resources to pay liabilities or finance future operations. A financial asset could be cash, a right to receive cash or another financial asset from another party, a right to exchange financial instruments with another party under conditions that are potentially favourable, or equity of another entity.

First-in, first-out: A method of valuing inventory where the cost of the first goods purchased or acquired is the cost assigned to the first goods sold. Therefore, the cost allocated to the inventory items on hand at the end of the period is the cost of those items most recently acquired.

Fixed income instrument: Interest bearing instrument that provides a return in the form of fixed periodic payments and eventual return of principal at maturity, or money market instrument such as treasury bills and discount notes.

Floating rate: An interest rate that is reset periodically, usually every couple of months or sometimes daily.

Government business enterprise: A government organization that is a separate legal entity with the power to contract in its own name and that can sue and be sued; has been delegated the financial and operational authority to carry on a business; sells goods and services to individuals and organizations outside of the government reporting entity as its principal activity; and can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside of the government reporting entity.

Hedging: An activity designed to manage exposure to one or more risks. When management designates a hedging relationship, it must identify the specific items included in the hedging relationship, the risk that is being hedged, and the period over which the hedging relationship is intended to be effective. The designation of the hedging relationship is documented formally in the entity’s records when designation occurs.

Interest rate risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of future changes in market interest rates.

Liquidity: The ease with which an asset can be turned into cash and the certainty of the value it will obtain.

Liquidity risk: The risk of insufficient cash to meet financial commitments. This refers to a disruption in which funds cannot be raised in capital markets due to external forces.

Modified equity: Under the modified equity method, the equity method of accounting is modified only to the extent that the government business enterprise’s accounting policies are not adjusted to conform with those of the government. Thus, the government aggregates a government business enterprise’s net assets and net income by adjusting the investment shown in the government’s consolidated statement of financial position and by presenting the net income as a separate item on the government’s consolidated statement of operations.

Net realizable value: The selling price less the estimated costs of completion and costs necessary to make the sale.

Onerous contract: A contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Operational risk: The risk that results from internal human and system errors or inadequate processes and controls.

CONSOLIDATED FINANCIAL STATEMENTS	79

Glossary (continued)

Par value: A value set as the face or principal amount of a security, typically expressed as multiples of $100 or $1,000. Bondholders receive par value for their bonds at maturity.

Power Purchasing Arrangements (PPAs): One of the mechanisms used by the Province to introduce competition into the supply of thermal electric power from regulated generating units. The PPAs were intended to allow the facility Owners of the power generating facilities a reasonable opportunity to recover their fixed and variable costs of generation while transferring the right to offer the output of the plants into the power pool to intermediaries (PPA Buyers). The PPAs govern the relationship between the facility Owner and the PPA Buyer in a manner similar to a contract but are not negotiated contracts, they are statutory instruments imposed upon the parties by legislation.

Prepaid expenses: An expenditure that is paid for in one accounting period, but which will not be entirely consumed until a future period. Consequently, it is carried on the Consolidated Statement of Financial Position as an asset until it is consumed.

Present value: Today’s value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Price risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market.

Prior year expenditure refunds: When recoveries of overpayments occur in the current year that are related to an expenditure of prior years, the recovery is accounted for as revenue of the current year.

Private equity: An ownership interest in a privately held company.

Public private partnership (P3): A legally-binding contract between the Province and one or more public or private partners for the provision of assets and the delivery of services that allocates responsibilities and business risks among the various partners

Realized gains and losses: Gains or losses are realized when investments are sold at a price over or below its book value and selling costs.

Refinancing risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate due to refinancing.

Segment: A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the financial statements identify the resources allocated to support the major activities of the government.

Settlement risk: The risk that arises from non-simultaneous payment exchanges (late or missed payments).

SUCH: It is an acronym for schools, universities, colleges and hospitals.

Temporary loss: Determining when a loss is other than temporary is a matter of judgment, but it is generally presumed if a condition indicating a loss in value has persisted for a period of three or four years.

Yield curve: A graphic line chart that shows interest rates at a specific point for all securities having equal risk, but different maturity dates.

80	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

∎ MEASURING UP

81

BLANK PAGE

82

MEASURING UP

Management’s Responsibility for Reporting	84

Readers’ Guide	85

Strategic Priority 1:

A diversified economy that creates jobs and opportunities for all Albertans	87

Strategic Priority 2:

Demonstrated leadership on climate change	97

Strategic Priority 3:

Education and training to enable Albertans to succeed in the global economy	106

Strategic Priority 4:

Safe and inclusive communities that embrace fairness and equality of opportunity	114

Strategic Priority 5:

Sustainable and accessible health care services and social supports	123

Performance Measures and Indicators – Sources and Notes	131

MEASURING UP	83

MANAGEMENT’S RESPONSIBILITY FOR REPORTING

Responsibility for the integrity and objectivity of the performance results reported in the province’s annual performance report Measuring Up, a component of the Government of Alberta’s Annual Report, rests with the government . Measuring Up is prepared by the Assistant Deputy Minister of Budget Development and Reporting under the general direction of the Deputy Minister of Treasury Board and Finance as authorized by the President of Treasury Board and Minister of Finance pursuant to Section 8 of the Fiscal Planning and Transparency Act.

Under Section 8, the government is to prepare and make public on or before June 30 of each year an annual report for the Province of Alberta for the fiscal year ended on the preceding March 31. The annual report must include a comparison of the actual performance results to the targets included in the government strategic plan and an explanation of any significant variances. Measuring Up is published with the consolidated annual report of the Government of Alberta that forms part of the Public Accounts.

In order to meet government reporting requirements, the Assistant Deputy Minister of Budget Development and Reporting obtains performance results relating to each ministry as necessary. Deputy heads in each ministry are responsible for maintaining management and internal control systems to ensure that the information provided by their ministry, including performance measure reporting and results reporting for key initiatives and activities, for presentation in Measuring Up is prepared in accordance with the following criteria:

Reliability – information used in applying performance measure methodologies agrees with underlying source data for the current and prior years’ results.

Understandability – the performance measure methodologies and results are presented clearly.

Comparability – the methodologies for performance measure preparation are applied consistently for the current and prior years’ results.

Completeness – outcomes, performance measures and related targets match those included in Budget 2016.

Measuring Up is reviewed by the Audit Committee, which is established under the Auditor General Act. Annually, Measuring Up is tabled in the Legislature as a part of the Public Accounts and is referred to the Standing Committee on Public Accounts of the Legislative Assembly.

Original signed by

Lorna Rosen

Deputy Minister of Treasury Board and Finance

June 20, 2017

84	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

READERS’ GUIDE

Measuring Up 2017 provides performance results on government priorities, performance measures and indicators as identified in Budget 2016 – The Alberta Jobs Plan . Budget 2016 focused on addressing the challenges Albertans face as a result of the steepest and most prolonged slide in oil prices in recent history by promoting economic diversification and job creation, supporting families in times of hardship and improving access to education and skills training while restraining the rate of growth in government operating expense.

The Government of Alberta (GoA) 2016-19 Strategic Plan, as part of Budget 2016, identified the following five strategic priorities, and associated performance measures and indicators, on which to assess the government’s performance over the 2016-17 fiscal year:

Strategic Priority 1

A diversified economy that creates jobs and opportunities for all Albertans

∎	Performance Measures (PM)

PM 1 - Alberta Enterprise Corporation (AEC) Funds

PM 2 – Value of AEC Funds Invested

PM 3 – Labour Force Participation - Interprovincial Rank

PM 4 – Tourism Expenditures

PM 5 – Value-added Agricultural Products

∎	Performance Indicators (PI)

PI 1 – Labour Force Participation Rate – By Group

PI 2 – Manufacturing, Business and Commercial Services Gross Domestic Product (GDP) Growth

PI 3 – Licensing University Technology

PI 4 – Alberta Immigrant Nominee Program (AINP)

Strategic Priority 2

Demonstrated leadership on climate change

∎	Performance Measures (PM)

PM 1 – Energy Consumption

PM 2 – Environmentally Sustainable Agriculture Practices

PM 3 – Regulatory Compliance (Alberta Energy Regulator)

PM 4 – Municipal Solid Waste to Landfills

PM 5 – Municipal Client Satisfaction with Environmental Stewardship Grant Programs

∎	Performance Indicators (PI)

PI 1 – Total Greenhouse Gas Emissions

PI 2 – Provincial Air Quality Index

PI 3 – Alternative and Renewable Generation Capacity in Alberta

Strategic Priority 3

Education and training to enable Albertans to succeed in the global economy

∎	Performance Measures (PM)

PM 1 – High School Completion

PM 2 – Post-secondary Transition

PM 3 – Literacy

PM 4 – Post-secondary Education

PM 5 – Sponsored Research Revenue (SRR)

MEASURING UP	85

∎	Performance Indicators (PI)

PI 1 – International Literacy (15 years old)

PI 2 – Total Research and Development

Strategic Priority 4

Safe and inclusive communities that embrace fairness and equality of opportunity

∎	Performance Measures (PM)

PM 1 – Family Enhancement and Child Protection Services

PM 2 – Family Violence and Bullying Awareness

PM 3 – Maintenance Enforcement Payment Rate

PM 4 – Indigenous Children in Care

∎	Performance Indicators (PI)

PI 1 – Volunteerism

PI 2 – Awareness of Elder Abuse

PI 3 – Crime Severity Index

PI 4 – Women’s Labour Force Participation

Strategic Priority 5

Sustainable and accessible health care services and social supports

Performance Measures (PM)

PM 1 – Unplanned Readmissions of Mental Health Patients

PM 2 – Access to Primary Care through Primary Care Networks

PM 3 – Access to Continuing Care Spaces

PM 4 – Influenza Immunization

PM 5 – Family Support for Children and Disabilities Program

∎	Performance Indicators (PI)

PI 1 – Health Expenditures

PI 2 – Children Receiving Child Intervention Services as a Percentage of the Child Population

Measuring Up 2017 provides a high-level overview of results achieved under the five strategic priorities, analysis for each of the 24 performance measures, and a description of each of the 15 performance indicators outlined in the strategic plan .

Each strategic priority in the strategic plan identified key actions and initiatives to be undertaken by government ministries. Results and performance information for these and other activities and initiatives, and for other performance measures and indicators, are outlined in more detail in ministry 2016-17 annual reports. Performance measures illustrate what progress is being achieved relative to the strategic priorities while indicators provide context and additional information about long-term desired outcomes.

Readers should note that performance measures and indicators reported in Measuring Up 2017 do not represent the current state of government policy. For the most recent measures and indicators readers should refer to the Government of Alberta 2017-20 Strategic Plan. Also, as noted in the Management’s Responsibility for Reporting on page 84, performance measures and indicators are selected based on their enduring nature to allow for comparability over time .

With new and revised policies that have been implemented over the last 24 months, further work is underway to develop performance measures and indicators and solidify appropriate methodologies. Further, to conduct trend analysis and set appropriate targets for performance measures, data collection can take up to three years.

86	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

OVERVIEW	STRATEGIC PRIORITY	1

A DIVERSIFIED ECONOMY THAT CREATES JOBS AND OPPORTUNITIES FOR ALL ALBERTANS

This government knows that spending cuts in an already struggling economy will only deepen the recession and delay recovery. Instead of cutting services and throwing more Albertans out of work, this government chooses to promote stability and predictability by investing in the people of Alberta. Government’s approach is working.

In its Provincial Outlook: Spring 2017, the Conference Board of Canada predicts Alberta will outperform all provinces and grow by 3.3 percent in 2017. The report cites growth in mining, manufacturing, energy investment and non-conventional oil production as among several factors accounting for Alberta’s improving economy.

Government believes in the importance of supporting job creators in tough economic times. In addition to lowering Alberta’s small business tax from three per cent to two per cent, making Alberta’s small business tax rate among the lowest in Canada, government continues to support businesses by making hundreds of millions of dollars available for investment in small and medium-sized businesses, expansion of the knowledge economy and regional economic development.

In addition, the government implemented the Alberta Investor Tax Credit (AITC) and the Capital Investment Tax Credit (CITC) to support jobs and economic diversification. The three-year AITC offers a 30 per cent tax credit to investors who make equity investments in eligible Alberta businesses that undertake research, development and commercialization of new technology, new products, or new processes. The CITC is a two-year program that provides a 10 per cent non-refundable tax credit of up to $5 million for a corporation’s eligible capital expenditures on manufacturing, processing and tourism infrastructure.

In 2016-17, government invested $250 million to further support job creators. This included an investment of $25 million in new funding to be invested through the Alberta Enterprise Corporation to spur innovation, growth and employment in areas such as clean technology; $35 million to attract and support new businesses and pursue regional economic development initiatives; and $25 million for new apprenticeship and training opportunities. Government also continued the $34 billion plan introduced in 2015 to build and upgrade new roads, schools and hospitals and create thousands of jobs.

The results analysis and discussion on the performance measures and indicators that follow will provide a broader understanding of the successes and opportunities for improvement that government will focus on as it continues its work toward a diversified economy that creates jobs and opportunities for all Albertans.

MEASURING UP	87

PERFORMANCE MEASURE	1	STRATEGIC PRIORITY	1

Alberta Enterprise Corporation (AEC) Funds

Cumulative number of Alberta businesses in which AEC funds have been invested

Source: Ministry of Economic Development and Trade

Note(s): The 2016-17 result was reported by AEC in November 2016, the latest available data. At the time, AEC venture funds and syndicate partners supported 30 Alberta companies.

For additional sources and notes see page 131

Results Analysis

Access to capital enables Alberta businesses to start up and grow, which, in turn, supports economic growth and diversification in the province. Tracking the cumulative number of businesses receiving funding from AEC venture capital funds, as well as the investments of syndicate partners, provides an indication of the accessibility of AEC fostered venture capital for Alberta businesses. The measure is selected to gain an understanding of the impact of AEC investments into Alberta knowledge-based businesses.

The projected number of companies invested in is based on AEC’s prospective funds’ planned investments and current funds’ future investments including the Accelerate Fund II, a co-investment fund focused on Alberta companies. Performance depends on the successful attraction of new funds. Efforts are continuously directed toward attracting new funds and new investments into current funds.

The number of Alberta businesses in which AEC venture capital funds and co-investment funds have been invested increased between 2013-14 and 2016-17. This is attributable to the active investments made by Accelerate Fund, Azure Capital III, Avrio III, and McRock iNfund.

In the coming years, more investments are expected from new funds. In addition, the investment of $75 million that Alberta has allocated over two years to AEC will increase the number of investments in Alberta businesses through the creation of new venture capital funds.

New funds will have different performance levels to previous ones. New programs such as the Alberta Investor Tax Credit and Capital Investment Tax Credit affect the performance measure’s future results as well.

88	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	2	STRATEGIC PRIORITY	1

Value of Alberta Enterprise Corporation (AEC) Funds Invested

Value of AEC (and their syndicate partners) funds’ investment in Alberta businesses

($ millions)

Source: Ministry of Economic Development and Trade

For additional sources and notes see page 131

Results Analysis

Access to capital enables Alberta businesses to start up or grow which supports economic growth and diversification in the province. The aggregate value of what AEC invests in venture capital funds and the value that their syndicate partners invest into Alberta businesses provides insight into the nature of venture capital investment being created in the province. The 2016-17 result of $376.9 million exceeds the target of $325 million. There continues to be consistent increases since 2012-13.

Between 2015-16 and 2016-17, AEC funds led to increases in venture capital investment in Alberta companies. The magnitude of the total amount invested in Alberta reflects the ability of Alberta venture capital funds to attract investment from its syndicate partners and generate opportunities. As AEC venture capital funds continue to make active investments into Alberta companies, the total amount invested will increase.

As a direct result of the investment into AEC, five new and four expanded venture capital fund offices opened in Alberta, thereby increasing access for businesses to larger funds and greater investments.

The targeted amount of cumulative investment into Alberta companies is arrived at by modeling past funds and projecting their investments in the future. Existing funds which received investment from the $75 million that the Alberta government has allocated over two years to AEC, such as the Accelerate Fund II and Relay Venture Fund III, continue to seek investment opportunities.

Future performance of this measure depends on the successful attraction of new funds. In addition, new programs such as the Alberta Investor Tax Credit and Capital Investment Tax Credit affect the performance measure. These tax credits provide incentive for Alberta investors to invest in Alberta companies, which, in turn, increases opportunities for potential investment by the AEC invested in venture capital funds. Attracting funds with offices in Alberta expands opportunities for Alberta companies to attract venture capital investment from these funds.

MEASURING UP	89

PERFORMANCE MEASURE	3	STRATEGIC PRIORITY	1

Labour Force Participation Rate – Interprovincial Rank

Interprovincial rank of Alberta’s labour force participation rate (#1 is the highest)

Source: Statistics Canada Labour Force Survey and Ministry of Labour

Note(s): Alberta’s labour force participation rate is calculated based on the working age population

(Albertans aged 15 and over).

For additional sources and notes see page 131

Results Analysis

The labour force participation rate represents the percentage of the working age population that is either employed or actively seeking employment. It provides an indication of the relative size of the supply of labour available for the production of goods and services. Government measures labour force participation to ensure policies and programs support workers and newcomers in being well-prepared to participate in Alberta’s labour market. Employment and training programs and services are provided to participants to encourage participation in the labour market, get Albertans back to work and support economic diversification.

The labour force participation rate for Alberta decreased in 2016, from 73.0 per cent in 2015 to 72.5 per cent. However, Alberta still has the highest labour force participation rate in Canada. Alberta ranks number one among all Canadian provinces, with a participation rate 2.7 percentage points higher than number two-ranked Saskatchewan, where the participation rate was 69.8 per cent. Alberta’s participation rate is significantly higher than the national labour force participation rate of 65.7 per cent.

Alberta’s ranking is due in part to Alberta’s relatively young population. Alberta’s median age is 36.3 years while the national median age is 40.6 years, with some provinces significantly higher than that. The proportion of people aged 55 and older in Alberta is 29 per cent, the lowest among the provinces and below the national average of 36 per cent. This means that, despite the fluctuations in the economy over the last two years, there are still more people working as a proportion of Alberta’s total population than in other provinces.

Another feature of Alberta’s labour force is that while people in Canada tend to work less as they get older – due to retirement, illness, injury or a variety of other factors – that’s less true in Alberta than the rest of the country. Alberta has a higher employment rate among those aged 55 and over.

90	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	4	STRATEGIC PRIORITY	1

Tourism Expenditures

Total tourism expenditures in Alberta ($ billions)

Source: Statistics Canada Travel Survey of Residents of Canada and the International Travel Survey and the Ministry of Culture and Tourism

Note(s): Due to the time lag in receiving data from Statistics Canada, results are for 2015. The result is not directly comparable to previous results due to a change in how expenditures by international visitors were identified.

For additional sources and notes see page 132

Results Analysis

Travel and tourism are considered discretionary goods, with expenditures closely tied to discretionary income levels and economic conditions. Several key factors also impacted the 2015 result, including the low Canadian dollar, low oil price and increased awareness of Alberta as a result of Travel Alberta brand and marketing efforts, as well as improved air access from select markets in the United States and overseas.

In 2016-17, marketing activities remained integrated with consumer-direct, travel trade, media relations, meetings, incentives, conventions and events, and digital and social engagements to reach targeted, high-potential travellers in nine key markets: Canada, United States, United Kingdom, Australia, Japan, Germany, China, Netherlands and South Korea.

In 2015, expenditures by Albertans declined by 6.4 per cent, while expenditures from visitors from the rest of Canada increased by 8.3 per cent.

Expenditures by Albertans remain the largest contributor to total tourism expenditures accounting for 58.1 per cent of total expenditures or $4.7 billion in 2015. Expenditures by other Canadians increased in 2015 to $1.5 billion, with expenditures from Alberta’s main domestic feeder markets of British Columbia, Saskatchewan and Ontario all increasing in 2015 by 6.5 per cent, 8.7 per cent and 29.7 per cent respectively. Business travel decreased by 4.3 per cent in 2015. Visitors from the United States and overseas spent approximately $1.9 billion in Alberta.

MEASURING UP	91

PERFORMANCE MEASURE	5	STRATEGIC PRIORITY	1

Value-added Agricultural Products

Number of value-added agriculture products developed and successfully introduced into market with assistance from the Government of Alberta

Source: Ministry of Agriculture and Forestry

For additional sources and notes see page 132

Results Analysis

Value-added products are primary agricultural commodities that have undergone a change in physical state to achieve enhanced product value. The government facilitates new and diversified product development and commercialization by: providing a combination of specialized facilities and scientific, technical and business development expertise; and helping guide producers and agri-processors to develop new and improved products for local, domestic and export markets. Companies are able to access product research and development facilities they could not afford to create on their own. Government services assist start-up companies in reducing the risk of investing in full commercial production at the idea stage and help established companies access short-term scientific consultancy services on a competitive fee-for-service basis.

In 2016-17, a total of 315 new value-added agriculture products were successfully introduced to market with government support, continuing the upward trend in results over the past eight years. The result exceeded both the target and prior year’s result by approximately 40 per cent. The higher number is attributed to a combination of three factors: continued improvement in uptake of product development and commercialization programs, which accounted for 50 per cent of these new products; the addition of value-added processing of livestock, previously the responsibility of the disbanded Alberta Livestock and Meat Agency, which accounted for 12 per cent of these new products; and an increased uptake of government’s short-term consultancy services in the area of bio-processing.

Nearly one-in-ten new products are bio-based. Bio-based products show a significant growth potential for industrial applications including construction, energy and transportation. Value-added products from renewable biomass have the potential to create new energy, materials and chemicals, and service industries outside agriculture and forestry.

92	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE INDICATOR	1	STRATEGIC PRIORITY	1

Labour Force Participation Rate – By Group

Rate of all Albertans, Aboriginal Albertans living off-reserve, Alberta’s immigrant population and Alberta’s youth (15-24)

Year	2012	2013	2014	2015	2016
All Albertans	73.6	73.1	72.7	73.0	72.5
Aboriginal Albertans off-reserve	71.0	71.9	72.2	70.7	70.3
Alberta’s immigrant population	70.1	68.4	69.9	70.4	70.4
Alberta Youth (15–24)	68.2	67.9	67.4	68.6	67.6

Source: Statistics Canada Labour Force Survey

Note(s): The labour force participation rate is calculated based on the working age population (Albertans age 15 and over) for all Albertans, Aboriginal Albertans living off-reserve and Alberta’s immigrant population.

Beginning in 2017-18, this indicator will be modified to focus on the core working age population (Albertans aged 25 to 64) to more clearly demonstrate Alberta’s labour force participation rate, reflecting that Albertans aged 15–24 are more likely to pursue educational programs rather than employment. No change will be made to the age range for Alberta youth.

For additional sources and notes see page 133

Discussion

Aboriginal people (living off-reserve):

The labour force participation rate for the First Nations, Métis and Inuit population in Alberta decreased to 70 .3 per cent in 2016 from 70 .7 per cent in 2015 . Aboriginal peoples in Alberta are impacted by the economic downturn at an increased rate in comparison with the non-Aboriginal population. This is due in part to the trades, transportation, equipment operators and related occupations being the sectors that employ the greatest number of Aboriginal peoples in Alberta. The labour force participation rate for Aboriginal Albertans living off-reserve ranked number one compared to the rates in the other nine provinces.

Immigrants:

The labour force participation rate for Alberta’s landed immigrant population was unchanged at 70.4 per cent in 2016. Alberta’s immigrant labour force participation rate compared positively to the rates in the other nine provinces. Alberta ranked second across the country behind Saskatchewan at 75.3 per cent. Manitoba sits in third place at 69 .4 per cent.

Youth (aged 15–24):

The labour force participation rate of Alberta youth (aged 15-24) decreased to 67.6 per cent in 2016 from 68.6 per cent in 2015. Alberta ranked number two across the country in 2016. The highest ranked province was Prince Edward Island at 69.3 per cent. Though the labour force participation of Alberta youth has experienced a declining trend, it does have the potential to rise in the future as Alberta’s economy grows. Targeted strategies to increase the labour force participation of under-represented groups including Alberta youth may contribute to a positive growth in labour force participation in the future.

MEASURING UP	93

PERFORMANCE INDICATOR	2	STRATEGIC PRIORITY	1

Manufacturing, Business and Commercial Services Gross Domestic Product (GDP) Growth

Percentage of manufacturing, business and commercial services GDP growth in Alberta

Source: Statistics Canada and Ministry of Economic Development and Trade

For additional sources and notes see page 133

Discussion

Growth in the percentage of manufacturing, business and commercial services GDP provides an indication of whether Alberta’s economy is diversifying beyond primary oil and gas production .

An increase in the GDP for manufacturing, business and commercial services is a key indicator of growth. Increases in these industries also demonstrates the diversification of Alberta’s economy. Diversification will contribute towards economic stability through the peaks and valleys of the economic cycle. GDP in Alberta’s manufacturing and business and commercial sectors declined in 2015 and 2016 because Alberta was in a recession both years as a result of the steep declines in oil and gas prices, which, in turn, led to sharply lower spending by oil and gas companies on capital investment projects. While many sectors were affected by the recession, the hardest hit sectors were manufacturing, especially machinery and fabricated metals, as well as professional, scientific and technical services, and accommodation and food services.

The government supports the growth of Alberta’s small and medium-sized enterprises through programs including the Alberta Investor Tax Credit, the Capital Investment Tax Credit and the small business tax cut which was lowered from three per cent to two per cent in 2017. Government policy contributes to effective use of the province’s resources and supports a sustainable and diversified economy. The percentage change in GDP provides an indication of economic growth annually for the priority sectors on which the government focuses.

Various external factors affect GDP growth in Alberta: the status of the United States’ and global economies; the level of energy prices; the level of other natural resource and commodity prices; and the balance between the supply and demand of labour. In addition, improvement in industry competitiveness and productivity, the introduction of innovative technologies and processes, the level of organizational research investment and developing emerging industries can positively impact the outcome.

94	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE INDICATOR	3	STRATEGIC PRIORITY	1

Licensing University Technology

Rate of start-up firms licensing university technology (per million population)

Source: Ministry of Economic Development and Trade

For additional sources and notes see page 134

Discussion

Licensing technology to start-up firms can be an effective way for new technologies to transfer from universities to wider society. Universities license new technologies to a wide range of organizations, including large corporations, small start-up firms and non- profit entities. Technology licenses issued to start-up firms provide a strong indicator that innovations have commercial potential, with a new business being formed and funded to capitalize on the opportunity.

In 2015, Alberta continued its upward trend in the number of start-up firms licensing university technology (last five years) per million population. Alberta’s growth rate, 23 per cent, outpaced the Canadian growth rate of 12 per cent with Alberta accounting for 14 per cent of the country’s technology transfer activities. All university technology licensing activities in Alberta were with firms located in the province.

MEASURING UP	95

PERFORMANCE INDICATOR	4	STRATEGIC PRIORITY	1

Alberta Immigrant Nominee Program (AINP)

Percentage of AINP nominees surveyed who report that they are still residing and working in Alberta one year after obtaining permanent residency

Source: Ministry of Labour

Note(s): The most recent results are for AINP nominees who landed in 2014 and were surveyed in 2016 to allow one year to have passed from the date the nominee obtained permanent residency and to allow time for the survey to be conducted.

For additional sources and notes see page 134

Discussion

The Alberta Immigrant Nominee Program is an economic immigration program operated by the Government of Alberta with the Government of Canada’s Department of Immigration, Refugees and Citizenship Canada. It supports Alberta’s economic growth by attracting and retaining work-ready people to the province.

The number of AINP nominees who are still residing and working in Alberta one year after obtaining permanent residency is one indicator of Alberta’s ability to retain a skilled, resilient and productive workforce.

One of the contributing factors that may have affected the willingness of Alberta immigrant nominees to stay in Alberta is the economy. There was a decline in the number of nominees who stayed in Alberta in 2014 compared to the previous two years. The lower retention rate in 2014 was anticipated due to the economic downturn. Targeted attraction and retention strategies, along with the implementation of labour mobility priorities designed to assist Alberta employers in supplementing their workforce, help to attract and retain Alberta immigrants. Immigrants help fill vacant jobs at all skill levels and in high-demand occupations to address labour shortages.

96	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

OVERVIEW	STRATEGIC PRIORITY	2

DEMONSTRATED LEADERSHIP ON CLIMATE CHANGE

Government continues to promote economic diversification through a number of channels, including Alberta’s Climate Leadership Plan (CLP). Alberta’s CLP builds on the province’s expertise in energy production, and recognizes that businesses’ ability to compete in the global market is increasingly determined by its capacity to reduce greenhouse gas emissions and environmental risks. The CLP is a made-in-Alberta strategy to lower emissions, ensure Alberta’s resources are developed responsibly and create new opportunities to diversify the economy into renewable energy. Key aspects of the CLP include:

∎	Phasing out pollution from coal-generated electricity by 2030;

∎	Tripling renewable energy to supply 30 per cent of generation by 2030;

∎	Reducing emissions from the oil and gas sector;

∎	Creating Energy Efficiency Alberta to deliver cost saving programs; and

∎	Implementing an economy-wide price on carbon.

Government is committed to the development of a provincial adaptation strategy to prepare the province and build resilience to the impacts of a changing climate. Government confirmed this commitment in its endorsement of the Pan-Canadian Framework on Clean Growth and Climate Change, and by joining the Regions Adapt initiative at the United Nations Framework Convention on Climate Change 22nd Conference of the Parties.

As announced in Budget 2017, $5.4 billion in gross carbon pricing revenue will be fully reinvested, over the next three years, in efforts to save energy, create opportunities to diversify Alberta’s economy and to help households, businesses and communities adjust to the carbon price and reduce emissions.

As part of the province’s commitment to climate leadership and its support for the UN Declaration, government is also working with Indigenous communities and leadership to develop Indigenous-specific climate leadership programming and the Indigenous Climate Leadership Initiative, a joint decision-making body on future funding from the carbon levy. Two pilot programs were funded through climate leadership grants in 2016-17: The Alberta Indigenous Solar Program and the Alberta Indigenous Community Energy Program.

It is important to note that a large portion of the policies and programs resulting from Alberta’s CLP were fully implemented in late 2016 and early 2017. Performance measures are under development to address the progress made over the long-term in terms of the key policies and programs implemented as part of Alberta’s CLP. The results analysis and discussion points on the performance measures and performance indicators that follow will provide a broader understanding of the successes and opportunities for improvement from an environmental stewardship perspective, and do not fully reflect the success government has achieved in terms of demonstrated leadership on climate change.

MEASURING UP	97

PERFORMANCE MEASURE	1	STRATEGIC PRIORITY	2

Energy Consumption (Government-owned and operated facilities)

Energy consumption in megajoules per square metre in government-owned and operated facilities

Source: Energy consumption data reported by external retailers through utility bills and Environment and Climate Change Canada’s (ECCC) weather data, and Infrastructure’s Building and Land Information Management System for area of government-owned and operated facilities

Note(s): Due to a change in methodology, data prior to 2014-15 are not comparable to current years’ data. Target for 2016-17 has been revised using the new methodology.

For additional sources and notes see page 134

Results Analysis

This measure is used to evaluate a building’s (or a portfolio’s) energy performance. It represents energy consumption intensity, which is energy consumed by a building(s) relative to its size. Generally, lower energy consumption intensity signifies better energy performance. This measure assists government in identifying and implementing energy saving initiatives to achieve cost and environmental benefits. It is also an indicator of success in reducing energy consumption through efficiencies and green technologies.

When comparing 2016-17 result of 1,651 MJ/m2 against the adjusted 2016-17 target of 1,655 MJ/m2 government exceeded performance. This minor positive variance is attributed to the energy consumption reductions achieved at large facilities such as Michener Centre in Red Deer, the Edmonton Law Courts, the Vegreville Alberta Innovates Technology Futures and the Northern Alberta Fish Hatchery.

In 2016-17, government invested in a number of energy efficiency projects, primarily lighting retrofits that are expected to contribute to energy savings over the long term.

The new Royal Alberta Museum and High River Community Resource Centre (Spitzee Crossing) were designed and built to LEED (Leadership in Energy and Environmental Design) Silver standard. Their addition to the government-owned and operated inventory are expected to positively impact future results for this measure.

Several facilities have modernization projects underway that will increase their energy efficiency, such as the J. G. O’Donoghue Building and the Learning Resource Centre, both in Edmonton. The projects for these two facilities also include large solar photovoltaic installations that will contribute positively to the energy consumption performance measure.

98	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	2	STRATEGIC PRIORITY	2

Environmentally Sustainable Agriculture Practices (biennial survey)

Average percentage of improved environmentally sustainable agriculture practices adopted by producers

Source: Ministry of Agriculture and Forestry

Note(s): Survey is conducted every second year, therefore, no target was set for 2016-17.

For additional sources and notes see page 135

Results Analysis

Environmentally sustainable agricultural practices are farming techniques that are economically viable and protect the environment. The Environmentally Sustainable Agriculture Tracking Survey is used to indicate whether producers in Alberta are voluntarily adopting management practices and making continuous improvements that protect the environment. There are 40 key environmentally sustainable agriculture practices across eight focus areas: manure management, water management, wildlife habitat conservation, grazing management, agriculture waste management, energy management, climate change adaptation, and soil conservation.

As there were no new data available for this biennial survey, results analysis for this performance measure is not applicable. The most current result available for this measure is 55 per cent, which was first published in the 2015-16 Agriculture and Forestry annual report. The result for 2017-18 and associated target will be reported in the 2017-18 Agriculture and Forestry annual report.

Currently, the Environmentally Sustainable Tracking Survey is being reviewed to ensure survey objectives take into consideration the strategic context that government is working in, as well as to ensure government priorities, climate change and energy efficiency are strategically addressed.

MEASURING UP	99

PERFORMANCE MEASURE	3	STRATEGIC PRIORITY	2

Regulatory Compliance (Alberta Energy Regulator)

Percentage of inspections that are in compliance

Source: Alberta Energy Regulator (AER)

Note(s): The results for 2014 have been restated from calendar year to fiscal year (2014-15). The results reflect data availability from July 1, 2014 when the transition to the new Compliance Assurance Framework began. The results for 2015-16 and forward are based on fiscal year which aligns with AER’s reporting periods.

For additional sources and notes see page 135

Results Analysis

This performance measure indicates the energy industry’s compliance with regulatory requirements. Regulatory compliance is achieved when the inspection outcome does not result in enforcement action against the licensee. An enforcement action can occur when the licensee has failed to address a serious contravention of rule(s)/regulation(s)/ requirement(s), and/or has caused a significant impact to public safety, the environment, and/or resource conservation.

In 2016-17, the AER conducted 10,016 initial inspections. The inspections resulted in the issuance of 90 enforcement actions comprised of 53 suspensions, ten warning letters, ten administrative penalties, twelve orders, one Court of Queen’s Bench Interim Order, and four prosecutions. The 2016-17 results are within the expected range of compliance and demonstrate progress toward the desired outcome of ensuring industry compliance with regulatory requirements. The annual results continue to indicate that, although there were fewer inspections and higher amounts of enforcement actions, overall compliance remains within the expected range due to a strong field presence, focused inspections and positive relationships with industry.

The AER continues to refine its proactive surveillance program based on internally defined risk criteria. This past year the AER focused on activities and/or companies that have historically had poor performance, activities that have limited or non-existent data, and emerging issues or trends. The AER intends to continue focused inspections in areas where noncompliance is likely to be found or where data is non-existent, improve the enforcement action issuance process, and share lessons learned from investigations and enforcement actions with industry.

100	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	4	STRATEGIC PRIORITY	2

Municipal Solid Waste to Landfills

Kilograms of municipal solid waste per capita disposed of in Alberta municipal landfills and participating private landfills

Source: Ministry of Environment and Parks

Note(s): In 2014, data was corrected from 666 to 669 kilograms per capita

For additional sources and notes see page 136

Results Analysis

This measure highlights the success in encouraging Albertans to reduce waste. This measure is influenced by government policy (provincial and municipal) and private sector waste reduction initiatives, and can be impacted by the economy and natural disasters.

Municipal solid waste disposed in landfills has decreased from 661 kilograms (kg) per capita in 2015 to 565 kg per capita in 2016. The actual result for 2016 was 92 kg per capita below the target of 657 kg per capita. The waste volumes generated by the 2013 southern Alberta floods are not reflective of historical trends and were excluded from the analysis. The five-year trend shows that Albertans have decreased the amount of waste sent to landfills from 691 kg per capita in 2012 to 565 kg per capita in 2016, with the decline for 2016 being much larger than in the previous few years.

The province currently influences the reduction of municipal solid waste disposed of in landfills through regulated recycling programs for beverage containers, electronics, tires, used oil materials and paint and a non-regulated program for household hazardous waste. Natural disasters can impact the performance measure; however, the 2016 Fort McMurray wildfires did not. This was attributed, in part, to the expected increase in waste disposal being offset by a significantly lower number of residents in the area between May and September, and decreased volumes of waste resulting from an economic slow-down in the area in 2016.

Waste in landfills can affect groundwater and surface water through contamination and air quality through the release of greenhouse gas emissions. In order to impact the measure, the government can use regulatory tools such as diversion programs directed at large waste streams such as organics and construction, renovation and demolition waste.

MEASURING UP	101

PERFORMANCE MEASURE	5	STRATEGIC PRIORITY	2

Municipal Client Satisfaction with Environmental Stewardship Grant Programs (biennial survey)

Percentage of municipal clients satisfied with overall quality of service regarding grant programs that support environmental stewardship

Source: Ministry of Transportation

For additional sources and notes see page 136

Results Analysis

A survey is conducted every two years to measure the overall satisfaction of municipal partners with the province’s administration of municipal grants. The survey also assesses client satisfaction with key service drivers, including clarity of written materials, ease of access to information, timeliness of service delivery, proficiency of staff, access to services, consistency and timeliness of service.

These grants are administered to help Alberta municipalities develop and upgrade their infrastructure for transportation, public transit, and water and wastewater systems. The level of client satisfaction for all services has historically remained high, which most likely can be attributed to municipal grant programs remaining significantly unchanged until recently. However, municipal satisfaction with overall quality of services provided for grant programs decreased from 93 per cent in 2014-15 to 87 per cent in 2016-17. This could be attributable to the new federal grant programs that were recently introduced.

Government restored the Strategic Transportation Infrastructure Program after undertaking consultation with municipal partners. This process impacted the timing of funding availability. New federal grant programs were also introduced in 2016, including Public Transit Infrastructure Fund and Clean Water and Wastewater Fund. Developing these new agreements has been a complex process requiring ongoing coordination between levels of government to create better value for Albertans. An adjustment period has been required to adapt to new grants and criteria changes.

102	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE INDICATOR	1	STRATEGIC PRIORITY	2

Total Greenhouse Gas Emissions

Measured in million tonnes of CO2 equivalents (greenhouse gas) emitted from major emission source categories

Source: Environment and Climate Change Canada and the Ministry of Environment and Parks

Note(s): The implementation of methodological changes by Environment and Climate Change Canada caused the 2014 results to be corrected from 274 to 276 million tonnes of CO2 equivalents. Emissions are measured on a calendar year and there is a reporting lag period.

For additional sources and notes see page 137

Discussion

This indicator illustrates the trend in the amount of greenhouse gas released into the atmosphere in Alberta. Rising concentrations of greenhouse gas in the atmosphere from human-derived sources – such as vehicle exhaust, burning coal, industrial processes and agriculture – trap solar radiation in the atmosphere and contribute to climate change impacts. These long-term impacts contribute to increased frequency and severity of droughts, floods, forest fires and severe storms.

In 2015, there was a reduction of two million tonnes of CO2 equivalents from 2014 results, at 274 million tonnes of CO2 equivalents in Alberta. The five-year trend for this indicator continues to reflect a general increase in emissions; however, the most recent three-year results demonstrate a clear stabilization from 2013 to 2015. In 2015, the government was working to mitigate climate change and its impacts by amending the Specified Gas Emitters Regulation and establishing the Climate Change Advisory Panel. The impact of regulation changes and the Climate Leadership Plan actions will not begin to be realized in the greenhouse gas emissions performance indicator until the 2016 reporting year at the earliest.

Government is implementing an economy-wide price on carbon, transitioning from coal to lower emitting sources of electricity generation, capping emissions from the oil sands, and reducing methane emissions. Industry, particularly oil and gas, oil sands and electricity sectors, is a key participant in improving Alberta’s overall environmental performance. While growth in emissions from the oil sands is expected, this is directly due to increases in production. The oil sands are an important part of Alberta’s and Canada’s economic prosperity and are being developed to meet growing global energy demand.

MEASURING UP	103

PERFORMANCE INDICATOR	2	STRATEGIC PRIORITY	2

Provincial Air Quality Index

Percentage of good air quality days in urban areas based on Alberta’s ambient air quality objectives for fine particulate matter, ozone, carbon monoxide, nitrogen dioxide and sulphur dioxide

Source: Parkland Airshed Management Zone, Calgary Region Airshed Zone, Fort Air Partnership, Peace Airshed Zone Association, Palliser Airshed Society, Wood Buffalo Environmental Association, Lakeland Industry and Community Association, Alberta Capital Airshed and the Ministry of Environment and Parks Environmental Monitoring and Science Division

Note(s): The Air Quality Index reflects the overall averaged annual air quality of the province based on provincial ambient air quality objectives of five major pollutants: fine particulate matter, ozone, carbon monoxide, nitrogen dioxide and sulphur dioxide. The new Canadian Ambient Air Quality Standards, which complement the Air Quality Index, focus on a three year average of the highest occurring concentration levels of two major pollutants, fine particulate matter and ozone, and the annual average of fine particulate matter for the province’s six air zones.

For additional sources and notes see page 138

Discussion

The Air Quality Index 2016 result is 97.0 per cent, which is two per cent higher than in 2015. The 2015 result is at the lower end of the observed range over the past five years, but is within the normal variation. The overall trend is stable showing no substantial increases or decreases in the results. The improved air quality results are considered to be associated with the reduced level of industrial activity resulting from low commodity prices. The slight variance in results over the last five years is mainly due to naturally occurring events including wildfires, and to meteorological conditions that could lead to a build-up of emissions within an inversion layer.

Last year Alberta experienced one of its worst wildfire disasters in Fort McMurray. As the impact was contained to a relatively small area of the province, the overall 2016 result remained high at 97.0 per cent, which is a return to expected environmental air quality levels.

Several initiatives undertaken in 2016 contribute towards the reduction of urban pollution. These include the development of the Capital Region and Red Deer Fine Particulate Matter Responses, and the updating of the Calgary Region Airshed Zone Particulate Matter and Ozone Management Plan. In addition to the Lower Athabasca and South Saskatchewan regional Air Quality Management Frameworks, Air Quality Management Frameworks are being developed for the North Saskatchewan and Red Deer regions .

104	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE INDICATOR	3	STRATEGIC PRIORITY	1

Alternative and Renewable Generation Capacity in Alberta

Source: Alberta Utilities Commission

Note(s): Year ending December 31st. Alternative and renewable generation capacity in Alberta includes wind, hydroelectricity, biomass, and natural gas cogeneration technologies.

For additional sources and notes see page 138

Discussion

In Alberta, alternatives are defined as energy sources such as natural gas cogeneration that are more efficient than traditional energy sources like coal and natural gas for the production of electricity. Renewables are defined as energy sources that can be regenerated and in Alberta include wind, hydroelectricity and biomass. Through its current policy framework, the Government of Alberta supports the development of alternative and renewable energy in the province.

The electricity market in Alberta is currently oversupplied, which has resulted in historically low electricity prices in Alberta for more than a year. This is partly because of lower economic growth in Alberta over the past couple of years and also the availability of a significant amount of excess electricity generation capacity in the province.

Consequently, the market has not seen the need for investing in new generation capacity simply because the current supply and demand outlook for electricity and the prevailing price levels do not support a prospect for making a reasonable return on investment. As a result, there has been very modest growth in renewable generation, especially in wind power, since 2014.

In 2016, renewable generating capacity was 2,831 megawatts; this represents 10 per cent of total electricity generation.

MEASURING UP	105

OVERVIEW	STRATEGIC PRIORITY	3

EDUCATION AND TRAINING TO ENABLE ALBERTANS TO SUCCEED IN THE GLOBAL ECONOMY

Government is working with its partners to prepare Albertans for the future by investing in education and training so they can be successful in a diversified economy with vibrant, healthy communities.

Government is committed to ensuring that all Alberta children and students are provided with an education that enriches their lives, prepares them for their future careers in a diversified economy, and prepares them for success by giving them all the skills and tools they need to be positive role models in their communities. The province has embarked on a new curriculum development process that will continue to give students the best start in life by focusing on core skills like reading, writing and math.

A well-educated and skilled population is essential to strengthening and diversifying Alberta’s economy. Adult learning providers in all regions of the province help develop talented, creative, adaptive and entrepreneurial individuals who contribute to an ever-changing economy and prosperity. Alberta’s post-secondary institutions help drive innovation and discovery. Colleges, universities and polytechnics help strengthen the economy by educating Albertans, supporting startup enterprises, serving as community hubs, and strengthening local, provincial and global connections. Post-secondary institutions also attract internationally recognized researchers who generate and commercialize knowledge that will drive the economy of the future.

In addition to freezing tuition in 2016-17, government supported unemployed apprentices in continuing their technical training through the Apprentice Training Award. A total of $1.5 million was made available to assist more than 1,000 eligible apprentices during the 2016-17 academic year. Eligible apprentices received $1,000 to help reduce financial barriers and support them to progress towards their journeyperson certification.

Further, in 2016-17, approximately 2,700 students gained valuable work experience at more than 1,200 employers through the Summer Temporary Employment Program (STEP). STEP is a 4–16 week wage subsidy program that provides funding to eligible Alberta employers to hire high school or post-secondary students into summer jobs from May to August. Summer positions created through STEP provide students with the opportunity to build meaningful work experience, increase their skills and workplace insight and help prepare them for the future.

The results analysis and discussion points on the performance measures and performance indicators that follow will provide a broader understanding of the successes and opportunities for improvement that government will focus on as it continues to ensure education and training enables Albertans to succeed in the global economy.

106	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	1	STRATEGIC PRIORITY	3

High School Completion

High school completion rate of students within five years of entering Grade 10

Source: Ministry of Education

Note(s): The most recent results are for 2015-16 as the data for this measure lag a year. Included in the calculation of high school completion rates is an estimated adjustment for attrition (i.e. students moving out of the province) using Statistics Canada estimates of out-migration. All results have been adjusted to reflect the change from previous data source systems to the Provincial Approach to Student Information.

For additional sources and notes see page 139

Results Analysis

The high school completion rate has improved over time and exceeded the target for 2016-17. Improving the high school completion rate continues to be a priority for the Alberta government. Initiatives related to improving high school completion include Moving Forward with High School Redesign. This initiative is focused on creating flexible, student-centred approaches to 21st century learning, including: increasing student engagement; improving student achievement; and, enhancing teacher practice. Schools and school administrators are provided with resources and information on how completion rates are calculated in Alberta. Further, successful projects underway across the province are shared and the different pathways students can take to complete high school are showcased.

The percentage of employed Grade 12 students who report they work more than 20 hours per week has declined from 17 per cent to 13 per cent. Research suggests that working more than 20 hours per week may interfere with realizing one’s educational potential. Thus, the decrease in the number of Grade 12 students working more than 20 hours per week may have contributed to an increase in students completing their studies.

Of the students who completed high school in five years, approximately 92 per cent completed high school in three years. The three-year rate, 77.9 per cent in 2015-16, is a reliable predictor of the five-year rate in subsequent years. Projections indicate the five-year rate is likely to increase over the next few years. Also, some students who do not complete high school in the ECS-12 education system do so as young adults. In 2016, 93 per cent of Albertans aged 25–34 reported they had completed high school.

MEASURING UP	107

PERFORMANCE MEASURE	2	STRATEGIC PRIORITY	3

Post-secondary Transition

Percentage of students entering post-secondary programs (including apprenticeship) within six years of entering Grade 10

Source: Ministry of Education

Note(s): The most recent results are for 2015-16 as the data for this measure lag a year. Student enrolment in a post-secondary program includes attending a publicly funded post-secondary institution in Alberta or registering in an Alberta apprenticeship program. The post-secondary transition rates include adjustments for attrition using estimates from Statistics Canada and for students who attend post-secondary outside the province using estimates from the Ministry of Advanced Education. All results have been adjusted to reflect the change from previous data source systems to the Provincial Approach to Student Information.

For additional sources and notes see page 139

Results Analysis

The province tracks the rate at which students move into post-secondary education within six years of starting Grade 10. A substantial proportion of Alberta’s young people delay their entry to post-secondary programs after high school. The six-year transition rate has declined over time, although it was stable from 2011-12 to 2014-15. Projections indicate that the six-year rate will remain between 57 and 59 per cent over the next few years. The result of 57.9 per cent for 2015-16 was lower than the target of 60.2 per cent and lower than the 2014-15 result of 59.4 per cent.

Discussions are being held to better understand the limitations being felt by high school students that do not go further with their education. This may be due to financial barriers, despite the freezing of tuition fees; because of increasing competition to access post-secondary opportunities; or because of other societal or economic factors.

108	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	3	STRATEGIC PRIORITY	3

Literacy

Percentage of students who achieve the acceptable standard on Language Arts diploma examinations

Source: Ministry of Education

Note(s): Data for the current year of 2016-17 are not available until October 2017. Overall results for Language Arts are a weighted average of results for the four language arts subjects: English Language Arts 30-1, English Language Arts 30-2, French Language Arts 30-1 and Français 30-1. Participation in diploma examinations was impacted by the flooding in southern Alberta in June 2013 and by the fire in Fort McMurray in May to June 2016. Caution should be exercised when interpreting the results over time. All results have been adjusted to reflect the change from previous data source systems to the Provincial Approach to Student Information.

For additional sources and notes see page 140

Results Analysis

Data for the current year of 2016-17 are not available until October 2017. The overall proportion of students achieving the acceptable standard on Language Arts diploma examinations has remained stable over time. Government is currently undertaking a curriculum review and development aimed at ensuring Alberta’s curriculum (programs of study, assessment, and learning and teaching resources) remains responsive and relevant for students. This project reflects the province’s commitment to continually improve its work in providing a world-class, student-centred curriculum for students now and in the future.

In 2016-17, government published The Guiding Framework for the Design and Development of Kindergarten to Grade 12 Provincial Curriculum (Programs of Study). It was released in October 2016 to provide direction for curriculum development in English and French. The guiding framework provides a common design, student-centred direction, and standards for the development of all future provincial curriculum in all subjects.

Government also developed literacy and numeracy progressions, which describe key literacy and numeracy milestones along a continuum of developmentally appropriate expectations and behaviours across all subjects from K–12. The progressions are available in English and French. Literacy and numeracy are being supported in all programs of study.

MEASURING UP	109

PERFORMANCE MEASURE	4	STRATEGIC PRIORITY	3

Post-secondary Education

Percentage of Albertans aged 18-34 participating in post-secondary education

Source: Statistics Canada, Labour Force Survey

Note(s): The 18-34 age group represents a majority of learners enrolled in post-secondary programs, but does not capture all learners in the post-secondary system. The dataset includes international students residing in Alberta during their studies but does not include learners who reside in households on Aboriginal reserves.

For additional sources and notes see page 140

Results Analysis

This measure tracks the percentage of the population aged 18-34 who report attending post-secondary programs. It includes learners who are attending university, college and credit programs at other types of institutions in Alberta.

The actual participation rate is one percentage point below the target. However, some important changes are masked as the results have been rounded to the nearest whole number to be consistent with the rounded results in the Government of Alberta 2016-19 Strategic Plan and the Ministry of Advanced Education’s 2016-19 business plan. In comparison to 2015-16, the participation rate increased by 0.6 percentage points from 16.6 per cent to 17.2 per cent. The total number of learners age 18-34 grew by 3.8 per cent despite the fact that the population grew by only 0.2 per cent among the 18-34 age group. To encourage participation, the province has several ongoing initiatives to enable postsecondary education to be more accessible and affordable. These efforts include providing a range of financial supports for students (i.e. student loans, grants and scholarships), as well as stable and predictable funding for institutions.

Given the economic contractions over the past two years, the participation rate can be expected to increase as post-secondary programs become a more attractive alternative to labour market participation. These contractions have also reduced the inflow of migrants, which reduces population growth. The expectation of increasing participation rates is consistent with the observed changes in the student population number, but the magnitude of this increase was insufficient to meet the target.

110	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	5	STRATEGIC PRIORITY	3

Sponsored Research Revenue

Sponsored research revenue attracted by Alberta’s comprehensive academic and research institution

Source: Comprehensive Academic Research Institutions, collected by Ministry of Economic Development and Trade

Note(s): Sponsored research revenue is generated annually based on information received from Alberta’s Comprehensive Academic and Research Universities from previous year activities. The last actual data available is from the 2015-16 fiscal year.

For additional sources and notes see page 141

Results Analysis

Sponsored research revenue (SRR) are those received outside of the university base operating grant and include both research grants and research contracts. SRR data describes funding from provincial and federal governments, industry, and non-profit organizations, and includes capital investments. Success in acquiring and increasing SRR is accomplished through highly competitive, excellence-driven research activities. The ability of institutions to attract research funding is a measure of the quality of their faculty and research programs and is an important measure of the capability and capacity of Alberta’s research system. The more sponsorship these institutions can draw, the better able they are to attract and retain world-class researchers. These researchers in turn attract top graduate students, further strengthening the workforce supporting Alberta’s innovation capacity. Strengthening Alberta’s innovation capacity is critical to ensuring long-term economic competitiveness.

Alberta’s Comprehensive Academic and Research institutions garnered $818 million in SRR, exceeding the 2016-17 target of $811 million. While there was a decrease of four per cent ($34 million) in SRR from 2014-15, attributable to a reduction in provincial and total non-government sources, the Comprehensive Academic and Research Institutions were able to leverage the Government of Alberta commitments to attract leading researchers and additional funding from non-Government of Alberta sources to perform research and innovation activities. Funding from the province and other sources support globally-competitive research excellence in priority areas contributing to a broadened economic base, effective resource and environmental management, and healthy, resilient communities.

MEASURING UP	111

PERFORMANCE INDICATOR	1	STRATEGIC PRIORITY	3

International Literacy (15 years old)

Performance of Alberta students in the Programme for International Student Assessment (PISA) of Reading Literacy

Source: Council of Ministers of Education, Canada

Note(s): For comparability, the Organization for Economic Cooperation and Development (OECD) average is based on the results of the countries included in the PISA 2003 assessment.

For additional sources and notes see page 141

Discussion

PISA is an international student assessment study in science, mathematics and reading literacy, administered every three years by the OECD.

The literacy indicator is the average score achieved by a random sample of Alberta students on a standardized scale of reading literacy.

In 2015, PISA results were based on approximately 2,500 15-year-old students from 100 schools across Alberta.

PISA selects 15-year-olds to be the primary target population, as this age group is near the end of compulsory education. PISA is designed to measure the extent to which youth, at age 15, have acquired some of the knowledge and skills that are essential for full participation in modern societies including participation in the workforce, post- secondary education and lifelong learning.

Previous studies based on PISA data have shown how skills at age 15 would affect students in their later life. For example, youth with strong reading skills were much more likely to have finished high school, pursue post-secondary education and finish it. In addition, results from the Youth in Transition Survey show that there is a strong association between reading proficiency and education attainment.

PISA also collects information about teaching practices. This information is used to support excellent teaching and leadership.

In 2015, Alberta scored 533 in reading literacy. Although this score is lower than the result in 2003, the difference between the 2015 result and the 2003 result (543) is not statistically significant.

112	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE INDICATOR	2	STRATEGIC PRIORITY	3

Total Research and Development

Total research and development investment as a percent of GDP

Source: Statistics Canada’s table 88-221-X Gross Domestic Expenditures on Research and Development in Canada (GERD), the Provinces and Territories

Note(s): Statistics Canada’s table 88-221-X Gross Domestic Expenditures on Research and Development in Canada (GERD), the Provinces and Territories was discontinued with the last year of available statistics being 2013. As a result of discontinuing the above data, a new performance indicator will focus on per capita research investment by the federal government in post-secondary institutions in Alberta and across Canada.

For additional sources and notes see page 142

Discussion

The 2014 publication release of gross domestic expenditure on research and development (GERD) in Canada represents national actual expenditure for 2012 and preliminary data for 2013.

Total research and development (R&D) investment as a percent of GDP is a standard international measure of formalized R&D. Tracking investment in R&D is important, as R&D represents a planned, systematic search for new knowledge in Alberta’s innovation system. Provincial and territorial funding sector expenditure represent R&D funding distributed in a province or territory. The funds do not necessarily originate from within the province.

Alberta was the province with the third largest expenditure on R&D in 2012, after Ontario and Quebec, with $3.5 billion. This accounted for 11 per cent of the GERD in 2012.

The business enterprise sector had the largest share of GERD in Alberta, as well as in Quebec, Ontario, British Columbia and the Territories. In Prince Edward Island the business enterprise and higher education sectors tied for the largest R&D expenditure. The largest performing sector for all other provinces was the higher education sector.

A new performance indicator under development will focus on federal investment in research and development per capita that provides further insight into the opportunity Alberta has to leverage further investment from the federal government into research and development in post-secondary institutions in Alberta. The new indicator will be reported for the 2017-18 fiscal year.

MEASURING UP	113

OVERVIEW	STRATEGIC PRIORITY	4

SAFE AND INCLUSIVE COMMUNITIES THAT EMBRACE FAIRNESS AND EQUALITY OF OPPORTUNITY

Albertans are community-minded people who want to live in a society that gives a hand up to people who need it and embraces diversity. Government works to ensure that all children, families and communities in Alberta have the necessary resources to be successful and active participants in society.

Government continues its commitment to improving Alberta’s child intervention system and ensuring that every child has the opportunity to grow up strong and healthy.

Government has established a Ministerial Panel on Child Intervention to make recommendations to strengthen the child intervention system and explore the systemic issues that lead to children coming into government care.

Through Alberta Supports, Albertans are connected with more than 120 government services and community supports from work or training and income-support programs to services for seniors and children and youth. Alberta Supports improves access to programs and services that help prevent, address and end the cycles of violence, abuse and bullying.

In addition to providing full cooperation and support to the National Inquiry into Missing and Murdered Indigenous Women and Girls, government is committed to preventing and addressing gender-based violence through innovative leadership, collaboration with stakeholders and governments at all levels, and influencing decisions and actions of key partners.

Further, government is integrating Gender Based Analysis Plus across government departments as part of a larger gender mainstreaming strategy. Through training and other skill building activities for Government of Alberta (GoA) staff, this strategy will ensure that the capacity of the GoA to develop policies, programs and legislation, including budget processes, will be informed by a gender and intersectional lens.

In addition to maintaining stable funding for key public services such as health care, education and social services, government provided $147 million in 2016-17 through the Alberta Child Benefit to provide up to $2,750 each year for Alberta’s most vulnerable children and families. Further, a $25 million boost to the Enhanced Alberta Family Employment Tax Credit allowed more families to receive the credit, with many families receiving more money for clothes and extracurricular activities.

In 2016-17, government also provided $480 million for income support programs to help eligible Albertans cover basic costs of living and find or maintain jobs, and an additional $206 million for related adult and child health benefit programs.

The results analysis and discussion points on the performance measures and performance indicators that follow will provide a broader understanding of the successes and opportunities for improvement that government will focus on as it continues to ensure safe and inclusive communities that embrace fairness and equality of opportunity.

114	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	1	STRATEGIC PRIORITY	4

Family Enhancement and Child Intervention Services

Percentage of children and youth with a new child intervention file who did not have a file closure in the previous 12 months

Source: Ministry of Children’s Services

Note(s): The results presented before 2015-16 are not directly comparable with previously reported results due to changes in the methodology used to calculate the results.

For additional sources and notes see page 142

Results Analysis

In 2016-17, 87 per cent of children and youth with a new child intervention file did not have a file closure in the previous 12 months. This result met the targeted result (87 per cent in 2016-17) and is two percentage points above the result from the previous year (85 per cent in 2015-16). This result suggests that an increased percentage of vulnerable children who were previously involved with child intervention are being supported to live at home with their families, independent of the child intervention system.

Based on feedback from front-line staff, government is continuing its effort in developing enhanced and strength-based ways to serve at-risk children, youth and families. The Child Intervention Practice Framework, the foundation of these enhancements, helps support an environment where family strengths are recognized, children and youth are respected and supported. Staff work collaboratively with children, youth and families to find solutions for their safety and well-being needs.

Families receiving child intervention services typically have many complex issues. During formal involvement with a family, child intervention staff strive to build a collaborative, culturally-sensitive relationship with the child and family members so that the family is comfortable returning for help, should the need arise.

For more information see Performance Indicator Two – Children receiving Child Intervention Services as a percentage of Alberta’s child population – page 130.

MEASURING UP	115

PERFORMANCE MEASURE	2	STRATEGIC PRIORITY	4

Family Violence and Bullying Awareness (biennial survey)

Percentage of Albertans who indicate that they have information to better help in situations of family violence and bullying

Source: Ministry of Community and Social Services

For additional sources and notes see page 142

Results Analysis

This measure indicates the level of success government has in achieving increased public awareness of the various ways Albertans can help in situations where family violence or bullying may be occurring.

The government has been involved in a number of activities to inform Albertans on how to respond to family violence and bullying situations, for example; a toll-free family violence and bullying telephone information and help lines which are available 24 hours a day seven days a week with service in more than 170 languages and an online chat function that is available weekdays, from 12:00 pm to 8:00 pm; family violence and bullying prevention websites with resources that encourage families, friends, neighbours and co-workers to take action and help in family violence and bullying situations; and other provincial public awareness and education activities.

These multi-pronged approaches to increasing awareness of family violence and bullying, and informing the public on how to respond and prevent these issues, contribute to positive changes across the province. The Bullying Helpline averaged 57 calls per month in 2015 and 62 calls per month in 2016, an increase of 8.8 per cent from 2015. With high media attention on bullying, bullying awareness has increased and more bullying incidents are being reported.

The results related to bullying may not be as consistent as the family violence results because situations of bullying are often very complex and therefore the solutions are varied. As a result, Albertans may be more aware of bullying incidents and are thus reporting them, but are less certain what direct action to take to help.

116	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE MEASURE	3	STRATEGIC PRIORITY	4

Maintenance Enforcement Program Payment Rate

Maintenance Enforcement Program’s (MEP) regularity of payment rate on cases enrolled, by regular monthly payments

Source: Ministry of Justice and Solicitor General

For additional sources and notes see page 143

Results Analysis

MEP has the legislative authority to take steps to enforce the payment of spousal and child support owed under the terms of maintenance orders and agreements. Enrollment with MEP allows creditors to pursue collection of their maintenance orders through an administrative program, rather than having to attend court to self-initiate those enforcement actions that are available to individual creditors. MEP’s regularity of payment rate measures the amount of maintenance dollars that are received within the month they are due.

MEP made a concerted effort to influence this performance measure by making process improvements to allow staff to focus more attention on bringing files into compliance, devoting time and resources to ensure concerns and issues are completely resolved, and on error prevention. An increased emphasis on a client-centric approach saw changes to improve capacity to take incoming calls from clients (those making support payments), a focus on building better relationships with clients, and continued work with jurisdictions across Canada to reduce delays when clients move from one jurisdiction to another.

Unfortunately these efforts could not counteract the impact of the continued economic downturn which made it increasingly difficult for clients to meet their obligations. The actual achieved results suggest that the MEP will continue to struggle to maintain the levels of support collected in prior fiscal years until such time as employment returns to historic average levels.

MEASURING UP	117

PERFORMANCE MEASURE	4	STRATEGIC PRIORITY	4

Indigenous Children in Care

Percentage of Indigenous children in foster care/kinship care who are placed with Indigenous families

Source: Ministry of Children’s Services

For additional sources and notes see page 143

Results Analysis

The government is committed to supporting Indigenous children in maintaining cultural connections and, wherever possible, placing Indigenous children in Indigenous homes that provide safe and stable environments. In 2016-17, 43 per cent of Indigenous children in foster or kinship care were placed with Indigenous families. While this result is below the target of 50 per cent, it increased by three percentage points from the previous year which is a strong result for the government. The 50 per cent target was intended to signify the commitment the government has to ensuring that Indigenous children and youth are receiving culturally appropriate services.

Like other jurisdictions in Canada, Alberta is experiencing challenges in recruiting caregivers, particularly Indigenous caregivers and caregivers able to manage the complex needs of the children coming into care. This is due in part to the changing demographics of Canadian families. There are more lone-parent families and more families where both parents work. These families may not have the time or capacity to care for foster children. Also, more caregivers are adopting the children in their homes and retiring from caregiving, both of which reduce the number of homes that are retained relative to the new homes that are recruited.

The government works with Indigenous communities and caregivers to invest in ongoing recruitment for Indigenous foster parents and kinship caregivers. For example, recently there was a funding increase (from $20,000 in 2015 to $30,000 in 2016) for each Treaty Area (6, 7 and 8) to host caregiver training conferences.

Additionally, in 2016 the Alberta Foster Parents Association started to provide supports to all kinship caregivers, which ensures all the services and supports offered to foster parents are also available to kinship caregivers.

118	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

PERFORMANCE INDICATOR	1	STRATEGIC PRIORITY	4

Volunteerism

Percentage of adult Albertans who volunteered with organizations in their community

Source: Ministry of Culture and Tourism

For additional sources and notes see page 143

Discussion

This indicator identifies the level of community volunteerism with charitable or nonprofit organizations in a given year and the percentage of adult Albertans who made an unpaid contribution of time, energy and/or talents.

The result of 70.2 per cent was 1.2 percentage points lower than the 2015-16 result. In 2016-17, 29.0 per cent of respondents reported volunteering in sports, 28.3 per cent as a Board Member of a non-profit, 26.6 per cent in recreation, 26.5 per cent in human services (e.g., food bank), 25.2 per cent in youth development, 14.4 per cent in regards to the environment, 14.0 per cent in arts and cultural areas, 9.2 per cent in law, advocacy or politics, 3.9 per cent in libraries, and 22.1 per cent in other types of volunteer work (e.g., animal rescue). Results also show that of those Albertans who volunteer, 52.8 per cent volunteer up to five hours per month.

Significant environmental events in Alberta may have impacted the rates of volunteering observed in recent years; these included the ice storms in 2012-13, and the floods in 2013-14. While the 2014-15 result returned to the levels seen prior to these events, the result in 2015-16 may have been impacted by people volunteering during federal and provincial elections and/or supporting Syrian refugees coming to the province. The Fort McMurray wildfire in May 2016 included a coordinated response and while Albertans donated supplies and money, it does not appear to have increased the overall volunteer rate .

Of those Albertans who had not volunteered, 54.2 per cent of Albertans indicated the primary barrier was lack of time while 13.1 per cent cited disability or health problems (including age).

MEASURING UP	119

PERFORMANCE INDICATOR	2	STRATEGIC PRIORITY	4

Awareness of Elder Abuse

Post training, the percentage of community service providers who reported increased awareness of how to identify, prevent and report elder abuse

Source: Ministry of Seniors and Housing

For additional sources and notes see page 144

Discussion

Alberta’s population, like the rest of Canada’s, is aging. As of March 2011, there were about 410,000 seniors in Alberta but by 2031, when the last of the baby boomers reach 65 years of age, it is projected that there will be more than 923,000 seniors – meaning about one in five Albertans will be a senior.

Elder abuse is any action or inaction by self or others that jeopardizes the health or well-being of any older adult. The two most frequently identified and reported types of elder abuse in Canada are financial and emotional. The work to prevent and address elder abuse is an ongoing priority for the government. With the understanding that all sectors and citizens have roles in preventing and addressing elder abuse, the government works with a variety of partners to increase awareness and help Albertans recognize, respond, refer and reconnect with individuals impacted by elder abuse.

Government provides training to front-line service providers throughout Alberta to increase their knowledge and awareness about elder abuse prevention and how to respond to the needs of those impacted. Since 2012, over 1,200 service providers received training, including 200 service providers who took the train-the-trainer sessions which certified them to deliver training in their community or sector. In addition to the training sessions, in 2016-17, government provided 11 presentations to seniors and service providers to raise awareness about elder abuse and where seniors can go to find help.

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PERFORMANCE INDICATOR	3	STRATEGIC PRIORITY	4

Crime Severity Index

Alberta Violent and Non-violent Crime Severity Index

Source: Statistics Canada, Canadian Centre for Justice Statistics, Table 252-0052, Crime Severity Index and weighted clearance rates

Note(s): The Crime Severity Index includes all Criminal Code violations including traffic, as well as drug violations and all Federal Statutes.

For additional sources and notes see page 144

Discussion

The national Crime Severity Index (CSI) jumped five per cent from 2014 to 2015 largely due to an 18 per cent increase in Alberta. Western provinces all reported CSIs in 2015 that were higher than the national average, with Saskatchewan continuing to record the highest CSI, at 135.8.

A gain in the national non-violent CSI was partly the result of an increase in property crime, particularly in Alberta where the increase in property CSI was primarily due to more incidents of breaking and entering, theft of $5,000 or under, and motor vehicle theft.

While the national CSI rate rose last year, it was still 31 per cent lower than a decade ago.

In Calgary, the Alberta city with the highest increase in the non-violent CSI, there is likely a correlation between the increase in property offences and the economic downturn that left many people out of work. However, the ongoing influx of highly addictive drugs into the city is also likely driving up the property CSI.

Between 2014 and 2015, the violent CSI in Alberta increased 12 per cent driven mostly by homicide and robbery. Canada’s violent CSI also rose in 2015, primarily as a result of increases in Alberta (+12 per cent), Newfoundland and Labrador (+15 per cent), Saskatchewan (+9 per cent), British Columbia (+7 per cent), Manitoba (+6 per cent), and the Northwest Territories (+28 per cent).

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PERFORMANCE INDICATOR	4	STRATEGIC PRIORITY	4

Women’s Labour Force Participation Rate

Women’s Labour Force Participation Rate in Alberta

Aboriginal (off-reserve) Women’s Labour Force Participation in Alberta

Source: Ministry of Status of Women and Statistics Canada, Labour Force Survey

Note(s): Excluded from the survey’s coverage are persons living on reserves and other Aboriginal settlements in the provinces as well as those living in the territories.

For additional sources and notes see page 144

Discussion

Alberta had the highest labour force participation rate for women out of all provinces in 2016 at 66.2 per cent. This is 2.2 percentage points higher than the second highest participation rate, at 64 per cent, in Saskatchewan. The province of Manitoba had the third highest rate at 62.4 per cent.

The 2016 Aboriginal women’s participation rate is 2.9 percentage points lower than the participation rate for Albertan women, although it increased from 64.6 per cent in 2012 to 66.7 per cent in 2014. The participation rate of all Albertan women declined between 2015 and 2016. The declines are likely associated with the economic downturn that started in 2014.

The labour force participation rate for all women and for Aboriginal women living-off reserve in Alberta is calculated as the percentage of people in the working age population of the group that are either employed or actively seeking employment. The government uses this information to identify trends that can inform evidence-based policy development aimed at increasing labour force participation or other aspects of women’s economic security in Alberta.

For example, the development of 22 new early learning and care centres throughout the province in 2017-18 will support women’s labour force participation by creating approximately 1,300 affordable child care spaces. These spaces will allow over 350 parents (primarily women) to enter or re-enter that labour force. This pilot program emphasizes support to vulnerable populations, including parenting teens, lone-parent families, and low-income families. The centres will also provide culturally responsive and inclusive child care for Indigenous, immigrant, and/or refugee children.

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OVERVIEW	STRATEGIC PRIORITY	5

SUSTAINABLE AND ACCESSIBLE HEALTH CARE SERVICES AND SOCIAL SUPPORTS

The Government of Alberta is committed to a stable, accountable, high quality and sustainable health system that emphasizes staying healthy and well, while also supporting people who need care. It is a vision where Albertans’ health and well-being are improved through an integrated health system that structures and plans around individuals and their communities and connects people to needed care and services.

A shift to community-based care will have primary health care at the centre. Primary health care is the first place people go for health care or wellness services and supports, treatment of a health issue or injury. Many of Alberta’s primary care providers work together in team-based settings where professionals including physicians, nurses, psychologists, pharmacists, dieticians, counsellors, rehabilitation therapists, and social workers provide holistic care.

Government is also committed to strengthening services and supports for those who experience mental illness and addictions and for those who have complex needs. Government recognizes the importance of addressing the lack of awareness and understanding of mental health as an important step in reducing the stigma around mental illness. In doing so, government and stakeholders can collaborate more effectively to better deliver integrated services that meet the needs of those suffering from mental illness and addictions.

For example, in May 2017, the Minister’s Opioid Emergency Response Commission was created to implement urgent coordinated actions to address the rising toll of opioid-related deaths. The new commission will accelerate Alberta’s ability to increase treatment, including providing more access to opioid replacement therapy.

Further, to help Albertans remain independent and active in their communities as they age or as their needs change, it will also be important to provide continuing care services closer to home. In particular, expanding access to preventative and restorative home care services will ensure Albertans receive the right care in the right place.

Delivering quality programs and services to children and families requires collaboration and fostering relationships with other governments, Indigenous leaders and communities, the non-profit and voluntary sector and other community partners. In Alberta, the non- profit and voluntary sector plays a significant role in the delivery of social services to children, youth and families.

Better social outcomes become possible with resilient individuals, thriving families and inclusive communities. While assisting Albertans in crisis is important, focusing on the root causes of social and economic exclusion in the present helps to prevent future crises from occurring and supports the development of stronger individuals, families and communities .

The results analysis and discussion points on the performance measures and performance indicators that follow will provide a broader understanding of the successes and opportunities for improvement that government will focus on as it continues its work toward sustainable and accessible health care services and social supports.

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PERFORMANCE MEASURE	1	STRATEGIC PRIORITY	5

Unplanned Readmissions of Mental Health Patients

Percentage of mental health patients readmitted within 30 days of leaving hospital

Source: Canadian Institute for Health Information (CIHI); Alberta Health Services, Provincial Inpatient Database

Note(s): 2016-17: 8.6 per cent at end of Q3 (December 31). This measure is reported a quarter later due to the requirement to follow up with patients after the end of the reporting quarter.

For additional sources and notes see page 145

Results Analysis

This measure represents the proportion of occurrences of a non-elective (unplanned) readmission to an acute care hospital for selected mental illness within 30 days of a patient being discharged from the index hospital stay for which the most responsible diagnosis was selected mental illness. This measure is reported a quarter later due to the requirement to follow up with patients after the end of the reporting quarter.

The measure applies only to inpatients of acute care hospitals in Alberta. Visits to facilities and programs not designated as acute inpatient care facilities are not included (e.g., emergency departments, urgent care centres, community clinics).

As of the end of the third quarter (December 31, 2016), 8.6 per cent of mental health patients experienced an unplanned readmission within 30 days of leaving hospital. This is consistent with the third quarter of 2015-16 (8.6 per cent) and lower than the target of 8.8 per cent which means that fewer mental health patients had to be readmitted due to complications arising from previous discharges, other non-related circumstances, accidents, etc. This result supports the gradual downward trend in unplanned readmissions from a high of 9.6 per cent in 2012-13.

Alberta Health Services will continue the use of Community Treatment Orders as one method to reduce readmission rates for patients with severe and persistent mental health problems. Other initiatives include the opening of the Mental Health Assessment Unit at Rockyview General Hospital in Calgary, implementing a Youth Mental Health Day Program in the North Zone, and piloting an Adult Acute Transition Clinic at Alberta Hospital Edmonton. Government is committed to improving access to mental health services by providing Albertans affected by mental illness with the care and services they need.

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PERFORMANCE MEASURE	2	STRATEGIC PRIORITY	5

Access to Primary Care through Primary Care Networks

Percentage of Albertans enrolled in a Primary Care Network

Source: Ministry of Health, Alberta Health Care Insurance Plan Statistical Supplement, 2015-16; Claims Assessment System

For additional sources and notes see page 145

Results Analysis

This measure is defined as the percentage of Albertans informally enrolled in a Primary Care Network (PCN) as at March 31 of a given year. The result of this measure is based on the total number of patients enrolled in a PCN as a proportion of the total population covered under the Alberta Health Care Insurance Plan in a given fiscal year.

The 2016-17 result for this performance measure will not be available for reporting before publication of the Government of Alberta 2016-17 Annual Report; accordingly, this section will discuss results for 2015-16.

For 2015-16, the latest result for this measure shows that 78 per cent of Albertans have access to primary care through a PCN. It is one percentage point from meeting the target set for 2016-17 of 79 per cent. This result is one per cent higher than the previous year’s results and may be due to an additional 272 physicians participating in PCNs.

This increase brings the total number of physicians participating in PCNs in 2015-16 to 3,836. The trend demonstrates a gradual increase over time in both the number of physicians and Albertans associated with PCNs.

Primary care is the first point of contact a person has with the health system—the point where people receive care for most of their everyday health needs. Primary care is typically provided by: family physicians, nurses, dietitians, mental health professionals, pharmacists, therapists, and others. Primary care services include: prevention, diagnosis, treatment, follow-up of various health conditions, referrals to specialists and diagnostic services (e.g., laboratory tests or X-rays). Primary care places a strong emphasis on preventative interventions that could impact many aspects of health such as smoking cessation and healthy eating. Research has shown that access to primary health services is linked to better health outcomes, including improvements in the health status of individuals and a reduction in mortality rates.

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PERFORMANCE MEASURE	3	STRATEGIC PRIORITY	5

Access to Continuing Care Spaces

Percentage of clients placed in continuing care within 30 days of being assessed

Source: Alberta Health Services, 7 Meditech rings for the South, Central and North Zones and from 2 Strata Health Pathways applications by the Calgary and Edmonton Zones

For additional sources and notes see page 146

Results Analysis

Continuing Care Living Option refers to the level of care in a publicly-funded resident accommodation that provides health and support services appropriate to meet the client’s assessed unmet needs (i.e. Designated Supportive Living or Long-term Care).

The 2016-17 result of 56 per cent is six percentage points lower than the target of 62 per cent. A number of factors have contributed to this result including the curtailment of the planned investment in home care spending, as well as some unanticipated continuing care capacity and facility issues that arose in 2016-17. For example, some continuing care spaces did not open as originally planned this year; there were also some major water incidents in continuing care facilities requiring restoration work that resulted in displacement and repatriation of residents. These challenges have driven longer waits and higher waitlists for placement into Continuing Care Living Options. All delayed continuing care spaces are planned to open in the 2017-18 fiscal year.

To continue to address the broader capacity expansion need, the Government of Alberta is committed to increasing capacity for publicly-funded facility-based continuing care (which includes long-term care and designated supportive living). In Budget 2017, $322 million was committed over four years to expand facility-based continuing care spaces and the home and community care budget was boosted by $200 million. Capacity issues are expected to be partly addressed when the planned spaces start to become available across the next few years and as improvements to home and community care are realized.

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PERFORMANCE MEASURE	4	STRATEGIC PRIORITY	5

Influenza Immunization

Percentage of Albertans who have received the recommended annual influenza immunization

Source: Ministry of Health; Alberta Health Services (AHS); Alberta Blue Cross; Health Canada

For additional sources and notes see page 146

Results Analysis

Rates of influenza immunization have remained consistent.

Targets are not easily achievable for influenza vaccine as there is a short window to immunize the population. Influenza vaccine is not like other vaccines in terms of its effectiveness (approximately 35-50 per cent effective). The general public associates influenza with the “stomach flu.” A large number of people believe that influenza is not a serious illness and do not realize that they can carry it and infect high “at risk” people even if they do not feel sick.

Government works with Alberta Health Services (AHS), pharmacists and physicians across Alberta to facilitate access and communicate the importance of this program. Market research is conducted regularly to evaluate effectiveness of communication campaigns. An annual influenza program policy is developed with partners to support coverage and enhance the program.

Additional future management plans to increase rates include:

∎	AHS to target focus on increasing rates in the very young and the elderly (most at risk);

∎	Review the definition of “at risk” with influenza program partners (i.e. government, AHS, pharmacists, physicians) to facilitate greater access points and outreach to those at risk; and

∎	Increase capacity to get all influenza immunization events reported into the provincial immunization repository from all providers to allow for more accurate coverage rates .

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PERFORMANCE MEASURE	5	STRATEGIC PRIORITY	5

Family Support for Children and Disabilities (FSCD) Program (biennial survey)

Percentage of families who indicate the services provided had a positive impact on their family

Source: Ministry of Community and Social Services

Note(s): In 2012-13, the FSCD measure reported on the impact on the child. The measure was subsequently revised to focus on the extent to which the program has had a positive impact on the family.

For additional sources and notes see page 147

Results Analysis

The FSCD Program provides a wide range of family-centred supports and services to approximately 11,000 children and families each year. Services are meant to help strengthen families’ ability to promote their child’s healthy development and encourage their child’s participation in activities at home and in the community. Parent/guardian perception of a service impact on the family is viewed as a valid measure to demonstrate the effectiveness of the FSCD program.

In 2016-17, 90 per cent of the families who responded to the FSCD survey felt that the program had a positive impact on their family. This is consistent with the result in 2014-15 and is one percentage point below the target for 2016-17. While the result did not meet its expected target, it still indicates a high level of overall family satisfaction with the services provided by the FSCD program. Results over the past three survey cycles have consistently shown strong positive results.

In addition to the performance measure result, 92 per cent of the survey respondents indicated that the services provided by the FSCD program had a positive impact on their child and 87 per cent indicated that their family’s overall quality of life has increased due to the services received from the FSCD program. Overall agreement that the FSCD program has had a positive impact on the family is very similar across different diagnoses (e.g., autism, sensory, and physical disabilities) and satisfaction was observed to be the highest among families with children between the ages of 13 and 15 years.

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PERFORMANCE INDICATOR	1	STRATEGIC PRIORITY	5

Health Expenditures

Per capita provincial government health expenditures (actual dollars)

Source: Canadian Institute of Health Information (CIHI), National Health Expenditure Trends (NHEX), 1975-2016

Note(s): Forecasted results for the calendar year are available in November of the forecasted year; actual results have a two-year lag.

For additional sources and notes see page 148

Discussion

This indicator includes spending by the province (including Alberta Health Services) and health-related spending by other government departments and agencies.

Recent cost containment efforts have resulted in a downward trend in per capita cost increases. The current forecast result for 2015 and 2016 shows smaller growth in per capita provincial government expenditures of 1.9 per cent between 2015 and 2016, which is below population growth and inflation combined.

Government is committed to providing stable funding for health care by investing $21.4 billion in 2017-18. Alberta is moving towards community-based care which includes shifting from a focus on hospitals and facilities to more community-based care closer to home, planning and structuring health care around people and their community and enabling Albertans to be active partners in their own health. Investments in personal care and support services such as primary health care and continuing care, especially home care, will lead to more Albertans staying in their communities and out of hospital. Sound health system planning, governance, evaluation, leadership and decision-making are needed to support a culture of continuous improvement and excellence to provide high value health services to Albertans for future years to come.

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PERFORMANCE INDICATOR	2	STRATEGIC PRIORITY	5

Children Receiving Child Intervention Services as a Percentage of Alberta’s Child Population

Source: Ministry of Children’s Services

Note(s): The reported number of children receiving child intervention services is subject to change as data is updated on a regular basis. Data for 2016 is current as of April 28, 2017.

For additional sources and notes see page 148

Discussion

This indicator describes the percentage of children receiving child intervention services as a proportion of the total child population in Alberta. Intervention services are provided when there are concerns that a child or youth is being neglected or abused by their parent or guardian. Services are designed first and foremost to promote well-being, stability and continuity of relationships with families or legal guardians, and to protect children from further maltreatment.

A range of programs and services are available from community agencies and child intervention workers to help parents who are motivated and able to build on their strengths and keep their families well, in addition to supporting children who cannot remain safe in their homes.

In 2016, there were 929,305 children in Alberta, among which 15,559 were receiving child intervention services. This represents 1.7 per cent of the total child population in Alberta. The percentage of children in Alberta receiving child intervention services in 2016 was 0.1 percentage point higher than the result in 2015. Despite child population growth in Alberta, the child intervention caseload generally shows a declining trend from more than 18,000 in 2011 to just over 15,000 in 2016. This indicates that more vulnerable children are being supported to live at home with their families.

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PERFORMANCE MEASURES AND INDICATORS – SOURCES AND NOTES

STRATEGIC PRIORITY ONE

Alberta Enterprise Corporation (AEC) Funds

Source: Alberta Enterprise Corporation

Note(s): The last actual values may vary between the EDT business plan and the AEC annual report due to timing of the publication of the two documents. It is possible that entries to the EDT business plan may vary from the AEC annual report as the ministry business plan is prepared and completed before the fiscal year is over. This information is not available before March 31 of the fiscal year from the businesses and venture capital funds.

Current data is reported by AEC as of November 2016 as their latest available data while AEC completes its 2016-2017 Annual Report to be released in June. AEC requires that the data be directly provided from the funds in which they invest. AEC then removes double counting and provides the information to EDT. EDT reviews the information with AEC to ensure that the information is accurate and allocated correctly.

Value of AEC Funds Invested

Source: Alberta Enterprise Corporation

Note(s): The last actual values may vary between the EDT business plan and the AEC annual report due to timing of the publication of the two documents. It is possible that entries to the EDT business plan may vary from the AEC annual report as the ministry business plan is prepared and completed before the fiscal year is over. This information is not available before March 31 of the fiscal year from the businesses and venture capital funds.

Current data is reported by AEC as of November 2016 as their latest available data while AEC completes its 2016-2017 Annual Report to be released in June. AEC requires that the data be directly provided from the funds in which they invest. AEC then removes double counting and provides the information to EDT. EDT reviews the information with AEC to ensure that the information is accurate and allocated correctly.

Labour Force Participation Rate – Interprovincial Rank

Source: Statistics Canada Labour Force Survey

Note(s): Historical results have been restated to reflect updated census data information provided by Statistics Canada.

The Labour Force Survey provides information on the work activities of survey respondents during the week containing the 15th day of the month known as the reference week. The target population covered by the survey corresponds to all persons aged 15 years and over (working age population) residing in Canada, with the exception of the following: persons living on reserves and other Aboriginal settlements, full-time members of the Canadian Forces, and the institutionalized population. The labour force is the sum of the number of persons employed and the number of persons actively seeking employment (unemployed). This is calculated as a 12-month average for the calendar year.

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Tourism Expenditures

Source: Statistics Canada Travel Survey of Residents of Canada, the International Travel Survey, and the Ministry of Culture and Tourism

Note(s): The Travel Survey of Residents of Canada measures the size of domestic travel in Canada and provides information about the volume of trips and expenditures for Canadian residents. It is a sample survey run as a voluntary supplement to the Labour Force Survey. Respondents are randomly selected and asked to respond to the travel survey questionnaire. The International Travel Survey provides statistics on travellers to and from Canada using mail-back questionnaires, e-questionnaires, the Air Exit Survey as well as Frontier Counts. Both surveys are undertaken by Statistics Canada and sponsored by the Canadian Tourism Commission, Statistics Canada, provincial/territorial tourism agencies and other federal government departments.

The 2015 result is not directly comparable to previous results due to change in how expenditures by international visitors were identified. This year, all provinces and territories jointly made a decision to use only direct information from the International Travel Survey for the 2015 reference year, due to the travel and trip detail available from the survey. In previous years, data management and harmonization procedures were applied to the International Travel Survey data to better identify expenditures by international visitors. In 2016-17, Alberta led a Canada-wide cross-provincial pilot project to improve the information available about international tourism. Discussions are also underway with Statistics Canada on how to better collect data on international tourism for future years. The 2013 result was revised based on final data from Statistics Canada for the International Travel Survey.

Value-added Agriculture Products

Source: Ministry of Agriculture and Forestry

Note(s): The result for this measure is the total number of written confirmations provided by agri-processors for products that were developed with assistance from the ministry and successfully introduced to market.

At year-end, each industry client is asked to provide a written confirmation (or declaration) to verify all new value-added products that were developed with the assistance from the ministry and successfully introduced to market. Each industry client self-declares the following information: name of processing company; name of product(s), date the product entered the marketplace, signature of an authorized representative of the processing company, and ministry project lead. This information is aggregated and reported under this measure.

Value-added products include value-added food, beverage, and bio-industrial products and new crop varieties. Introduced to market refers to a product that has obtained a listing at retail or food service, domestically or internationally, as well as products that have been sold as ingredients for further manufacturing. Ministry staff assist industry clients in one or more of the following areas: product formulation, shelf-life, packaging, sensory evaluation, marketing and commercialization.

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The number of new products confirmed by industry clients are aggregated and reported for this measure. The data is collated from program areas within the ministry that are engaged in product development and commercialization.

Labour Force Participation Rate – By Group

Source: Statistics Canada Labour Force Survey

Note(s): Historical results have been restated to reflect updated census data information provided by Statistics Canada.

The Labour Force Survey provides information on the work activities of survey respondents during the week containing the 15th day of the month known as the reference week. The target population covered by the survey corresponds to all persons aged 15 years and over (working age population) residing in Canada, with the exception of the following; persons living on reserves and other Aboriginal settlements, full-time members of the Canadian Forces, and the institutionalized population. The labour force is the sum of the number of persons employed and the number of persons actively seeking employment (unemployed). This is calculated as a 12-month average for the calendar year.

The performance indicator looks at the labour force participation rate for all Albertans, Aboriginal Albertans living-off reserve, Alberta’s immigrant population and Alberta’s youth (aged 15-24). For each sub-group, the labour force participation rate is calculated as the percentage of people in the sub-group of the working age population that are either employed or actively seeking employment (unemployed) compared to the working age population of the sub-group. This is calculated as a 12-month average for the calendar year.

The labour force survey asks respondents if they identify themselves with at least one Aboriginal group, for example, North American Indian, Métis or Inuit.

A landed immigrant is a person who has been granted the right to live in Canada permanently by immigration authorities.

Manufacturing, Business and Commercial Services Gross Domestic Product (GDP) Growth

Source: Statistics Canada’s Cansim table 379-0030 – Gross domestic product (GDP) at basic prices, by North American Industry Classification System (NAICS), provinces and territories.

Note(s): This measure combines the following industries: manufacturing; transportation and warehousing; information and cultural industries; finance and insurance; professional, scientific and technical services; administrative and support, waste management and remediation services; arts, entertainment and recreation; accommodation and food services.

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Licensing University Technology

Source: Report on Competitiveness: Alberta 2015 (August 2016) and Association of University Technology Managers, Licensing Surveys Database

Note(s): Tracking the number of start-ups that start-ups license university technology provides an indication that innovations have commercial potential with a new business being formed and funded to capitalize on the opportunity. Licensing technology to start-up firms can be an effective way for new technologies to transfer from universities to wider society.

Because of the volatility of this indicator five-year averages are reported. The number of start-ups are reported on a per capita basis, i.e. number of start-ups divided by Alberta’s population.

Alberta Immigrant Nominee Program (AINP)

Source: Alberta Immigrant Nominee Program One-Year Post-Landing Follow-up Survey, Ministry of Labour

Note(s): Each year, AINP nominees are surveyed to determine if they are still living and working in Alberta, one year after obtaining permanent residency. The most recent results available are for AINP nominees that landed in 2014 and were surveyed in 2016 to allow one year to have passed from the date the nominee obtained permanent residency and to allow time for the survey to be conducted. AINP nominees are surveyed via an online survey distributed by email . A nominee was considered to be working and residing in Alberta if they answered that they currently reside in Alberta and that they were currently employed (including working and performing their job duties, on a paid maternity leave, on a paid leave of absence or on vacation). In 2016, 3,032 of the 4,908 nominees who landed in Alberta in 2014 responded to the survey. The survey response rate was 62 per cent. The resulting sample size produces results that are considered accurate to within +/- 1.1 percentage points, 19 times out of 20.

STRATEGIC PRIORITY TWO

Energy Consumption

Source: Energy consumption data reported by external retailers through utility bills and Environment and Climate Change Canada’s (ECCC) weather data, and Infrastructure’s Building and Land Information Management System for area of government-owned and operated facilities

Note(s): The methodology used to calculate this measure has been strengthened by improving how weather-normalization is calculated. Previously weather- normalization was done by applying a single factor based on an average of heating/cooling degree days from several weather stations across Alberta to every facility included in the measure. Currently each facility included in the measure is weather-normalized individually by using information from an assigned weather station in close proximity to the facility, using data from ECCC. Previous analysis indicated an overall downward trend in energy consumption intensity. However, when the improved methodology was applied, the results show energy consumption intensity increased. Due to the change in methodology, the baseline

134	GOVERNMENT OF ALBERTA 2016–17 ANNUAL REPORT

data and subsequent targets were revised to allow performance to be comparable to previous years.

Environmentally Sustainable Agriculture Practices (biennial survey)

Source: Ministry of Agriculture and Forestry

Note(s): An eligible ESA practice (or group) for the base calculation is based on farm type, farm site characteristics, and operation practices. The percentage of eligible environmentally sustainable agricultural practices adopted by each respondent is multiplied by a weighting factor to generate a weighted adoption score for each respondent. The result of this measure is the average weighted adoption score of all respondents expressed as a percentage.

The target population for Agriculture and Forestry’s Environmentally Sustainable Agriculture Tracking Survey is based on a list of commercial farmers in Alberta maintained by Ipsos Reid Corporation. The random and representative sample size was 500, providing a margin of error in provincial results of ± 4.4 per cent at a 95 per cent confidence level. The response rate was 14.2 per cent.

Data limitations include: producers that are not included in Ipsos Reid Corporation’s database (the source of the survey list); non-contactable subscribers (due to privacy legislation compliance); unreachable samples (due to wrong telephone numbers, answering machine, busy, no answer, etc.) and non-response; and disqualification due to failure to answer a required screening question.

Regulatory Compliance (Alberta Energy Regulator-AER)

Source: Alberta Energy Regulator (AER)

Note(s): Enforcement action is defined as an exercise of statutory power of the regulator in response to a finding of noncompliance including:

∎	Warning letters

∎	Notice of administrative penalties

∎	Enforcement orders

∎	Prosecutions

∎	Imposing of terms and conditions

∎	Shutting down of operations, and

∎	Suspension or cancellation of a licence, approval, permit or reclamation certificate

AER staff inspects operations of the upstream oil and gas and coal mining industries with respect to the drilling, production, and disposal of hydrocarbons and associated wastes. All inspection results are recorded into the Field Surveillance Inspection System and result in an outcome of compliant or noncompliant . If the inspection is noncompliant, the triage tool is used to assess the significance of the noncompliance, and determine the need for an investigation. If an investigation is warranted, information and evidence is collected relevant to the noncompliance. The investigation will determine if an enforcement action is required.

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The data is based on inspections performed in the following activities: drilling operations, gas facilities, oil facilities, pipelines, well servicing operations, drilling waste, well sites, coal mines, mineable oil sands and waste management facilities, and is counted based on the year the inspection was initiated.

Municipal Solid Waste to Landfills

Source: Ministry of Environment and Parks

Note(s): This measure indicates Alberta’s progress towards reducing the amount of municipal solid waste disposed in municipal landfills, as measured in kilograms of waste per capita per year. Residential waste from municipalities, and waste from the industrial, commercial and institutional sector, as well as waste from the construction, renovation and demolition sector disposed of in municipal landfills or participating private landfills are included in this measure. The calculation is based on the kilograms of municipal solid waste sent to landfill and the population served by each reporting landfill.

The information is collected from landfills with weigh scales and is voluntarily provided. The measure is calculated using the most up-to-date population statistics, either the Ministry of Municipal Affairs’ official provincial population list or Statistics Canada’s Census data. Approximately 86 per cent of Alberta’s population had access to service provided by reporting landfills in 2016. Estimates are used for the remaining population and are derived by multiplying the per capita disposal rate with the unmeasured population.

The target assumes a two per cent reduction in per capita disposal from the year prior. Targets for 2016 took into account a two per cent reduction in per capita disposal from 2014 results. It is expected this will translate to an approximately one per cent reduction in disposal or approximately 6 kilograms per capita. The 2013 result is seen as an outlier compared to the historical data. In order to make meaningful comparisons this value was excluded when targets were developed.

Municipal Client Satisfaction with Environmental Stewardship Grant Programs (biennial survey)

Source: Ministry of Transportation

Note(s): The Client Satisfaction Survey is completed every two years and measures the satisfaction of municipal partners with the ministry’s service for grant programs that support environmental stewardship. An independent research company conducted this survey amongst Transportation’s clients, namely Alberta municipalities, to determine their satisfaction with the ministry’s service delivery in 2016. The survey of 341 municipal level authorities that interact with ministry staff to access municipal grants received 168 responses; results are accurate within plus or minus 5.4 per cent, 19 times out of 20. The measure reports the cumulative percentage of respondents indicating they are either “somewhat satisfied”, “satisfied”, or “very satisfied” when asked about their overall satisfaction with ministry staff that administers municipal grants. Grants accessed include the Green Transit Incentives Program, Public Transit Infrastructure Fund, Strategic Transportation Infrastructure Program, Alberta Municipal Water/Wastewater Partnership, Water for Life, and the Clean Water and Wastewater Fund.

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Total Greenhouse Gas Emissions

Source: Environment and Climate Change Canada and the Ministry of Environment and Parks

Note(s): As a signatory to the United Nations Framework Convention on Climate Change Canada, ECCC is obligated to prepare and submit an annual national greenhouse gas inventory covering anthropogenic emissions by sources and removals by sinks. The total greenhouse gas emissions (GHG) indicator utilizes GHG emissions data taken from Environment and Climate Change Canada’s National Inventory Report 1990-2015: Greenhouse Gas Sources and Sinks in Canada. Environment Canada is responsible for preparing Canada’s official national inventory with input from numerous experts and scientists across Canada. Environment and Parks reports on Alberta’s total emissions as reported in the National/Provincial/Territorial Tables. Canada’s Inventory can be found at: http://www.ec.gc.ca/ges-ghg/default.asp?lang=En&n.

Data and methods used to develop the emission and removal estimates presented in the National Inventory Report are consistent with internationally accepted Intergovernmental Panel on Climate Change methodologies and reference documents. Data collection, validation, calculation and interpretation take almost 16 months from the end of the last reporting year which results in a two year reporting delay .

ECCC estimates GHG emissions by multiplying the level of human activity resulting in emissions over a certain time period by emission factors . Emission factors are based on samples of measurement data, and are representative rates of emissions for a given activity level under a given set of operating conditions. They are the estimated average emission rate of a given pollutant for a given source, relative to units of activity. Guidelines produced by the Intergovernmental Panel on Climate Change for countries reporting to the United Nations Framework Convention on Climate Change (http://unfccc.int/2860.php) provide methods for calculating GHG emissions from a given human activity. GHG are reported in carbon dioxide equivalents (CO2 eq), determined by multiplying the amount of emissions of a particular gas by the global warming potential of that gas. Greenhouse gases differ in their ability to absorb heat in the atmosphere due to their differing chemical properties and atmospheric lifetimes.

The United Nations Framework Convention on Climate Change has adopted updated global warming potentials to normalize emissions of all greenhouse gases to a reference gas (carbon dioxide), and implemented several methodological changes. As part of the continuous improvement process, recalculations are performed by ECCC annually on the previously reported GHG emission estimates, to reflect updates to source data and estimation methodology. The National Inventory Report provides a summary of the recalculations that occurred due to methodological changes and/or refinements since the previous submission, with a brief description, justification and summary of individual impacts on previously reported emission estimates. The 2014 results for Alberta were corrected from 274 to 276 million tonnes of CO2 eq.

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Provincial Air Quality Index

Source: Parkland Airshed Management Zone, Calgary Region Airshed Zone, Fort Air Partnership, Peace Airshed Zone Association, Palliser Airshed Society, Wood Buffalo Environmental Association, Lakeland Industry and Community Association, Alberta Capital Airshed and the Ministry of Environment and Parks Environmental Monitoring and Science Division

Note(s): This indicator measures the percentage of good air quality days in Alberta. Alberta’s Air Quality Index (AQI) is calculated based on a minimum of four and a maximum of five major pollutants: carbon monoxide, nitrogen dioxide, ozone, sulphur dioxide and fine particulate matter (PM2.5), which are measured hourly. The pollutant that gives the highest AQI value for each hour determines the AQI for that hour. The hourly AQI number is compared to AQI ranges that represent good (0-25), fair (26-50), poor (51-100) and very poor (>100) air quality. These categories are derived using formulas based on Alberta’s Ambient Air Quality Objectives. The total number of hours of good air quality is divided by the total number of hours with an AQI value for all stations in the year which meet completeness criteria. These fractions are then multiplied by the number of days in the year to determine the number of days in each air quality range. The number of days of good air quality is expressed as a percentage of the days in the year, to give the final performance indicator result. Environment and Parks and Airsheds monitor these pollutants and submit the results of this monitoring to Alberta’s Ambient Air Quality Data Warehouse which houses the source for this metric. New monitoring stations situated in urban centres are given consideration for proximity to industrial and non-industrial sources.

Results from 2016 are based on data from seventeen stations, located in Edmonton (4 stations), Calgary (3 stations), Fort McMurray (2 stations), Red Deer (2 stations), Grande Prairie, Cold Lake, Fort Saskatchewan, Sherwood Park, Medicine Hat and Lethbridge (1 station each). A station must have a valid AQI value for at least 75 per cent of hours in the year to be included in the calculation. A new station installed in St. Albert in 2016 did not operate for a sufficient portion of the year to meet this requirement, but will likely be included in the indicator results next year. The number of stations may change from year to year as stations are added, relocated, or if operational difficulties result in less than 75 per cent of AQI values being available. The figures reported in the 2016-17 annual report have been shifted to one decimal point to reduce rounding errors in the information.

Alternative and Renewable Energy Generation

Source: Alberta Utilities Commission (AUC)

Note(s): In early January of each year, a request is sent out to all Alberta electricity generators and distributors to submit electricity statistics. The AUC has the authority to collect such data based upon Section 8 of the Hydro and Electric Energy Regulation (Alberta Regulation 409/1983).

In Alberta, alternatives are defined as energy sources such as natural gas cogeneration that are more efficient than traditional energy sources like coal or natural gas for the production of electricity. Renewable energy is defined as energy sources that can be naturally regenerated within a human lifespan and in Alberta they include wind, solar, hydroelectricity, geothermal, biogas and biomass.

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STRATEGIC PRIORITY THREE

High School Completion

Source: Ministry of Education

Note(s): Alberta Education calculates the rate at which Alberta students complete high school within three, four, and five years of starting Grade 10.The provincial rate is calculated by dividing the number of high school completers by the number of students in the Grade 10 cohort, adjusted for attrition. Credentialed completers are those who have received an Alberta High School Diploma, an Alberta High School Equivalency Diploma or a Certificate of High School Achievement for completing knowledge and employability courses.

Non-credentialed completers refers to those students who leave school without one of the above credentials but who have earned credits in high school courses that enable them to continue into post-secondary or apprenticeship programs within three, four, or five years of starting Grade 10.

The tracking of Grade 10 Alberta students excludes some students such as those identified as having a severe or moderate cognitive disability or a severe multiple disability .

Current and historical results have been adjusted to reflect the change from previous data source systems to Provincial Approach to Student Information (PASI).

Post-secondary Transition

Source: Ministry of Education

Note(s): The high school to post-secondary transition rate reports the percentages of Alberta students in public, separate, francophone, charter, and accredited private schools who made the transition to post-secondary education including apprenticeships within six years of entering Grade 10.

The High School to Post-Secondary Transition Rate is calculated by dividing the number of students who enter post-secondary programs by the number of students in the Grade 10 cohort, adjusted for attrition.

Students from the Grade 10 cohort are counted as in-province post-secondary attenders if they are registered in a post-secondary-level program at an Alberta post-secondary institution or if they are registered in an apprenticeship program in Alberta .

Students are considered to have entered the post-secondary system if they attend a credit program, part-time or full-time, in a publicly-funded Alberta post- secondary institution. Information on post-secondary enrolments incorporates post-secondary Classification of Instructional Programs coding to better identify students enrolled in programs not deemed to be post-secondary level (e.g. academic upgrading). Students in these kinds of programs are not considered transitioners for the purpose of this measure.

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A student is considered to have entered the post-secondary system if the student has registered in an apprenticeship program. A student registered in the Registered Apprenticeship Program (RAP) is not considered to have entered the post-secondary system as students in RAP are high school students. The Alberta Student Number is used to match students from the Grade 10 cohort with the apprentices in the Apprenticeship, Trade and Occupation Management System, Alberta Advanced Education’s apprenticeship information system. Students identified as attending both a post-secondary institution and having registered in an apprenticeship program are reported as attending a post-secondary institution.

Alberta Education does not specifically track Alberta students who participate in post-secondary programs outside of Alberta. An estimate of the number of students who have left the province to pursue post-secondary education is therefore factored into the High School to Post-Secondary Transition Rate.

Current and historical results have been adjusted to reflect the change from previous data source systems to PASI.

Literacy

Source: Ministry of Education

Note(s): This measure reports the percentage of students who achieve the acceptable standard on language arts diploma examinations. Students who achieve the acceptable standard have developed the foundational skills needed to become literate adults. The language arts measure is an average of the results in the following four subjects, weighted by the total number of individuals that wrote each of the exams: English Language Arts 30-1; English Language Arts 30-2; French Language Arts 30-1; and Français 301.

Results on diploma examinations show how well Alberta students in public, separate, francophone, charter and accredited private schools are meeting provincial expectations as outlined in the Programs of Study. Examination items are developed and standards are established by committees of teachers. The examination design is vetted through committees of stakeholders and by a standard-setting committee of teachers.

A test equating initiative has been phased in for the diploma examination program so that over time examinations are consistent and the results are comparable.

Diploma examination results are reported in relation to the acceptable standard and the standard of excellence. Students achieving the acceptable standard demonstrate that they have met the basic requirements of the course. A mark of 50 per cent on the examination represents the acceptable standard in a diploma examination course. A mark of 80 per cent on the examination represents the standard of excellence and indicates the student has demonstrated performance significantly beyond the minimum requirements of the course.

Data for the current year (2016-17) are not available until October 2017.

Post-secondary Education

Source: Satistics Canada, Labour Force Survey

Note(s): The measure is calculated by dividing the number of Albertans age 18-34 who reported participation in a university, college, or other post-secondary institution by the total number of individuals in that age range. Data on the population and number of participants is received from Statistics Canada and compiled from the results of the Labour Force Survey. The Labour Force Survey is a monthly, Canada-wide survey of a representative sample of households in the provinces and territories. Data is collected on all members of the household who are 15 years of age or older . Persons living on reserves, inmates of institutions and full-time members of the Canadian Armed Forces are excluded from the survey. The calculation of this measure uses an eight-month average (January to April and September to December) to account for the fact that many post-secondary students attend school during the fall and winter semesters while working during the summer.

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Sponsored Research Revenue

Source: Comprehensive Academic Research Institutions, collected by Economic Development and Trade

Note(s): This output measure reflects research capability in Alberta through the success of comprehensive academic and research institutions (universities) in attracting sponsored research funding from several sources. The results give an indication of the research capability, capacity and competitiveness of these institutions .

Sponsored research revenues are those received outside of the university base operating grant and include both research grants and research contracts. The data describes funding from provincial and federal governments, industry and non-profit organizations, and includes capital investments.

International Literacy (15 years old)

Source: Council of Ministers of Education, Canada

Note(s): The Programme for International Student Assessment (PISA) seeks to measure the extent to which youth, at age 15, have acquired some of the knowledge and skills that are essential for full participation in modern societies. Member countries of the Organisation for Economic Co-operation and Development, along with partner countries and economies, developed PISA to improve their understanding of what makes young people – and education systems as a whole – successful. The project reports on reading, mathematical and scientific literacy every three years. Reading literacy is defined as an individual’s capacity to understand, use, reflect on and engage with written texts, in order to achieve one’s goals, to develop one’s knowledge and potential, and participate in society.

One method to summarize student performance and to compare the relative standing of countries or provinces is by examining their average test scores. However, ranking countries and provinces simply based on their average scores can be misleading because there is a margin of error always associated with each score. Instead, ranges of scores, called confidence intervals, that take such margin of error into account, must be used in order to identify whether statistically significant differences in average scores exist when comparing countries and provinces or comparing achievement over time.

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Total Research and Development

Source: Statistics Canada’s table 88-221-X Gross Domestic Expenditures on Research and Development in Canada (GERD), the Provinces and Territories

Note(s): Statistics Canada’s table 88-221-X Gross Domestic Expenditures on Research and Development in Canada (GERD), the Provinces and Territories was discontinued with the last year of available statistics being 2013. This measure has been replaced in Economic Development and Trade’s business plan with a new performance indicator focused on per capita research investment by the federal government in post-secondary institutions in Alberta and across Canada which provides further insight into the opportunity Alberta has to leverage further investment from the federal government into research and development in Alberta.

STRATEGIC PRIORITY FOUR

Family Enhancement and Child Intervention Services

Source: Ministry of Children’s Services

Note(s): This measure describes the percentage of children and youth with a new child intervention file who did not have an open child intervention file in the previous 12 months. This includes children and youth both in and out of care. As of March 2017, the average monthly caseload in Child Intervention Services was 10,433 children (3,259 Not In Care and 7,174 In Care).

The measure’s result is determined by consulting the Child Intervention Case Information Online (CICIO) system to assess whether children and youth who opened a file with Child Intervention Services had a previous child intervention file closure (i.e. the conclusion of services under a family enhancement agreement or child protection file) in the last 12 months. Only children and youth whose file closure occurred prior to their 18th birthday are included to determine the result. Among the 6,378 children who had files opened with Child Intervention Services, 831 children did not have a previous Child Intervention Services involvement within the last 12 months.

Family Violence and Bullying Awareness (biennial survey)

Source: Ministry of Community and Social Services

Note(s): This measure shows the level of success the ministry is achieving in increasing public awareness about the various ways Albertans can help in situations where family violence or bullying may be occurring. The last available survey results are from the 2015-16 fiscal year when 900 Albertans were interviewed. The next available survey results are forthcoming in 2017-18.

This measure involves a biennial telephone survey of a sample of Albertans 16 years and older to examine public awareness and understanding of family violence and bullying. The results for this measure are based on survey questions related to exposure to information n family violence and bulling and to what extent this information enabled respondents to feel better able to help in a family violence or bullying situation.

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Maintenance Enforcement Payment Rate

Source: Ministry of Justice and Solicitor General

Note(s): The amount of regular payments is a proxy measure for Maintenance Enforcement Program’s (MEP’s) compliance rate on cases enrolled. Terms of maintenance orders and agreements are entered into the Maintenance Information Management System (MIMS). The overall amount of maintenance payments that are due each month are then totaled by MIMS. Payments received are also entered into the system and totaled monthly by MIMS. The performance measure shows the amount of regular maintenance collected as a percentage of the regular maintenance due. It does not reflect collection of MEP-charged fees or penalties, any arrears, or any variable extraordinary expenses. The result is calculated on a monthly basis by dividing the amount of regular maintenance collected in a month by the amount of regular maintenance due in that month. The annual result is an average of the monthly results. The methodology for this measure was adapted from a similar measure developed by the Canadian Centre for Justice Statistics.

Indigenous Children in Care

Source: Ministry of Children’s Services

Note(s): This measure is an indicator of Indigenous children and youth receiving culturally-appropriate services through foster care or kinship care. When it is necessary to bring an Indigenous child into care, attempts are made to place the child in their community, with extended family, with individuals emotionally connected to the child or with a family of a similar Indigenous background.

The measure’s result is derived by dividing the number of Indigenous children in foster/kinship care who are placed with Indigenous families by the total number of Indigenous children in foster/kinship care. Data is pulled from the Child Intervention Case Information Online (CICIO) system. Among the 4,934 Indigenous children and youth in foster care or kinship care, 2,097 were placed with an Indigenous foster or kinship care family during the period of April 1, 2016 to March 31, 2017.

Volunteerism

Source: Ministry of Culture and Tourism, Survey of Albertans on Culture and Tourism

Note(s): The Survey of Albertans is a province-wide telephone survey of adult Albertans conducted by the ministry. The survey was undertaken by an independent research firm that conducted and collected 1,000 responses using a random sample stratified by age group, gender and geographic location to be representative of Alberta’s population. The landline sample was drawn randomly from the most recent residential phone listings of Alberta and the wireless sample was drawn randomly from the most recent working cell phone lists. Albertans were asked questions on topics such as the arts, volunteerism, heritage, tourism, recreation and participation in organized sport in the past year. Interviews were

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conducted from January 26 to February 23, 2017, by trained and experienced interviewers. At least 10.0 per cent of all coding was independently reviewed for quality assurance. The response rate for the survey was 20.1 per cent and the margin of error at +/- 3.1 per cent, 19 times out of 20.

Awareness of Elder Abuse

Source: Ministry of Seniors and Housing Elder Abuse Training Session Surveys

Note(s): The data for this indicator is updated by the coordinator after every Taking Action Against Elder Abuse training session. Participants are given a pre-and post-session survey to determine their level of knowledge and skills with respect to elder abuse before and after training . Questions are related to ability to identify elder abuse, and knowledge of topics including: protective laws and tools, myths and biases of aging, broad context of elder abuse, ability to respond, how to make referrals, vulnerability and contributing factors for victims and perpetrators, skills and understanding to reconnect, resources and community response models, and self-care. The number of individuals who have increased knowledge is demonstrated as a percentage of the total number of respondents. This is reported based on all training sessions performed in a given fiscal year (April 1 to March 31).

Crime Severity Index

Source: Statistics Canada, Canadian Centre for Justice Statistics, Table 252-0052, Crime Severity Index and weighted clearance rates

Note(s): The crime rate and the Crime Severity Index (CSI) are complementary measures of police-reported crime. The crime rate measures the volume of crime reported to the police per 100,000 population, while the CSI measures both the volume and severity of crimes reported to the police.

To calculate the CSI, the weighted offences are summed and then divided by the population. As with the other indexes, to simplify comparison, the CSI is then standardized to a base year of “100” (for the CSI, the base year is 2006). In other words, all CSI values are relative to the Canada-level CSI for 2006. CSI values are available back to 1998.

The crime severity index is calculated using Incident-based Uniform Crime Reporting Survey (UCR2) data. For the period from 1998 to 2015 incident-based UCR2 data are not available for all respondents. In order to report this level of detail for police services still reporting to the Aggregate Uniform Crime Reporting Survey (UCR) over this time, a process of imputation was applied to derive counts for violations that do not exist on their own in the aggregate survey. For approximately 80 percent of the aggregate offence codes, there is a 1:1 mapping with a new incident-based violation code. For violations where this was not the case, such as the aggregate other Criminal Code category, it was necessary to estimate (impute) this figure using the distribution of other Criminal Code offences from existing Incident-based UCR2 respondents.

Women’s Labour Force Participation Rate

Source(s): Statistics Canada, Table 282-0138 1, Labour Force Survey estimates (LFS), by population centres and rural areas based on 2011 Census boundaries, sex and age group and Statistics Canada, Table 282-0226 1, Labour Force Survey estimates (LFS), by Aboriginal (off-reserve) group, sex and age group, Canada, selected provinces and regions, http://www5.statcan.gc.ca/cansim/a47

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Note(s): The Labour Force Survey provides information on the work activities of survey respondents during the week containing the 15th day of the month known as the reference week. The target population covered by the survey corresponds to all persons aged 15 years and over (working age population) residing in Canada, with the exception of the following; persons living on reserves and other Aboriginal settlements, full-time members of the Canadian Forces, and the institutionalized population. The Labour Force Survey asks respondents if they identify themselves with at least one Aboriginal group (e.g. North American Indian, Métis or Inuit). Includes persons who reported being an Aboriginal person, that is, First Nations (North American Indian), Métis or Inuk (Inuit), or those who reported more than one identity. Excluded from the survey’s coverage are persons living on reserves and other Aboriginal settlements in the provinces as well as those living in the territories. Inuit and multiple identities are included in the Aboriginal total but are not shown separately due to small sample sizes The labour force is the sum of the number of persons employed and the number of persons actively seeking employment (unemployed). This is calculated as a

12-month average for the calendar year.

STRATEGIC PRIORITY FIVE

Unplanned Readmissions of Mental Health Patients

Source: Canadian Institute for Health Information (CIHI); Alberta Health Services, Provincial Inpatient Database

Note(s): This measure is defined as the number of discharged patients readmitted to any acute hospital in Alberta as selected mental illness within 30 days of index discharge divided by the number of index discharges with Most Responsible Diagnosis (MRDx) as selected mental illness multiplied by 100.

Risk Adjusted rate (observed cases divided by expected cases) multiplied by the Canadian average rate:

a)	The Canadian average rate is based on 2010-11 as provided by CIHI;

b)	The observed number of cases is the actual count of readmissions to a hospital; and

c)

The expected number of cases is based on the sum of the probabilities of readmissions to a hospital. Coefficients from CIHI used for calculating the probability of readmissions were from logistic regression models on the following independent variables – age, sex, multiple previous admissions for a selected mental illness (two or more) during the past 12 months, discharges against medical advice, substance abuse related disorder, schizophrenia, anxiety disorder, and personality disorder.

Access to Primary Care through Primary Care Networks

Source: Ministry of Health, Alberta Health Care Insurance Plan Statistical Supplement, 2015-16; Claims Assessment System (CLASS)

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Note(s): This measure is defined as the percentage of Albertans informally enrolled in a primary care network (PCN) as at March 31 of a given year.

The percentage of Albertans enrolled in PCNs is calculated by dividing the total number of Albertans informally enrolled in PCNs in a given fiscal year (April 1 to March 31) by the total population covered by the Alberta Health Care Insurance Plan as at March 31 of the same fiscal year, and then multiplying the resulting quotient by 100 to obtain the percentage.

The numerator is the total number of patients enrolled in PCNs in a given year (April 1 to March 31), as reported in Table 2.29 Primary Care Networks: Distribution by Health Region (AHS Zone), Number of Primary Care Physicians, Number of Patients, and Total Payments for the Service Year April 1, 2015 to March 31, 2016, Alberta Health Care Insurance Plan Statistical Supplement. Patients are considered to be enrolled in a PCN when they are assigned to a physician/nurse practitioner/pediatrician registered to a PCN.

The number of patients enrolled in a PCN is calculated by the payments issued to the program, which is associated with the providers within the PCN. The payments to the PCN are identified by the payments the providers receive through the Claims Assessment System (CLASS). CLASS is an application that collects and processes claims transactions for physicians of multiple disciplines and provides information of compensation for physician services.

The denominator is the number of people with an Alberta Personal Health Number that are registered and covered under the Alberta Health Care Insurance Plan as at March 31 of a given year. This number is reported in Table 1.1 of the Alberta Health Care Insurance Plan Statistical Supplement.

Access to Continuing Care Spaces

Source: Alberta Health Services, 7 Meditech rings for the South, Central and North Zones and from 2 Strata Health Pathways applications by the Calgary and Edmonton Zones.

Note(s): Percent of clients admitted to a continuing care living option (supportive or facility living) within 30 days of the Assessed and Approved date.

Continuing Care Living Option refers to the level of care in a publicly funded resident accommodation that provides health and support services appropriate to meet the client’s assessed unmet needs (i.e. Designated Supportive Living Level 3 or 4, or Long-term Care).

Assessed and Approved date refers to the date the client is placed on the waitlist for a continuing care living option following the completion of the assessment and approval process.

The result is calculated based on the number of individuals admitted to a Continuing Care Living Option within 30 days of their Assessed and Approved date divided by the total number of individuals admitted to a Continuing Care Living Option (supportive or facility living) during the reporting period, expressed as a percentage.

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Influenza Immunization

Source: Ministry of Health; Alberta Health Services (AHS); Alberta Blue Cross; Health Canada

Note(s): Numerator (count of those immunized by age category): AHS Zones; Alberta Blue Cross Pharmacy Billing Data; First Nations and Inuit Health, Health Canada, Alberta Region.

Denominator: Alberta’s Interactive Health Data Application, Influenza Immunization Priority Group Populations, Long-term Care Resident.

Data are collected during the influenza season, when the influenza vaccine is administered, which is typically October 1 to March 31 each year. However, there may be immunization events that fall outside this range depending on how long the influenza virus circulates in Alberta and which are not included in the immunization rate data. First Nations people living on reserve are included.

Immunization data is manually collected in each zone by AHS. Data is representative of all doses administered up until April of each year. Data is aggregated by each zone and sent centrally for inclusion into the provincial AHS report. Data includes all immunizations delivered by AHS, community providers (including but not limited to physician offices, pharmacists, occupational health service providers, longterm care, acute care, student health services at post-secondary institutions and First Nations Inuit Health Branch).

Seniors aged 65 and over: Immunization rate (number of seniors aged 65 years and over who received one dose of the influenza vaccine)/(mid-year population estimate of age category) x 100.

Children aged 6 to 23 months: Immunization rate (number of children aged six to 23 months who received dose 2 of 2 or an annual dose of the influenza vaccine)/(mid-year population estimate of age category) x 100.

Residents of long-term care facilities: Immunization rate (number of residents in the facilities on December 15, 2016, who received the vaccine). It is necessary to define the immunization rate for residents of long-term care facilities in this way due to the high turnover in this population. Otherwise the result would be an immunization rate over 100 per cent. Time period of results reported is from October 1, 2016 to December 15, 2016.

Family Support for Children and Disabilities (FSCD) Program

(biennial survey)

Source: Ministry of Community and Social Services

Note(s): The result for this measure is obtained through a survey of all families with an active agreement on September 30, 2016. Although the survey was provided to all families, the final valid population size (i.e., total population minus not-in-service telephone numbers, business numbers, individuals who stated they did not receive services from FSCD) was 8,370 people.

The survey response rate was 23.6 per cent (1,979 completed surveys divided by a population of 8,370). The overall margin of error for the survey results was equal to ± 1.9 per cent, 19 times out of 20. Respondents had the opportunity to participate by telephone, online or by faxing or mailing in the completed survey.

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The exact wording of the question used in the survey was as follows: “How much do you agree that the services provided to you by the FSCD Program have had a positive impact on your family?” The possible answers for a respondent to select were (1) Strongly Agree, (2) Agree, (3) Disagree, (4) Strongly Disagree. The combined responses of Strongly Agree and Agree are used to calculate the performance measure result.

Health Expenditures

Source: Canadian Institute of Health Information (CIHI), National Health Expenditure Trends (NHEX), 1975 to 2016.

Note(s): Data is extracted annually from provincial/territorial government public accounts. Programs and/or program items are classified into health expenditure categories according to accepted and standardized methods and definitions used in estimating national health expenditure. Data from the public accounts is supplemented with information from provincial/territorial government department annual reports and annual statistical reports when available as well as information provided by provincial/territorial government department officials.

Adjustments for regional health authority and/or hospital deficits or surpluses are not made in NHEX unless the provincial government assumes them. If deficits or surpluses are assumed by the provincial government, they are allocated to the years when the regional health authority and/or hospitals accumulated them. As part of the preparation of this report, CIHI’s estimates of provincial/ territorial government health expenditures are submitted to provincial/territorial departments of health for review.

To obtain per capita provincial government health expenditure, the provincial government health expenditure is divided by population estimates from the Demography Division of Statistics Canada.

Children Receiving Child Intervention Services as a Percentage of Alberta’s Child Population

Source: Ministry of Children’s Services

Note(s): This indicator describes the percentage of children receiving child intervention services as a proportion of the total child population in Alberta. Children receiving child intervention services include children and youth that are under either a not-in-care or an in-care legal authority.

This indicator result is determined by consulting the Child Intervention Case Information Online system to determine how many unique children had an open child intervention legal authority (not in care or in care) at any point during the calendar year. To determine the child population (0–17 years) in Alberta during the calendar year, CANSIM table 051-0001 from Statistics Canada is referenced.

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